As filed with the Securities and Exchange Commission on April 24, 2015

Registration No.  __________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISUALANT, INCORPORATED

(Exact name of registrant as specified in charter)

Nevada	90-0273142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3920
(Primary Standard Industrial Classification Number)

500 Union Street, Suite 420, Seattle, Washington USA	98101
(Address of principal executive offices)	(Zip Code)

206-903-1351
(Registrant's telephone number, including area code)

N/A
(Former name, address, and fiscal year, if changed since last report)

Ronald P. Erickson, Chief Executive Officer
Visualant, Incorporated
500 Union Street, Suite 420
Seattle, WA 98101
206-903-1351

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James F. Biagi, Jr. Fifth Avenue Law Group, PLLC 701 5th Avenue, Suite 2800 Seattle, WA 98104-7023 Telephone: 206-587-5700	Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Telephone: 212-262-6700

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Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement is declared effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting Company	☒
(Do not check if a smaller reporting Company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate	Amount of
Securities to Be Registered	Offering Price (1)	Registration Fee (2)
Common Stock, par value, $.001 per share (3)	$10,000,000	$1,162

Warrants to purchase Common Stock (4)

Common Stock underlying Warrants (4)

Representative's Warrants to purchase Common Stock (4)

Common Stock underlying Representative's Warrants (4)

Total	$10,000,000	$1,162

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Includes shares of common stock and warrants to purchase shares of common stock that may be sold pursuant to the exercise of a 45-day option the underwriters to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)
Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(4)	No registration fee pursuant to Rule 457(g) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICTING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 24, 2015

PRELIMINARY PROSPECTUS

_____________ SHARES OF COMMON STOCK AND
WARRANTS TO PURCHASE ______________ SHARES OF COMMON STOCK

Visualant, Incorporated

We are offering _____________ shares of our common stock, $0.001 par value per share, together with warrants, exercisable for one share of common stock, to purchase _____________ shares of our common stock.

Our common stock is quoted on the OTCQB Marketplace, operated by OTC Markets Group, under the symbol "VSUL". We have applied for listing of our common stock and the warrants to be sold in this offering on The NASDAQ Capital Market under the symbols "VSUL" and “VSULW”, respectively. No assurance can be given that our application will be approved. On April 21, 2015, the last reported sale price for our common stock on the OTCQB Marketplace was $0.07 per share.  We intend to complete a reverse stock split of our outstanding common stock prior to the completion of this offering.  The warrant, option, share and per share information in this prospectus does not give effect to the proposed reverse split.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 8 IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS THE INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share (1)	Per Warrant (1)	Total
Public offering price	$	$	$
Underwriting discounts and commissions (2)	$	$	$
Proceeds, before expenses, to us (3)	$	$	$

(1) One share of common stock is being sold together with a warrant, with each warrant being exercisable for the purchase of one share of common stock.

(2) We have agreed to issue warrants to the underwriters and to reimburse the underwriters for certain expenses. See “Underwriting” on page 73 of this prospectus for a description of these arrangements.

(3) Does not include any proceeds from the exercise of warrants, if any.  We estimate the total expenses of this offering will be approximately $_____________.

The underwriters expect to deliver our securities, against payment, on or about _________, 2015.

We have granted the underwriters a 45-day option to purchase up to __________ additional shares of common stock and/or additional warrants to purchase up to ____________ additional shares of common stock from us at the offering price for each security, less underwriting discounts and commissions, to cover over-allotments, if any.

Sole Book Running Manager
Maxim Group LLC

Co-Manager
 The Benchmark Company, LLC

The date of this prospectus is _________________, 2015

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You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors". These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Special Note Regarding Forward-Looking Statements".

Our trademarks Visualant™ and ChromaID™ are used throughout this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the "Risk Factors" section of this prospectus and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.

As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our," "our company" and "Visualant" refer to Visualant, Incorporated and our wholly owned subsidiary TransTech Systems, Inc., unless the context otherwise requires.

On April __, 2015, our Board of Directors approved, subject to stockholder approval, a reverse split of our common stock, in a ratio to be determined by our Board of Directors, of not less than 1-for-50 nor more than 1-for-150. We intend to effectuate the reverse split of our common stock in a ratio to be determined by our Board of Directors prior to consummation of this offering. The warrant, option, share and per share information in this prospectus does not give effect to the proposed reverse stock split.

Overview

Our Company

We are focused primarily on the development of a proprietary technology which is capable of uniquely identifying and authenticating almost any substance using light to create, record and detect the unique digital “signature” of the substance.  We call this our “ChromaID™” technology.

Our ChromaID™ Technology

We have developed a proprietary technology to uniquely identify and authenticate almost any substance. This patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material.  This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature.  Each ChromaID signature is comprised of hundreds or thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light that are outside the humanly visible light spectrum. The data obtained allows us to create a very specific and unique ChromaID signature of the substance for a myriad of authentication and verification applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light.  Spectrophotometers typically have a higher cost and utilize a form factor more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific frequencies of light resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications.  The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible in size, shape and configuration.  The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. The Visualant scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result.

ChromaID was invented by leading scientists from the University of Washington under contract with Visualant.  We have pursued an aggressive intellectual property strategy and have been granted seven patents.  We also have 22 patents pending.  We possess all right, title and interest to the issued patents.  Ten of the pending patents are licensed exclusively to us in perpetuity by our strategic partner, Intellectual Ventures, through its subsidiary Invention Development Management Company, or IDMC.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business.  TransTech is a distributor of products for employee and personnel identification.  TransTech currently provides substantially all of our revenues.  We intend, however, to use the majority of the proceeds of this offering to further develop and market our ChromaID technology.

The following summarizes our plans for our proprietary ChromaID technology. Based on our anticipated expenditures on this technology, the expected efforts of our management and our relationship with Intellectual Ventures and its subsidiary, IDMC, and our other strategic partner, Sumitomo Precision Products, we expect our ChromaID technology to provide an increasing portion of our revenues in future years from product sales, licenses, royalties and other revenue streams.

IDMC Relationship

In November 2013, we entered into a strategic relationship with IDMC, a subsidiary of Intellectual Ventures, a private intellectual property fund with over $5 billion under management.  Intellectual Ventures owns over 40,000 IP assets and has broad global relationships for the invention of technology, the filing of patents and the licensing of intellectual property.  IDMC has worked to expand the reach and the potential application of the ChromaID technology and has filed ten patents base on the ChromaID technology, which it has licensed to us. In connection with IDMC’s work to expand our intellectual property portfolio, we agreed to curtail outbound marketing activities of our technology through the third fiscal quarter of 2014.

Initial testing in our laboratories and the work of the IDMC team has shown that the ChromaID technology has a number of broad and useful applications, some of which include:

•	Milk identification for quality, protein and fat content and impurities
•	Identification of liquids for counterfeits or contaminants
•	Detecting adulterants in food and food products compromising its quality
•	Color grading of diamonds
•	Identifying real cosmetics versus counterfeit cosmetics
•	Identifying counterfeit medications versus real medications
•	Identifying regular flour versus gluten-free flour
•	Authenticating secure identification cards

Products

Our first delivered product, the ChromaID Lab Kit, scans and identifies solid surfaces. In the fourth fiscal quarter of 2014, we began marketing this product to customers who are considering licensing the technology. Target markets include commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security card businesses, cosmetic companies, scanner manufactures and food processing companies.

Our second product, the ChromaID Liquid Lab Kit, scans and identifies liquids.  This product is currently in prototype form.  Similar to our first product, it will be marketed to customers who are considering licensing the technology. Rather than use an LED emitter to reflect light off of a surface that is captured by a photodiode to generate a ChromaID signature, the liquid analysis product uses a “transmissive” process by shining a light through the liquid, with the LEDs positioned on one side of the liquid sample and the photo detectors on the opposite side. This device is in a functional state in our laboratory and we anticipate having a Liquid ChromaID Lab Kit available for customers by our fourth fiscal quarter ending September 30, 2015.  Target markets include water companies, petrochemical companies, pharmaceutical companies, and numerous consumer applications.

The ChromaID Lab Kits allows potential licensors of the ChromaID technology to work with our technology and develop solutions for their particular application.

Our Commercialization Plans for the ChromaID Technology

We shipped our first ChromaID product, the ChromaID Lab Kits, to our strategic partner IDMC during the last calendar quarter of 2013 and first calendar quarter of 2014, after we completed final assembly and testing. As part of our agreement with IDMC, we curtailed our ChromaID marketing efforts through the fourth calendar quarter of 2014 while IDMC worked to expand our intellectual property portfolio.  Thereafter we have begun to actively market the ChromaID Lab Kits to interested and qualified customers.  To date, we have achieved limited revenue from the sale of our ChromaID Lab Kits.

The Lab Kit includes the following:

ChromaID Scanner. A small device made with electronic and optical components and firmware, which pulses light onto a flat material and records and digitizes the light that is reflected back from that material.  The current device is about the size of a typical flashlight (5.5” long and 1.25” diameter).  However, the technology can be incorporated into almost size, shape or configuration.

ChromaID Lab Software. A software application that runs on a Windows PC. The software allows for configuration of the scanner, controls the behavior of the ChromaID Scanner, displays a graph of the captured ChromaID signature profile, stores the ChromaID signature in a database and uses algorithms to compare the accuracy of the match of the unknown scan to the known ChromaID signature profile.

Software Development Toolkit. A collection of software applications, API (an abbreviation of application program interface – a set of routines, protocols, and tools for building software applications) definitions and file descriptions that allow a customer to extract the raw data from the ChromaID signatures and run their own software routines against that raw data.

The ChromaID Lab Kit allows customers to experiment with and evaluate the ChromaID technology and determine if it is appropriate for their specific applications. The primary electronic and optical parts of the ChromaID scanner, called the “scan head,” could be supplied to customers to integrate into their own products.  A set of ChromaID Developer Tools is also available. These allow customers to develop their own products based on the ChromaID technology.

Based on the commercialization plans outlined above, our business model anticipates deriving revenue from several sources:

•	Sales of the ChromaID Lab Kit and ChromaID Liquid Lab Kit
•	Non Recurring Engineering (NRE) fees to assist customers with ChromaID scanner integration into their products
•	Licensing of the ChromaID technology
•	Royalties per unit generated from the sales of scan heads
•	Per click transaction revenue from accessing the unique ChromaID signatures
•	Developing custom product applications for customers
•	ChromaID database administration and management services

Our Acceleration of Business Development in the United States and Around the World

We are coordinating our business development, sales and marketing efforts with those of our strategic partners IDMC and Sumitomo Precision Products, to leverage market data and information in order to focus on specific target vertical markets which have the greatest potential for early adoption.  The ChromaID Lab Kit provides a means for us to demonstrate the technology to customers in these markets. It also allows customers to experiment with developing unique applications for their particular use case. Our Business Development team is pursuing license opportunities with customers in our target markets.

There are no requirements for FDA or other government approvals for the current applications of our ChromaID technology. Over time, as we explore the applications of our ChromaID technology for medical diagnostics and other applications, we expect there will be requirements for FDA and other government approvals before applications using the technology in medical and other regulated fields can enter the marketplace.

Research and Development

Our research and development efforts are primarily focused on improving the core foundational ChromaID technology and developing new and unique applications for the technology.   As part of this effort, we typically conduct testing to ensure that ChromaID application methods are compatible with the customer’s requirements, and that they can be implemented in a cost effective manner. We are also actively involved in identifying new application methods.  Our team has considerable experience working with the application of light-based technologies and their application to various industries. Our research and development efforts are supported internally, through our relationship with IDMC and through contractors led by Dr. Tom Furness of the University of Washington and his team at RATLab LLC.

TransTech Systems, Inc.

Our wholly owned subsidiary, TransTech Systems, Inc. (“TransTech”), is a distributor of products, including systems solutions, components and consumables, for employee and personnel identification in government and the private sector, document authentication, access control, and radio frequency identification.  TransTech provides these products and services, along with marketing and business development assistance to value-added resellers and system integrators throughout North America.

We expect our ownership of TransTech to accelerate our market entry and penetration through well-operated and positioned dealers of security and authentication systems, thus creating a natural distribution channel for products featuring our proprietary ChromaID technology.  TransTech currently provides substantially all of our revenues.  Its management team functions independently from Visualant’s and its operations require a minimal commitment of our management time and other resources.

Agreements with Sumitomo Precision Products Co., Ltd.

In May 2012, we entered into a Joint Research and Product Development Agreement (the “Joint Development Agreement”) with Sumitomo Precision Products Co., Ltd., a publicly-traded Japanese corporation, for the commercialization of our ChromaID technology.   In March 2013, we entered into an amendment to this agreement, which extended the Joint Development Agreement from March 31, 2013 to December 31, 2013.   The extension provided for continuing work between Sumitomo and Visualant focused on advancing the ChromaID technology and market research aimed at identifying the most significant markets for the ChromaID technology. This agreement expired December 31, 2013. This collaborative work supported the development of the ChromaID Lab Kit. The current version of the technology was introduced to the marketplace as a part of our ChromaID Lab Kit during the fourth quarter of 2013.  We also entered into a License Agreement with Sumitomo in May 2012 which provides for an exclusive license for the then-extant ChromaID technology. The territories covered by this license include Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines).

Risks That We Face

Our business is subject to a number of risks of which you should be aware before making an investment decision. We are exposed to various risks related to our business and financial position (specifically our need for additional financing), this offering, our common stock and our proposed reverse stock split.  These risks are discussed more fully in the "Risk Factors" section of this prospectus beginning on page 8.

Corporate Information

We were incorporated under the laws of the State of Nevada on October 8, 1998. Our executive offices are located at 500 Union Street, Suite 420, Seattle, WA 98101. Our telephone number is (206) 903-1351 and our principal website address is located at www.visualant.net.The information contained on, or that can be accessed through, our website is not incorporated into and is not a part of this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

SUMMARY OF THE OFFERING

Securities offered:
  ___________ shares of our common stock together with warrants to purchase ___________ shares of our common stock at an exercise price of $__________ per share. The warrants will be immediately exercisable and will expire __ months after the issuance date.

Common stock outstanding before the offering (1):	169,793,664 shares

Common stock to be outstanding after this offering (2):	_____________ shares

Over-allotment option
The Underwriting Agreement provides that we will grant to the underwriters an option, exercisable within 45 days after the closing of this offering, to acquire up to an additional 15% of the total number of common stock and/or warrants to be offered by us pursuant to this offering, solely for the purpose of covering over-allotments.

Representative’s Warrants:
The Underwriting Agreement provides that we will issue to the representative share purchase warrants covering a number of shares of common stock equal to 8% of the total number of shares being sold in the offering, including the over-allotments, if any.

Use of proceeds
We expect to receive net proceeds from this offering of approximately $__________ million after deducting the underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, including development of our ChromaID™ technology, investment in the TransTech business, repayment of approximately $828,000 of certain loans and advances to Ronald P. Erickson (or entities with which he is affiliated) and repayment of a $200,000 business loan from a commercial bank, which is guaranteed by an entity affiliated with Mr. Erickson, as described in “Transactions with Related Parties” and "Use of Proceeds".

Risk Factors	You should read the "Risk Factors" section starting on page 8 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

OTCQB Symbol	VSUL

Listing and Proposed Symbol:	We have applied for listing of our common stock and warrants offered hereby on the NASDAQ Capital Market under the symbols "VSUL” and “VSULW,” respectively.

Reverse Split:
On April __, 2015, our Board of Directors approved, subject to stockholder approval, a reverse split of our common stock, in a ratio to be determined by our Board of Directors, of not less than 1-for-50 nor more than 1-for-150. We intend to effectuate the reverse split of our common stock in a ratio to be determined by our Board of Directors prior to consummation of this offering. The warrant, option, share and per share information in this prospectus does not give effect to the proposed reverse stock split.

(1)	The number of shares of our common stock outstanding after this offering is based on 169,793,664 shares of our common stock outstanding as of April 21, 2015, and excludes:

• 10,865,000 shares of our common stock issuable upon the exercise of stock options outstanding as of April 21, 2015 at a weighted-average exercise price of $0.119 per share;

• 3,500,000 shares of our common stock issuable upon the conversion of Series A Convertible Preferred Stock as of April 21, 2015;

• 134,955,286 shares of our common stock issuable upon the exercise of warrants outstanding as of April 21 2015 at a weighted-average exercise price of $0.179 per share;

• Up to 5,230,000 shares of our common stock issuable upon the exercise of placement agent warrants exercisable at $0.15 per share.  These placement agent warrants will be issued only upon the exercise of the Series A Warrants, and are issuable ratably based upon the number of Warrants exercised;

• ___________ shares of our common stock issuable upon the exercise of warrants registered in this offering, at an exercise price of $_______ per share;

• ___________ shares of our common stock issuable upon the exercise of warrants issued to the underwriters in this offering, at an exercise price of $_______ per share;

• 885,000 additional shares of our common stock available for future issuance as of April 21, 2015 under our 2011 Stock Incentive Plan; and

• ___________ shares of our common stock issuable upon exercise of the underwriters' option to purchase additional shares of our common stock to cover over-allotments.

(2)
The total number of shares of our common stock outstanding after this offering is based on 169,793,664 shares outstanding as of April 21, 2015. Except as otherwise indicated herein, all information in this prospectus does not take into account the effect of the proposed reverse stock split described above, and  assumes:

• No exercise by the underwriters of their option to purchase additional shares of our common stock to cover over-allotments, if any;

• No exercise of the outstanding options or warrants described above;

• No exercise of the warrants offered hereby; and

• No exercise of the underwriters’ warrants.

Summary Financial Information

The following tables set forth a summary of our historical financial data as of, and for the period ended on, the dates indicated. We have derived the statements of operations data for the years ended September 30, 2014 and 2013 from our audited financial statements included in this prospectus. We have derived the statements of operations data for the three months ended December 31, 2014 and balance sheet data as of December 31, 2014 from our unaudited financial statements appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly state our financial position as of December 31, 2014 and results of operations for the three months ended December 31, 2014. Historical results for any prior period are not necessarily indicative of results to be expected in any future period. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the "Capitalization” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in this prospectus.

Statements of Operations Data:

(in thousands, except for share and per share data)

	Three Months
	Ended	Years Ended September 30,
	December 31, 2014	2014	2013	2012	2011	2010
	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)
STATEMENT OF OPERATIONS DATA:
Net revenue	$1,843	$7,983	$8,573	$7,924	$9,136	$2,543
Cost of goods sold	1,545	6,694	6,717	6,344	7,570	2,095
Gross profit	298	1,289	1,856	1,580	1,566	448
Research and development expenses	119	670	1,169	177	134	91
General and administrative expenses	653	3,180	4,581	3,625	3,691	1,378
Operating (loss)	(474)	(2,561)	(3,894)	(2,222)	(2,259)	(1,021)
Other expense	(2,682)	1,538	(2,741)	(533)	(146)	(134)
Net profit (loss)	(3,156)	(1,023)	$(6,635)	$(2,755)	$(2,405)	$(1,155)
Income taxes current benefit	1	(6)	$(30)	$(29)	$(9)	$(8)
Net profit (loss)	(3,157)	(1,017)	(6,605)	(2,726)	(2,396)	(1,147)
Noncontrolling interest	-	-	$17	$6	$14	$2
Net profit (loss) attributable to Visualant, Inc. and Subsidiaries common shareholders	$(3,157)	$(1,017)	$(6,622)	$(2,732)	$(2,410)	$(1,149)
Net (loss) per share	$(0.02)	$(0.01)	$(0.05)	$(0.04)	$(0.06)	$(0.04)
Weighted average number of shares	168,168,294	166,344,657	122,934,436	65,557,376	42,682,795	30,728,036

Balance Sheet Data:

(in thousands)

	As of	As Adjusted
	December 31, 2014	12/31/2014 (1)
BALANCE SHEET DATA:	(Unaudited)
Total current assets	$1,463
Total assets	3,225
Total current liabilities	9,468
Total current liabilities without derivative liabilities	4,238
Total liabilities	9,468
Stockholder's (deficiency)	(6,243)

(1)  As adjusted amounts give effect to the issuance and sale of ________ shares of common stock and related warrants by us in this offering at an assumed public offering price of $_______ per share and related warrants and the application of the net proceeds of the offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as set forth under "Use of Proceeds". See "Use of Proceeds" and "Capitalization."

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to the Commercialization of Our Products

We may not be able to generate sufficient revenue from the commercialization of our ChromaID technology and related products to achieve or sustain profitability.

We are in the process of commercializing our ChromaID™ technology.  To date, we have entered into one License Agreement with Sumitomo Precision Products Co., Ltd. and have a strategic relationship with IDMC.  Failure to sell our ChromaID products, grant additional licenses and obtain royalties or develop other revenue streams will have a material adverse effect on our business, financial condition and results of operations.

We believe that our commercialization success is dependent upon our ability to significantly increase the number of customers that are using our products. To date, we have generated minimal revenue from sales of our ChromaID products. In addition, demand for our ChromaID products may not increase as quickly as planned and we may be unable to increase our revenue levels as expected. We are currently not profitable. Even if we succeed in introducing the ChromaID technology and related products to our target markets, we may not be able to generate sufficient revenue to achieve or sustain profitability.

We are in the early stages of commercialization and our ChromaID technology and related products may never achieve significant commercial market acceptance.

Our success depends on our ability to develop and market products that are recognized as accurate and cost-effective. Many of our potential customers may be reluctant to use our new technology. Market acceptance will depend on many factors, including our ability to convince potential customers that our ChromaID technology and related products are an attractive alternative to existing light-based technologies. We will need to demonstrate that our products provide accurate and cost-effective alternatives to existing light-based authentication technologies. Compared to most competing technologies, our technology is relatively new, and most potential customers have limited knowledge of, or experience with, our products. Prior to implementing our ChromaID technology and related products, potential customers are required to devote significant time and effort to testing and validating our products. In addition, during the implementation phase, customers may be required to devote significant time and effort to training their personnel on appropriate practices to ensure accurate results from our technology and products. Any failure of our ChromaID technology or related products to meet customer expectations could result in customers choosing to retain their existing testing methods or to adopt systems other than ours.

Many factors influence the perception of a system including its use by leaders in the industry.  If we are unable to induce industry leaders in our target markets to implement and use our ChromaID technology and related products, acceptance and adoption of our products could be slowed. In addition, if our products fail to gain significant acceptance in the marketplace and we are unable to expand our customer base, we may never generate sufficient revenue to achieve or sustain profitability.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

We commenced our formal commercial launch in the fourth fiscal quarter of 2014 and anticipate growth in our business operations. Since our inception in 1998, we have increased our number of employees to 17 as of September 30, 2014 and we expect to increase our number of employees further as our business grows. This future growth could create strain on our organizational, administrative and operational infrastructure, including quality control, customer service and sales and marketing. Our ability to manage our growth properly will require us to continue to improve our operational, financial, and management controls, as well as our reporting systems and procedures. If our current infrastructure is unable to handle our growth, we may need to expand our infrastructure and staff and implement new reporting systems. The time and resources required to implement such expansion and systems could adversely affect our operations. Our expected future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, and integrate additional employees. Our future financial performance and our ability to commercialize our products and to compete effectively will depend, in part, on our ability to manage this potential future growth effectively, without compromising quality.

Risks Relating to our Business and Financial Condition

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have experienced net losses since inception. As of December 31, 2014, we had an accumulated deficit of $24.7 million and net losses in the amount of $3,157,000 and $846,000 for fiscal years 2013 and 2014, respectively. There can be no assurance that we will achieve or maintain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock and our ability to raise capital.  Our operating expenses may increase as we spend resources on growing our business, and if our revenue does not correspondingly increase, our operating results and financial condition will suffer.  Our ChromaID business has produced limited revenues, and may not produce significant revenues in the near term, or at all, which would harm our ability to continue our operations or obtain additional financing and require us to reduce or discontinue our operations. You must consider our business and prospects in light of the risks and difficulties we will encounter as business with an early-stage technology in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

We need additional financing to support our technology development and ongoing operations, pay our debts and maintain ownership of our intellectual properties.

We are currently operating at a loss.  We believe that our cash on hand will be sufficient to fund our operations through at least the end of July 2015. We need the proceeds of this offering, and additional financing, to implement our business plan and to service our ongoing operations, pay our current debts (described below) and maintain ownership of our intellectual property. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations and/or divest all or a portion of our business.   We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt.  Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

Our services and license agreement with Invention Development Management, LLC is important to our business strategy and operations.

In November 2013, we entered into a Services and License Agreement with IDMC. IDMC is affiliated with Intellectual Ventures, which collaborates with inventors, partners with companies and invests both expertise and capital in the process of invention. This agreement was amended in November 2014 to license ten patents filed by IDMC related to the ChromaID technology to us.

The amended agreement with IDMC covers a number of areas that are important to our operations, including the following:

•
The agreement requires IDMC to identify and engage inventors to develop new applications of our ChromaID technology, present the developments to us for approval, and file at least ten patent applications to protect the developments;

•	We received a worldwide, nontransferable, exclusive license to the licensed intellectual property developed under this agreement within the identification, authentication and diagnostics field of use;
•	We received a nonexclusive and nontransferable option to acquire a worldwide, nontransferable, nonexclusive license to intellectual property held by IDMC within that same field of use; and
•	We granted to IDMC certain licenses to our intellectual property outside the identification, authentication and diagnostics field of use

Failure to operate in accordance with the IDMC agreement, or an early termination or cancellation of this agreement for any reason, would have a material adverse effect on ability to execute our business strategy and on our results of operations and business.

We need to continue as a going concern if our business is to succeed.

Because of our recurring losses and negative cash flows from operations, the audit report of our independent registered public accountants on our consolidated financial statements for the year ended September 30, 2014 contains an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.  Factors identified in the report include our historical net losses, negative working capital, and the need for additional financing to implement our business plan and service our debt repayments. If we are not able to attain profitability in the near future our financial condition could deteriorate further, which would have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment. Further, we may be unable to pay our debt obligations as they become due, which include obligations to secured creditors.  If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.  Additionally, we are subject to customary operational covenants, including limitations on our ability to incur liens or additional debt, pay dividends, redeem stock, make specified investments and engage in merger, consolidation or asset sale transactions, among other restrictions. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

We have obligations to repay approximately $1,692,000 in various loans in the near future, and if we do not satisfy these obligations, the lenders may have the right to demand payment in full or exercise other remedies.

We have a $200,000 Business Loan Agreement with Umpqua Bank (the “Umpqua Loan”), which currently matures on December 31, 2015 and provides for interest at 3.25% per year.  The cash from the Umpqua Loan was received on January 14, 2014.  Related to the Umpqua Loan, we entered into a demand promissory note for $200,000 on January 10, 2014 with an entity with which Ronald P. Erickson, our Chief Executive Officer, is affiliated.  This demand promissory note will be effective in case of a default by us under the Umpqua Loan.

We also have two other demand promissory note payable to entities with which Mr. Erickson is affiliated, totaling $600,000.  Each of these notes were issued between January and July 2014, provide for interest of 3% per year and currently mature on June 30, 2015.  They also provide for a second lien on our assets if not repaid by June 30, 2015 or converted into convertible debentures or equity on terms acceptable to the Mr. Erickson. In addition, entities with which Mr. Erickson is affiliated have advanced approximately $492,000.  Mr. Erickson and/or entities with which he is affiliated also have unreimbursed expenses and compensation of approximately $236,000.  As a result, we currently owe Mr. Erickson approximately $1, 328,000.  Of this amount, we anticipate that $828,000 will be repaid from the proceeds of this offering and that the remaining $500,000 will be converted into shares of our common stock upon the closing of this offering at the public offering price for a share of common stock and issued to Mr. Erickson or entities affiliated with Mr. Erickson.

We also have a convertible note payable to KBM Worldwide, Inc. totaling $64,000 (the “KBM Note”) to fund short-term working capital.  The KBM Note accrues interest at a rate of 8% per annum and becomes due on October 27, 2015 and is convertible into common stock on July 26, 2015.

We require the proceeds of this offering, and possibly additional financing, to service and/or repay these debt obligations. If we raise additional capital through borrowing or other debt financing, we may incur substantial interest expense. If and when we raise more equity capital in the future, it will result in substantial dilution to our current stockholders.

Our management has concluded that we have material weaknesses in our internal controls over financial reporting and that our disclosure controls and procedures are not effective.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis. During the review of our financial statements for the three months ended December 31, 2014, our management identified material weaknesses in our internal control over financial reporting. If these weaknesses continue, investors could lose confidence in the accuracy and completeness of our financial reports and other disclosures.

In addition, our management has concluded that our disclosure controls and procedures were not effective due to the lack of an audit committee “financial expert.”  These material weaknesses, if not remediated, create an increased risk of misstatement of the Company’s financial results, which, if material, may require future restatement thereof. A failure to implement improved internal controls, or difficulties encountered in their implementation or execution, could cause future delays in our reporting obligations and could have a negative effect on us and the trading price of our common stock.

If the company were to dissolve or wind-up, holders of our common stock would not receive a liquidation preference.

If we were to wind-up or dissolve our company and liquidate and distribute our assets, our common stockholders would share in our assets only after we satisfy any amounts we owe to our creditors and preferred equity holders.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, it is very unlikely that sufficient assets will remain available after the payment of our creditors and preferred equity holders to enable you to receive any liquidation distribution with respect to any common stock you hold.

If components used in our finished products become unavailable, or third-party manufacturers otherwise experience delays, we may incur delays in shipment to our customers, which would damage our business.

We depend on third-party suppliers for substantially all of our components and products. We purchase these products and components from third-party suppliers that serve the advanced lighting systems market and we believe that alternative sources of supply are readily available for most products and components. However, consolidation could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing necessary amounts of key components at competitive prices. In addition, for certain of our customized components, arrangements for additional or replacement suppliers will take time and result in delays. We purchase products and components pursuant to purchase orders placed from time to time in the ordinary course of business. This means we are vulnerable to unanticipated price increases and product shortages. Any interruption or delay in the supply of components and products, or our inability to obtain components and products from alternate sources at acceptable prices in a timely manner, could harm our business, financial condition and results of operations.

While we believe alternative manufacturers for these products are available, we have selected these particular manufacturers based on their ability to consistently produce these products per our specifications ensuring the best quality product at the most cost effective price. We depend on our third-party manufacturers to satisfy performance and quality specifications and to dedicate sufficient production capacity within scheduled delivery times. Accordingly, the loss of all or one of these manufacturers or delays in obtaining shipments could have a material adverse effect on our operations until such time as an alternative manufacturer could be found.

We are dependent on key personnel.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace, including Ronald P. Erickson, our Chief Executive Officer. We do not maintain key person life insurance covering any of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations, and the ability of all personnel to work together effectively as a team.  Our officers do not currently have employment agreements.  Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.   Our success also depends on our continued ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, manufacturing, administrative and sales and marketing personnel. Competition for these individuals is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in recruiting and retaining a sufficient number of qualified technical personnel, which could harm our ability to develop new products and adversely impact our relationships with existing and future customers.  The inability to attract and retain necessary technical, managerial, manufacturing, administrative and sales and marketing personnel could harm our ability to obtain new customers and develop new products and could adversely affect our business and operating results.

We have limited insurance which may not cover claims by third parties against us or our officers and directors

We have limited directors’ and officers’ liability insurance and commercial liability insurance policies. Claims by third parties against us may exceed policy amounts and we may not have amounts to cover these claims.  Any significant claims would have a material adverse effect on our business, financial condition and results of operations.  In addition, our limited directors’ and officers’ liability insurance may affect our ability to attract and retain directors and officers.

Our inability to effectively protect our intellectual property would adversely affect our ability to compete effectively, our revenue, our financial condition and our results of operations.

We rely on a combination of patent, trademark, and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights.  Obtaining and maintaining a strong patent position is important to our business.  Patent law relating to the scope of claims in the technology fields in which we operate is complex and uncertain, so we cannot be assured that we will be able to obtain or maintain patent rights, or that the patent rights we may obtain will be valuable, provide an effective barrier to competitors or otherwise provide competitive advantages. Others have filed, and in the future are likely to file, patent applications that are similar or identical to ours or those of our licensors. To determine the priority of inventions, or demonstrate that we did not derive our invention from another, we may have to participate in interference or derivation proceedings in the USPTO or in court that could result in substantial costs in legal fees and could substantially affect the scope of our patent protection. We cannot be assured our patent applications will prevail over those filed by others. Also, our intellectual property rights may be subject to other challenges by third parties. Patents we obtain could be challenged in litigation or in administrative proceedings such as ex parte reexam, inter partes review, or post grant review in the United States or opposition proceedings in Europe or other jurisdictions.

There can be no assurance that:

•	any of our existing patents will continue to be held valid, if challenged;
•	patents will be issued for any of our pending applications;
•	any claims allowed from existing or pending patents will have sufficient scope or strength to protect us;
•	our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage; or
•	any of our products or technologies will not infringe on the patents of other companies.

If we are enjoined from selling our products, or if we are required to develop new technologies or pay significant monetary damages or are required to make substantial royalty payments, our business and results of operations would be harmed.

Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or interferences against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could have a material adverse effect on our results of operations and business.

Claims by others that our products infringe their patents or other intellectual property rights could prevent us from manufacturing and selling some of our products or require us to pay royalties or incur substantial costs from litigation or development of non-infringing technology.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may receive notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert our attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. We have engaged in litigation and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. A successful claim of intellectual property infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results.

Our TransTech vendor base is concentrated.

Evolis, Fargo, Ultra Electronics - Magicard Division and NiSCA, are major vendors of TransTech whose products account for approximately 70% of TransTech’s revenue. TransTech buys, packages and distributes products from these vendors after issuing purchase orders. Any loss of any of these vendors would have a material adverse effect on our business, financial condition and results of operations.

We currently have a very small sales and marketing organization. If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities, we may not be able to successfully commercialize our ChromaID technology.

We currently have one full-time sales and business development manager for the ChromaID technology.  This individual oversees sales of our products and IP licensing and manages critical customer and partner relationships. In addition, he manages and coordinates the business development resources at our strategic partners IDMC and Sumitomo Precision Products as they relate to our ChromaID technology. We also work with third party entities that are focused in specific market verticals where they have business relationships that can be leveraged. Our subsidiary, TransTech Systems, has six sales and marketing employees on staff to support the ongoing sales efforts of that business. In order to commercialize products that are approved for commercial sales, we sell directly to our customers, collaborate with third parties that have such commercial infrastructure and work with our strategic business partners to generate sales. If we are not successful entering into appropriate collaboration arrangements, or recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing our ChromaID technology, which would adversely affect our business, operating results and financial condition.

We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure we may not realize a positive return on this investment. In addition, we will have to compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize ChromaID without strategic partners or licensees include:

•	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Government regulatory approval may be necessary before some of our products can be sold and there is no assurance such approval will be granted.

Although we do not need regulatory approval for our current applications, our ChromaID technology may have a number of potential applications in fields of use which will require prior governmental regulatory approval before the technology can be introduced to the marketplace. For example, we are exploring the use of our ChromaID technology for certain medical diagnostic applications.  There is no assurance that we will be successful in developing medical applications for our ChromaID technology.  If we were to be successful in developing medical applications of our technology, prior approval by the FDA and other governmental regulatory bodies may be required before the technology could be introduced into the marketplace.  There is no assurance that such regulatory approval would be obtained for a medical diagnostic or other applications requiring such approval.

We may engage in acquisitions, mergers, strategic alliances, joint ventures and divestures that could result in final results that are different than expected.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. Such transactions are accompanied by a number of risks, including the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt on potentially unfavorable terms as well as impairment expenses related to goodwill and amortization expenses related to other intangible assets, the possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition, and various potential difficulties involved in integrating acquired businesses into our operations.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If a divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to effectively transfer liabilities, contracts, facilities and employees to any purchaser; identify and separate the intellectual property to be divested from the intellectual property that we wish to retain; reduce fixed costs previously associated with the divested assets or business; and collect the proceeds from any divestitures.

If we do not realize the expected benefits of any acquisition or divestiture transaction, our financial position, results of operations, cash flows and stock price could be negatively impacted.

Our growth strategy depends in part on our ability to execute successful strategic acquisitions. We have made strategic acquisitions in the past and may do so in the future, and if the acquired companies do not perform as expected, this could adversely affect our operating results, financial condition and existing business.

We may continue to expand our business through strategic acquisitions. The success of any acquisition will depend on, among other things:

•	the availability of suitable candidates;

•	higher than anticipated acquisition costs and expenses;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions and obtaining any consents necessary under our credit facility;

•	the ability to establish new informational, operational and financial systems to meet the needs of our business;

•	the ability to achieve anticipated synergies, including with respect to complementary products or services; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

We may not be successful in effectively integrating acquired businesses and completing acquisitions in the future. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

We are subject to corporate governance and internal control requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements could adversely affect our business.

We must comply with corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as well as additional rules and regulations currently in place and that may be subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial.

Our management has concluded that our disclosure controls and procedures were not effective due to the lack of an audit committee “financial expert.”

Effective upon our listing on The NASDAQ Capital Market, we will appoint an additional independent director to serve as Audit Committee Chairman.  This director will be an “audit committee financial expert” as defined by the SEC. However, we cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters in the future. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

Risks Related to this Offering

The sale of a significant number of our shares of common stock could depress the price of our common stock.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of April 21, 2015, there were approximately 169.8 million shares of our common stock issued and outstanding, outstanding stock options grants for the purchase of 10.9 million shares of common stock at a $0.119 average exercise price and outstanding warrants for the purchase of 135.0 million shares of common stock at a $0.179 average exercise price.  In addition, there are ______ shares of common stock available for issuance upon exercise of the warrants registered in this offering, which includes ______ shares of common stock available for issuance upon exercise of the warrants being offered to the underwriters. We may be obligated to issue up to 5.2 million additional placement agent warrants which have the potential to add additional shares to the total number of shares of common stock issued and outstanding.

In addition, there are 3,500,000 shares of common stock reserved for issuance upon conversion of Series A Convertible Preferred stock and an unknown number of shares related to the conversion of $64,000 in Convertible Promissory Notes due to KBM Worldwide, Inc. The Convertible Promissory Note due to KBM is convertible on July 26, 2015.

Significant shares of common stock are held by our principal stockholders, other company insiders and other large stockholders. As “affiliates” of Visualant, as defined under Securities and Exchange Commission Rule 144 under the Securities Act of 1933, our principal stockholders, other of our insiders and other large stockholders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

These options, warrants and convertible preferred stock could result in further dilution to common stock holders and may affect the market price of the common stock.

The Capital Source credit facility contains covenants that may limit our flexibility in operating our business and failure to comply with any of these covenants could have a material adverse effect on our business.

In December 8, 2009, we entered into the Capital Source credit facility. These Capital Source credit facility contains covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	sell, transfer, lease or dispose of certain assets;

•	engage in certain mergers and consolidations;

•	incur debt or encumber or permit liens on certain assets, except in the limited circumstances permitted under the loan and security agreements;

•	make certain restricted payments, including paying dividends on, or repurchasing or making distributions with respect to, our common stock; and

•	enter into certain transactions with affiliates.

A breach of any of the covenants under the Capital Source credit facility could result in a default under the Capital Source credit facility. Upon the occurrence of an event of default under the Capital Source credit facility, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we are unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure such indebtedness.

The exercise prices of the IDMC warrant and Series A, B, C and D warrants may require adjustment.

In connection with the  Special Situations transaction, in June 2013 we issued Series A Warrants to purchase a total of 52,300,000 shares of common stock at an exercise price of $0.15 per share, and Series B Warrants to purchase a total of 52,300,000 shares of common stock at an exercise price of $0.20 per share, the IDMC warrant to purchase14.5 million shares of common stock at an exercise price of $0.20 per share, Series C Warrants to purchase 3,500,000 shares of common stock at an exercise price of $0.20 per share and Series D Warrants to purchase 3,500,000 shares of common stock at an exercise price of $0.30 per share (collectively, the “Special Situations Warrants”).  The Special Situations Warrants contain an adjustment provision that would require an adjustment in the exercise price of the Special Situations Warrants if we issue common stock, warrants or equity below the price that is reflected in the Special Situations Warrants.  If the per share price in this offering is below these exercise prices, or if we issue any additional shares of common stock, warrants or other equity securities at a price below the exercise prices of the Special Situations Warrants, it would result in a reduction in the exercise price of the Special Situations Warrants.  Upon exercise of the Special Situations Warrants, we would receive substantially less capital to fund our operations.  A downward adjustment in the exercise price of the Special Situations Warrants could also affect the market price of the common stock.

The exercise prices of the IDMC warrant and Series A, B, C and D warrants described above will be adjusted if we issue common stock, warrants or equity below the exercise price that is reflected in the warrant exercise prices above.  If the per share price of our common stock in this offering is below the exercise prices of our outstanding warrants, or if we issue any additional shares of common stock, warrants or other equity securities at a price below the exercise prices of our outstanding warrants, it would result in a reduction in the exercise price of the outstanding warrants.  If such reduction in the exercise price of the outstanding warrants occurred, upon exercise of these warrants, we would receive substantially less capital to fund our operations.  A downward adjustment in the exercise price of our outstanding warrants could also affect the market price of our common stock.

We have broad discretion in the use of the net proceeds from this offering.  We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds” section and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our ChromaID technology. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to __________ shares of common stock in this offering at an assumed public offering price of $________per share which is based on the closing price of our common stock on _________, 2015, and after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $________ per share of common stock.

Risks Relating to Our Stock

Trading in our stock may be limited in the future by the SEC’s penny stock regulations.

Although our stock currently does not meet the definition of a “penny stock” due to an increase in our revenues for past two years, in the recent past our stock was categorized as a penny stock and it is possible that our stock may become a penny stock again in the future. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than US$ 5.00 per share or an exercise price of less than US$ 5.00 per share, subject to certain exclusions (e.g., net tangible assets in excess of $2,000,000 or average revenue of at least $6,000,000 for the last three years). If our securities were to become a penny stock in the future, they would be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Finally, broker-dealers may not handle penny stocks under $0.10 per share.

These disclosure requirements reduce the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules would affect the ability of broker-dealers to trade our securities if we become subject to them in the future. The penny stock rules also could discourage investor interest in and limit the marketability of our common stock to future investors, resulting in limited ability for investors to sell their shares.

The price of our common stock is volatile, which may cause investment losses for our stockholders.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

•
Announcements by us regarding liquidity, significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments and litigation;

•	Issuance of convertible or equity securities and related warrants for general or merger and acquisition purposes;
•	Issuance or repayment of debt, accounts payable or convertible debt for general or merger and acquisition purposes;
•	Sale of a significant number of shares of our common stock by stockholders;
•	General market and economic conditions;
•	Quarterly variations in our operating results;
•	Investor and public relation activities;
•	Announcements of technological innovations;
•	New product introductions by us or our competitors;
•	Competitive activities; and
•	Additions or departures of key personnel.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse effect on our business, financial condition and results of operations

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sale our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Transfers of our securities may be restricted by virtue of state securities “blue sky” laws, which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "blue sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities held by many of our stockholders have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions may prohibit the secondary trading of our common stock. Investors should consider the secondary market for our securities to be a limited one.

Future issuance of additional shares of common stock and/or preferred stock could dilute existing stockholders. We have and may issue preferred stock that could have rights that are preferential to the rights of common stock that could discourage potentially beneficially transactions to our common stockholders.

Pursuant to our certificate of incorporation, we currently have authorized 500,000,000 shares of common stock and 50,000,000 shares of preferred stock. To the extent that common shares are available for issuance, subject to compliance with applicable stock exchange listing rules, our board of directors has the ability to issue additional shares of common stock in the future for such consideration as the board of directors may consider sufficient. The issuance of any additional securities could, among other things, result in substantial dilution of the percentage ownership of our stockholders at the time of issuance, result in substantial dilution of our earnings per share and adversely affect the prevailing market price for our common stock.

An issuance of additional shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over our common stock and could, upon conversion or otherwise, have all of the rights of our common stock.  Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.  The issuance of preferred stock could impair the voting, dividend and liquidation rights of common stockholders without their approval.

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will be reduced and these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights senior to those of our common stock and the terms of the debt securities issued could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business, and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Anti-takeover provisions may limit the ability of another party to acquire our company, which could cause our stock price to decline.

Our certificate of incorporation, as amended, our bylaws and Nevada law contain provisions that could discourage, delay or prevent a third party from acquiring our company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock; our Series A Preferred Stock contains provisions that restrict our ability to take certain actions without the consent of at least 66% of the Series A Preferred Stock then outstanding.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

In addition, our articles of incorporation restrict our ability to take certain actions without the approval of at least 66% of the Series A Preferred Stock then outstanding.  These actions include, among other things;

• authorizing, creating, designating, establishing or issuing an increased number of shares of Series A Preferred Stock or any other class or series of capital stock ranking senior to or on a parity with the Series A Preferred Stock;

• adopting a plan for the liquidation, dissolution or winding up the affairs of our company or any recapitalization plan (whether by merger, consolidation or otherwise);

• amending, altering or repealing, whether by merger, consolidation or otherwise, our articles of incorporation or bylaws in a manner that would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; and

• declaring or paying any dividend (with certain exceptions) or directly or indirectly purchase, redeem, repurchase or otherwise acquire any shares of our capital stock, stock options or convertible securities (with certain exceptions).

Risks Associated with Our Proposed Reverse Stock Split

On April __, 2015, our Board of Directors approved, subject to stockholder approval, a reverse split of our common stock, in a ratio to be determined by our Board of Directors, of not less than 1-for-50 nor more than 1-for-150. We intend to effectuate the reverse split of our common stock in a ratio to be determined by our Board of Directors prior to consummation of this offering. However, the reverse stock split may not result in a proportionate increase in the price of our common stock, in which case we may not be able to list our common stock and the warrants sold in this offering on The NASDAQ Capital Market, in which case this offering will not be completed.

We expect that the proposed reverse stock split of our outstanding common stock will increase the market price of our common stock so that we will be able to meet the minimum bid price requirement of the listing rules of The NASDAQ Capital Market. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our common stock following the reverse stock split will not increase sufficiently for us to be in compliance with the minimum bid price requirement. If we are unable meet the minimum bid price requirement, we may be unable to list our shares on The NASDAQ Capital Market, in which case this offering will not be completed.

Even if the proposed reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market.

Even if the proposed reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of The NASDAQ Capital Market, there can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The NASDAQ Capital Market’s minimum bid price requirement.

Even if the proposed reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock and/or warrants sold in this offering on The NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock and/or warrants sold in this offering being delisted from The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

The proposed reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the proposed reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the proposed reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the proposed reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the proposed reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that are, or may be deemed, "forward-looking statements." In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes", "estimates", "anticipates", "expects", "plans", "intends", "may", "could", "might", "will", "should", "approximately" or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned exploration activities, our results of operations, financial condition, liquidity, prospects, growth and strategies, the length of time that we will be able to continue to fund our operating expenses and capital expenditures, our expected financing needs and sources of financing, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and rare earth element market developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus.

You should also read carefully the factors described in the "Risk Factors" section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or for any other reason.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $_________ million, based on the assumed offering price of $_________ per share, the closing price of our common stock on the OTCQB Marketplace on _________, 2015, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that our net proceeds will be approximately $_________ million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including development of our ChromaID™ technology, investment in the TransTech business and repayment of $828,000 of certain loans and advances to Ronald P. Erickson (or entities with which he is affiliated) and repayment of a $200,000 business loan from a commercial bank, which is guaranteed by an entity affiliated with Mr. Erickson, as described in “Transactions with Related Parties” and "Use of Proceeds". The commercial bank loan has a maturity date of December 31, 2015 and provides for interest of 2.79%, subject to adjustment annually

Pending the use of the net proceeds of this offering, we intend to invest the net proceeds in short-term investment-grade, interest-bearing securities.

We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 shares in the number of shares we are offering would increase (decrease) our net proceeds by approximately $________ million, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed public offering price of $________ per share would increase (decrease) our net proceeds by approximately $________ million, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is currently quoted on the OTCQB under the symbol "VSUL". We have applied for listing of our common stock and warrants on The NASDAQ Capital Market under the symbols "VSUL" and “VSULW”, respectively.  No assurance can be given that our application will be approved. The following table sets forth the range of the high and low sale prices of the common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. Consequently, the information provided below may not be indicative of our common stock price under different conditions.

Trades in our common stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors.  For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

Period Ended	High	Low
Year Ending September 30, 2015
December 31, 2014	$0.12	$0.05
March 31, 2015	$0.09	$0.05

Year Ending September 30, 2014
September 30, 2014	$0.09	$0.06
June 30, 2014	$0.10	$0.06
March 31, 2014	$0.11	$0.07
December 31, 2013	$0.13	$0.06

Year Ended September 30, 2013
September 30, 2013	$0.10	$0.06
June 30, 2013	$0.15	$0.08
March 31, 2013	$0.15	$0.07
December 31, 2012	$0.20	$0.08

As of April 21, 2015, the high and low sales price of our common stock was $0.07 per share and $0.07 per share, respectively. As of April 21, 2015, there were 169,793,664 shares of common stock outstanding held by approximately 119 stockholders of record. This number does not include beneficial owners whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and intend, for the foreseeable future, to retain any future earnings to finance the growth and development of our business. Our future dividend policy will be determined by our Board of Directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2014:

• on an actual basis;

• on a pro forma basis to reflect our receipt of the net proceeds from the sale by us of ___________ shares of common stock at a purchase price of $________ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the subsequent exchange of 3,500,000 shares of common stock for 3,500,000 shares of Series A Convertible Preferred Stock, each share of which is convertible into one share of our common stock (subject to adjustment in the event of stock splits, recapitalization and other similar events affecting our common stock); and

• on a pro forma as adjusted basis to give effect to our receipt of net proceeds of approximately $________ million from the sale of shares of the common stock we are offering at the assumed public offering price of $_____ per share (which was the last reported sale price per share of our common stock on The NASDAQ Capital Market on ___________) after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with the sections entitled "Summary Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

In thousands, except for share and per share data

	December 31, 2014		Pro Forma
	Actual	Pro Forma	As Adjusted
	(Unaudited)	(Unaudited)	(Unaudited)
Cash and cash equivalents	$87	$9,087
Derivative liabilities- warrants	5,230	5,230
Convertible notes payable	167	-
Series A Convertible Preferred stock - $0.001 par value, 50,000,000 shares authorized,
3,000,000 shares issued and outstanding, 0 shares issued and outstanding , proforma
and proforma as adjusted	3	-
Common stock - $0.001 par value, 500,000,000 shares authorized, 168,188,674
shares issued and outstanding at 12/31/14; 500,000,000 shares authorized, _______	168	258
shares issued and outstanding, proforma and proforma as adjusted
Additional paid in capital	18,279	27,189
Accumulated deficit	(24,693)	(25,893)
Total stockholders' deficit	(6,243)	1,554
Total capitalization	$(1,180)	$6,784

The outstanding share information in the table above is based on 168,188,674 shares of our common stock outstanding as of December 31, 2014, and excludes the following:

•	1,604,990 shares of common stock issued during the three months ended March 31, 2015 for purposes of shares outstanding as of December 31, 2014 on an actual basis only;

•	500,000 shares of common stock underlying the Series A convertible preferred stock issued after December 31, 2014 for purposes of shares outstanding as of December 31, 2014 on an actual basis only;

•	12,900,000 shares of our common stock issuable upon the exercise of options granted under our 2011 Stock Incentive Plan at a weighted-average exercise price of $.125 per share;

•	134,556,286 shares of our common stock issuable upon the exercise of common stock warrants outstanding at a weighted-average exercise price of $0.178 per share.

•
Up to 5,230,000 shares of our common stock issuable upon the exercise of placement agent warrants exercisable at $0.15 per share.  These placement agent warrants will be issued only upon the exercise of the Series A Warrants, and are issuable ratably based upon the number of Warrants exercised.

•
1,000,000 shares of our common stock issuable upon the exercise of common stock warrants outstanding issued after December 31, 2014 at a weighted-average exercise $0.25 per share for purposes of shares outstanding as of December 31, 2014 on an actual basis only.

We may also increase or decrease the number of shares we are offering. An increase (decrease) of ___________ shares in the number of shares we are offering would increase (decrease) our pro forma as adjusted capitalization by approximately $________ million, or $________ per share, and decrease (increase) the pro forma capitalization in this offering by $_______ per share, , or $___________ per share,  assuming the offering remains at $________ million and the public offering price per share is adjusted accordingly, after deducting the estimated underwriting discount and estimated offering expenses payable by us. The pro forma information discussed above is illustrative only and will change based on the actual public offering price, number of shares and other terms of this offering determined at pricing.

Each $1.00 increase (decrease) in the assumed public offering price of $________ per share would increase (decrease) the pro forma as adjusted capitalization, assuming the offering remains at $________ million and the number of shares offered by us is adjusted accordingly, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value deficit of ($6,242,561) is the amount of our total tangible assets less our total liabilities as of December 31, 2014. Net historical tangible book value (deficit) per share of ($0.037) is our historical net tangible book value deficit divided by the number of shares of common stock outstanding as of December 31, 2014. Prior to considering the effects of the proceeds of this offering, but giving effect to our receipt of the net proceeds from the sale by us of ________ shares of common stock at a purchase price of $_________ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the subsequent exchange of 3,500,000 shares of common stock for 3,500,000 shares of Series A Convertible Preferred Stock, or the preferred stock, with a stated value of $0.001 per share (each share of which is convertible into 1 shares of our common stock, subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock), our net tangible book value (deficit) as of December 31, 2014 was approximately $________ million, or $_________  per share.

Pro forma as adjusted net book value is our pro forma net tangible book value (deficit), after giving effect to the sale of shares of our common stock in this offering at an assumed public offering price of $_______ per share (the closing sales price of our common stock on The NASDAQ Capital Market on ________ as adjusted net book value as of December 31, 2014 would have been approximately $______ million, or $_______ per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $_______ per share to our existing stockholders, and an immediate dilution of $_____ per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share			$
Pro forma net tangible book value per share as of December 31, 2014		$(0.037)
Increase in net tangible book value per share attributable to this offering	$
Pro forma as adjusted net tangible book value per share after this offering			$
Amount of dilution in net tangible book value per share to new investors in this offering			$

If the underwriters exercise in full their option to purchase additional shares, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be $______ per share, which amount represents an immediate increase in pro forma as adjusted net tangible book value of $_______ per share of our common stock to existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $_______ per share of our common stock to new investors purchasing shares of common stock in this offering.

Each $1.00 increase (decrease) in the assumed public offering price of $________ per share would increase (decrease) the pro forma net tangible book value, as adjusted to give effect to this offering, by $______ per share and the dilution to new investors by $_______ per share, assuming the offering remains at $________ million and the number of shares offered by us is adjusted accordingly, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 shares in the number of shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value by approximately $________ million, or $________ per share, and decrease (increase) the pro forma dilution per share to investors in this offering by $_______ per share, assuming the offering remains at $________ million and the public offering price per share is adjusted accordingly, after deducting the estimated underwriting discount and estimated offering expenses payable by us. The pro forma information discussed above is illustrative only and will change based on the actual public offering price, number of shares and other terms of this offering determined at pricing.

If any shares are issued upon exercise of outstanding options or warrants, you may experience further dilution. The number of shares of our common stock reflected in the discussion and tables above is based on is based on 168,188,674 shares of our common stock outstanding as of December 31, 2014 (assuming 1,604,990 shares of common stock issued during the three months ended March 31, 2015 and the issuance of 3,500,000 shares of common stock upon conversion of the Series A convertible preferred stock issued after December 31, 2013), and excludes the following:

•	12,900,000 shares of our common stock issuable upon the exercise of options granted under our 2011 Stock Incentive Plan at a weighted-average exercise price of $.125 per share;

•	134,556,286 shares of our common stock issuable upon the exercise of common stock warrants outstanding at a weighted-average exercise price of $0.178 per share.

•	Up to 5,230,000 shares of our common stock issuable upon the exercise of placement agent warrants exercisable at $0.15 per share. These placement agent warrants will be issued only upon the exercise of the Series A Warrants, and are issuable ratably based upon the number of Warrants exercised.

•
1,000,000 shares of our common stock issuable upon the exercise of common stock warrants outstanding issued after December 31, 2014 at a weighted-average exercise $0.25 per share for purposes of shares outstanding as of December 31, 2014 on an actual basis only.

We may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options or warrants are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock or other equity securities in the future, there may be further dilution to new investors participating in this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Visualant was incorporated in 1998.  Since 2007 we have been focused primarily on the development of a proprietary technology which is capable of uniquely identifying and authenticating almost any substance using light at the “photon” level to detect the unique digital “signature” of the substance.  We call this our “ChromaID™” technology.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business.  TransTech is a distributor of products for employee and personnel identification.  TransTech currently provides substantially all of our revenues.  We intend, however, to use a majority of the proceeds of this offering to further develop and market our ChromaID technology.

We are in the process of commercializing our ChromaID™ technology.  To date, we have entered into one License Agreement with Sumitomo Precision Products Co., Ltd. and have a strategic relationship with IDMC.   Failure to sell our ChromaID products, grant additional licenses and obtain royalties or develop other revenue streams will have a material adverse effect on our business, financial condition and results of operations.

We believe that our commercialization success is dependent upon our ability to significantly increase the number of customers that are purchasing and using our products. To date we have generated minimal revenue from sales of our ChromaID products. In addition, demand for our ChromaID products may not increase as quickly as planned and we may be unable to increase our revenue levels as expected. We are currently not profitable. Even if we succeed in introducing the ChromaID technology and related products to our target markets, we may not be able to generate sufficient revenue to achieve or sustain profitability.

Results of Operations

Three Months Ended December 31, 2014 Compared to Three Months Ended December 31, 2013

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from year-to-year for the periods shown.

(dollars in thousands)

	Three Months Ended December 31,
	2014	2013	$ Variance	% Variance
	(Unaudited)	(Unaudited)
Revenue	$1,843	$1,877	$(34)	-1.8%
Cost of sales	1,545	1,571	(26)	1.7%
Gross profit	298	306	(8)	-2.6%
Research and development expenses	119	313	(194)	62.0%
Selling, general and administrative expenses	653	843	(190)	22.5%
Operating loss	(474)	(850)	376	44.2%
Other income (expense):
Interest expense	(37)	(18)	(19)	-105.6%
Other income	6	8	(2)	-25.0%
Gain on change - derivative liability warrants	(2,651)	13	(2,664)	-20492.3%
Total other (expense) income	(2,682)	3	(2,685)	-89500.0%
Loss before income taxes	(3,156)	(847)	(2,309)	-272.6%
Income taxes - current provision (benefit)	1	(1)	2	-200.0%
Net loss	(3,157)	(846)	(2,311)	-273.2%
Non-controlling interest	-	16	(16)	100.0%
Net loss attributable to Visualant, Inc. common shareholders	$(3,157)	$(862)	$(2,295)	-266.2%

Sales

Net revenue for the three months ended December 31, 2014 decreased $34,000 to $1,843,000 as compared to $1,877,000 for the three months ended December 31, 2013. TransTech generated all of this revenue, and the decrease was attributable entirely to decreased sales at TransTech.

Cost of Sales

Cost of sales for the three months ended December 31, 2014 decreased $26,000 to $1,545,000 as compared to $1,571,000 for the three months ended December 31, 2013. The decrease was due to slightly lower gross margin at TransTech.

Gross margin was $298,000 as compared to $306,000 for the three months ended December 31, 2013. Gross margin was 16.2% for the three ended December 31, 2014 as compared to 16.3% for the three months ended December 31, 2013. The decrease related to slightly lower gross margins at TransTech.

Research and Development Expenses

Research and development expenses for the three months ended December 31, 2014 decreased $194,000 to $119,000 as compared to $313,000 for the three months ended December 31, 2013. The decrease was due to reduced expenditures for suppliers related to the commercialization of Our ChromaID technology and the effect of the Services and License Agreement with IDMC, which required minimal cash expenditures.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended December 31, 2014 decreased $190,000 to $653,000 as compared to $843,000 for the three months ended December 31, 2013. The decrease was due to reduced legal expenses ($86,000), reduced consulting expenses ($26,000), reduced expenses at TransTech ($17,000) and a decrease in other general expenses ($61,000). As part of the selling, general and administrative expenses for the three months ended December 301 2014, we incurred investor relation expenses of $7,000 and business development expenses of $32,000.

Other Income/Expense

Other expense for the three months ended December 31, 2014 was $2,682,000 as compared to other income of $3,000 for the three months ended December 31, 2013. The other expense for the three months ended December 31, 2014 included other income of $6,000, offset by loss on change - derivative liability of $2,651,000 and interest expense of $37,000. The loss on change derivative liability warrants related to derivative instruments included in the June 2013 private placement, the November 2013 IDMC Services and License Agreement and our convertible notes payable.

The expenses for the three months ended December 31, 2013 included $18,000 for interest expense, offset by $8,000 in other income and gain on change – derivative liability warrants of $13,000.

Net Loss

Net loss for the three months ended December 31, 2014 was $3,157,000 as compared to a net loss of $846,000 for the three months ended December 31, 2013 for the reasons discussed above. The net loss for the three months ended December 31, 2014, included non-cash expense of $2,781,000, including (i) depreciation and amortization of $104,000; (ii) stock based compensation of $21,000; (iii) loss on change- derivative liability warrants of $2,651,000; (iv) share and warrant issuances of $3,000; and (v) other of $2,000. TransTech’s net profit from operations was $15,000 for the three months ended December 31, 2014 as compared to $2,000 for the three months ended December 31, 2013.

The net loss for the three months ended December 31, 2013 included non-cash expenses of $107,000, including (i) depreciation and amortization of $98,000; and (ii) stock based compensation of $24,000, offset by gain on change – derivative liability warrants of $13,000 and other income of $2,000.

We expect losses to continue as we commercialize our ChromaID technology.

Year Ended September 30, 2014 Compared to the Year Ended September 30, 2013

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from year-to-year for the periods shown.

(dollars in thousands)

	Year Ended September 30,
	2014	2013	$ Variance	% Variance

Revenue	$7,983	$8,573	$(590)	-6.9%
Cost of sales	6,694	6,717	(23)	0.3%
Gross profit	1,289	1,856	(567)	-30.5%
Research and development expenses	670	1,169	(499)	42.7%
Selling, general and administrative expenses	3,180	4,581	(1,401)	30.6%
Operating loss	(2,561)	(3,894)	1,333	34.2%
Other income (expense):
Interest expense	(105)	(173)	68	39.3%
Loss on purchase of outstanding warrants	-	(1,150)	1,150	100.0%
Gaim (loss)on change- derivative liability warrants	1,605	(1,449)	3,054	-100.0%
Other income	38	31	7	22.6%
Total other income (expense)	1,538	(2,741)	4,279	156.1%
Loss before income taxes	(1,023)	(6,635)	5,612	84.6%
Income taxes - current benefit	(6)	(30)	24	80.0%
Net loss	(1,017)	(6,605)	5,588	84.6%
Non-controlling interest	-	17	(17)	100.0%
Net loss attributable to Visualant, Inc. common shareholders	$(1,017)	$(6,622)	$5,605	84.6%

Sales

Net revenue for the year ended September 30, 2014 decreased $590,000 to $7,983,000 as compared to $8,573,000 for the year ended September 30, 2013. TransTech generated $7,975,000 of this revenue.

The decrease was due to increased sales of $69,000 at TransTech and $8,000 at Visualant related to the first shipments of our ChromaID product, offset by a reduction of $667,000 in license revenue from Sumitomo. Sumitomo paid us an initial payment of $1 million under a License Agreement dated May 31, 2012 providing Sumitomo with an exclusive license of our technology in identified Asian territories. This license revenue was fully recognized by May 31, 2013. The TransTech increase primarily resulted from the release of new products, including radio frequency and asset tracking and kiosk printer products and sales to an aerospace company.

Cost of Sales

Cost of sales for the year ended September 30, 2014 decreased $23,000 to $6,694,000 as compared to $6,717,000 for the year ended September 30, 2013. The decrease was due to decreased sales, offset by the release of new products, including radio frequency and asset tracking and kiosk printer products at TransTech.

Gross margin was $6,000 for Visualant revenue and $1,283,000 from TransTech for a total of $1,289,000 as compared to $1,856,000 for the year ended September 30, 2013. The gross margin was 16.1% for the year ended September 30, 2014 as compared to 21.6% for the year ended September 30, 2013. The decrease related to the reduction in Sumitomo license revenue of $667,000, offset by and an increase in TransTech gross margin from 15.0% to 16.1% related to the release of the new products described above.

Research and Development Expenses

Research and development expenses for the year ended September 30, 2014 decreased $499,000 to $670,000 as compared to $1,169,000 for the year ended September 30, 2013. The decrease was due to reduced expenditures for suppliers related to the commercialization of our ChromaID technology and the Services and License Agreement with IDMC.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended September 30, 2014 decreased $1,401,000 to $3,180,000 as compared to $4,581,000 for the year ended September 30, 2013.

The decrease was due to reduced business development expenses ($132,000), reduced stock based compensation of ($362,000), reduced legal expenses ($411,000), reduced consulting expenses ($135,000), reduced public relation expenses ($47,000), reduced expenses at TransTech ($259,000) and a decrease in other general expenses ($187,000). The reduction in business development, stock based compensation and legal expenses were the result of a planned rollback in expenses. The decrease in TransTech expenses related to the departure of the former Chief Executive Officer at TransTech. As part of the selling, general and administrative expenses for the three months ended June 30, 2014, we incurred investor relation expenses of $94,000 and business development expenses of $201,000.

Other Income/Expense

Other income for the year ended September 30, 2014 was $1,538,000 as compared to other expense of $2,741,000 for the year ended September 30, 2013. The income for the year ended September 30, 2014 included gain on change - derivative liability of $1,605,000 and other income of $38,000, offset by interest expense of $104,000. The gain on change- derivative liability warrants relates to derivative instruments included in the June 2013 private placement and the November 2013 IDMC Services and License Agreement.

The expenses for the year ended September 30, 2013 included loss on change - derivative liability of $1,449,000 for the warrants issued on June 14, 2013, loss on the purchase of warrants and additional investment right of $1,150,000 and interest expense of $173,000, offset by $31,000 in other income.

Net Loss

Net loss for the year ended September 30, 2014 was $1,017,000 as compared to a net loss of $6,605,000 for the year ended September 30, 2013 for the reasons discussed above. The net loss for the year ended September 30, 2014 included non-cash income of $819,000, including (i) depreciation and amortization of $418,000; (ii) stock based compensation of $88,000; and (iii) share and warrant issuances of $308,000, offset by (i) gain on change- derivative liability warrants of $1,605,000; and (ii) other of $28,000. TransTech’s net loss from operations was $64,000 for the year ended September 30, 2014 as compared to a net loss of $406,000 for the year ended September 30, 2013.

The net loss for the year ended September 30, 2013 included non-cash expenses of $2,648,000, including (i) depreciation and amortization of $398,000; (ii) issuance of shares and warrants for services and debt conversions of $527,000; (iii) stock based compensation of $250,000; (iv) loss on derivative liability- warrants of $1,449,000; (v) loss on purchase of warrant and additional investment right of $850,000; and (vi) other of $17,000.

We expect losses to continue as we commercialize our ChromaID™ technology.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

We had cash of $87,000 and net working capital deficit of approximately $2,774,000 (excluding the derivative liability- warrants of $5,230,000) as of December 31, 2014.  We expect losses to continue as we commercialize our ChromaID™ technology. Our cash used in operations for the three months ended December 31, 2014 and year ended September 30, 2014 was $341,000 and $(1,379,000), respectively.  Following this offering, we expect our net proceeds to last approximately two years.

The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended September 30, 2014 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising capital from financing transactions.

We need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business.  We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt.  Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

As part of the private placement which closed June 14, 2013, we issued to the investors Series A Warrants for the purchase of 52,300,000 shares of common stock at $0.15 per share and Series B Warrants for the purchase of 52,300,000 shares of common stock at $0.20 per share.  In addition, we issued a warrant to IDMC for the purchase of 14,575,286 shares of common stock at $0.20 per share. The Company also issued (i) a Series C Warrant to purchase 3,500,000 shares of common stock at an exercise price of $0.20 per share, which is callable at $0.40 per share; and (ii) ) a Series D Warrant to purchase 3,500,000 shares of common stock at an exercise price of $0.30 per share, which is callable at $0.60 per share. If fully exercised, the warrants would provide the following liquidity (before fees) to fund our operations:

•	Series A Warrants - up to $7,845,000,
•	Series B Warrants - up to $10,460,000.
•	IDMC Warrant – up to $2,915,000.
•	Series C Warrant – up to $700,000
•	Series D Warrant – up to $1,050,000

The exercise prices of the IDMC warrant and Series A, B, C and D warrants described above will be adjusted if we issue common stock, warrants or equity below the exercise price that is reflected in the warrant prices above.  If the per share price of our common stock in this offering is below the exercise prices of these outstanding warrants, or if we issue any additional shares of common stock, warrants or other equity securities at a price below the exercise prices of these outstanding warrants, it would result in a reduction in the exercise price of these outstanding warrants.  If such reduction in the exercise price of these outstanding warrants occurred, upon exercise of these warrants, we would receive substantially less capital to fund our operations.  A downward adjustment in the exercise price of these warrants could also affect the market price of our common stock.

We have financed our corporate operations and our technology development through the issuance of convertible debentures, the sale common stock, issuance of common stock in conjunction with an equity line of credit, and loans by our Chief Executive Officer.

We finance our TransTech operations from operations and a Secured Credit Facility with Capital Source Business Finance Group. On December 9, 2008, TransTech entered into a $1,000,000 secured credit facility with Capital Source to fund its operations.   On December 12, 2014, the secured credit facility was renewed for an additional six months, with a floor for prime interest of 4.5% (currently 4.5%) plus 2.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $1,000,000. The secured credit facility is collateralized by the assets of TransTech, with a guarantee by Visualant, including a security interest in all assets of Visualant. Availability under this Secured Credit ranges from $0 to $175,000 ($56,000 as of March 31, 2015) on a daily basis. The remaining balance on the accounts receivable line $400,000 as of March 31, 2015 must be repaid by the time the secured credit facility expires on June 12, 2015, or we renew by automatic extension for the next successive six-month term.

Operating Activities

Net cash used in operating activities for the three months ended December 31, 2014 was ($341,000). This amount was primarily related to a net loss of $3,157,000 and an increase in accounts receivable of $168,000, offset by non-cash other expense of $2,781,000, including (i) depreciation and amortization of $104,000; (ii) stock based compensation of $21,000; (iii) loss on change- derivative liability warrants of $2,651,000; (iv) share and warrant issuances of $3,000; and (v) other of $2,000, as well as an increase in accounts payable and accrued expenses totaling $132,000. The loss on change- derivative liability warrants relates to derivative instruments included in the June 2013 private placement, the November 2013 IDMC Services and License Agreement and Convertible Notes Payable.

Net cash used in operating activities for the year ended September 30, 2014 was $1,379,000. This amount was primarily related to a net loss of $1,017,000, non-cash income of $819,000, including (i) depreciation and amortization of $418,000; (ii) stock based compensation of $88,000; and (iii) share and warrant issuances of $308,000, offset by (i) gain on change- derivative liability warrants of $1,605,000; and (ii) other of $28,000, offset by a reduction in account receivable of $192,000, a reduction in inventory of $88,000 and an increase in accounts payable and accrued liabilities of $144,000. The gain on change- derivative liability warrants relates to derivative instruments included in the June 2013 private placement and the November 2013 IDMC Services and License Agreement.

Investing Activities

Net cash provided by investing activities for the three months ended December 31, 2014 was $2,000. This amount was primarily related to the investment of proceeds from the sale of equipment of $2,000.

Net cash provided by investing activities for the year ended September 30, 2014 was $29,000. This amount was primarily related to the investment of proceeds from the sale of equipment of $29,000.

Financing Activities

Net cash provided by financing activities for the three months ended December 31, 2014 was $355,000. This amount was primarily related to proceeds from the sale of preferred stock of $300,000 and proceeds from line of credit of $55,000.

Net cash provided by financing activities for the year ended September 30, 2014 was $673,000. This amount was primarily related to proceeds from notes payable- related party of $600,000, proceeds from note payable of $200,000, proceeds from convertible notes payable of $167,000, offset by repayment of debt of $261,000.  Entities affiliated with Ronald P. Erickson, our Chief Executive Officer, provided $600,000 from a notes payable- related party and guaranteed a note payable for $200,000 during the year ended September 30, 2014.

Our contractual cash obligations as of September 30, 2014 are summarized in the table below:

		Less Than			Greater Than
Contractual Cash Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Operating leases	$93,028	$69,273	$23,755	$0	$0
Notes payable	1,290,960	1,290,960	-	-	-
Capital expenditures	225,000	75,000	75,000	75,000	-
	$1,608,988	$1,435,233	$98,755	$75,000	$0

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

The application of GAAP (Generally Accepted Accounting Principles) involves the exercise of varying degrees of judgment. On an ongoing basis, we evaluate our estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies (see summary of significant accounting policies more fully described in Note 3 to the financial statements set forth in this report), the following policies involve a higher degree of judgment and/or complexity:

The application of GAAP involves the exercise of varying degrees of judgment. On an ongoing basis, we evaluate our estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances.

Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies (see summary of significant accounting policies more fully described in Note 3 to the financial statements set forth in this report), the following policies involve a higher degree of judgment and/or complexity:

Inventories

Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held by TransTech for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  We record a provision for excess and obsolete inventory whenever an impairment has been identified.

Derivative Instruments – Warrants

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).

We issued warrants to purchase 104,600,000 shares of common stock in connection with our June 2013 private placement of 52,300,000 shares of common stock.  The exercise price of these warrants is $0.15 to $0.20 per share.  These warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  These warrants were issued with a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of our common stock or securities exercisable, convertible or exchangeable for our common stock were issued at a price less than the exercise price.  Therefore, the fair value of these warrants were recorded as a liability in the consolidated balance sheet and are marked to market each reporting period until they are exercised or expire or otherwise extinguished.

The proceeds from the private placement were allocated between the shares of common stock and the warrants issued in connection with the private placement based upon their estimated fair values as of the closing date at June 14, 2013, resulting in the aggregate amount of $2,494,710 allocated to stockholders’ equity and $2,735,290 allocated to the warrant derivative.  We recognized $1,448,710 of other expense resulting from the increase in the fair value of the warrant liability at September 30, 2013. During the year ended September 30, 2014, we recognized $2,092,000 of other income resulting from the decrease in the fair value of the warrant liability at June 30, 2014. During the six months ended March 31, 2015, we recognized $366,100 of other income resulting from the decrease in the fair value of the warrant liability at March 31, 2015.

We issued a warrant to purchase 14,575,286 shares of common stock in connection with the November 2013 IDMC Services and License Agreement. The warrant price of $0.20 per share expires November 10, 2018 and the per share price is subject to adjustment.  This warrant was not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  This warrant was issued with a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of our common stock or securities exercisable, convertible or exchangeable for our common stock were issued at a price less than the exercise price.  Therefore, the fair value of these warrants was recorded as a liability in the consolidated balance sheet and are marked to market each reporting period until they are exercised or expire or otherwise extinguished. During the year ended September 30, 2014, we recognized $320,657 of other expense related to the IDMC warrant. During the six months ended March 31, 2015, we recognized $43,726 of other income related to the IDMC warrant.

We entered into a Convertible Note Payable with KBM Worldwide, Inc. on August 25, 2014 for $103,500. The Note was paid off on March 2, 2015. We entered into a Convertible Note Payable with KBM on September 24, 2014 for $63,000. The Note was repaid March 27, 2015. We entered into a Convertible Note Payable with KBM on January 27, 2015 for $64,000. The KBM Note accrues interest at a rate of 8% per annum and becomes due on October 27, 2015 and is convertible into common stock on July 26, 2015. The outstanding KBM Notes is convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion; however, the outstanding KBM notes is not convertible until July 26, 2015. During the year ended September 30, 2014, we recognized $166,500 of other expense related to the KBM Notes. During the six months ended March 31, 2015, we recognized $29,529 of other income and allocated $98,940 to stockholder’s equity related to the KBM Notes.

We issued 3,500,000 shares of Series A Convertible Preferred Stock with attached warrants during the six months ended March 31, 2015. We allocated $233,333 to stockholders equity and $116,667 to the derivative warrant liability. The warrants were issued with a down round provision. During the six months ended March 31, 2015, we recognized $175,000 of other expense related to the warrant liability.

Revenue Recognition

Visualant and TransTech revenue are derived from the sale of products and services. Service revenue is considered realized when the services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, we defer all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned. The Sumitomo License fee was recorded as revenue over the life the Joint Development Agreement and was fully recorded as of May 31, 2013.

Stock Based Compensation

We have share-based compensation plans under which employees, consultants, suppliers and directors may be granted shares of our restricted common stock, as well as options to purchase shares of our common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by us at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, we recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and shares of restricted common stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Quantitative and Qualitative Disclosure about Market Risk

We have no investments in any market risk sensitive instruments either held for trading purposes or entered into for other than trading purposes.

BUSINESS

We are focused primarily on the development of a proprietary technology which is capable of uniquely identifying and authenticating almost any substance using light to create, record and detect the unique digital “signature” of the substance.  We call this our “ChromaID™” technology.

Our ChromaID™ Technology

We have developed a proprietary technology to uniquely identify and authenticate almost any substance. This patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material.  This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature.  Each ChromaID signature is comprised of hundreds or thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light that are outside the humanly visible light spectrum. The data obtained allows us to create a very specific and unique ChromaID signature of the substance for a myriad of authentication and verification applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light.  Spectrophotometers typically have a higher cost and utilize a form factor more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific frequencies of light resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications.  The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible is size, shape and configuration.  The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. The Visualant scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result.

ChromaID was invented by scientists from the University of Washington under contract with Visualant.  We have pursued an aggressive intellectual property strategy and have been granted seven patents.  We also have 22 patents pending.  We possess all right, title and interest to the issued patents.  Ten of the pending patents are licensed exclusively to us in perpetuity by our strategic partner, Intellectual Ventures through its subsidiary IDMC.

In 2010, we acquired TransTech Systems, Inc. (“TransTech”) as an adjunct to our business.  TransTech is a distributor of products for employee and personnel identification.  TransTech currently provides substantially all of our revenues.  We intend, however, to use a majority of the proceeds of this offering to further develop and market our ChromaID technology.

The following summarizes our plans for our proprietary ChromaID technology. Based on our anticipated expenditures on this technology, the expected efforts of our management and our relationship with Intellectual Ventures and its subsidiary, IDMC, and our other strategic partner, Sumitomo Precision Products, Ltd., we expect our ChromaID technology to provide an increasing portion of our revenues in future years from product sales, licenses, royalties and other revenue streams., as discussed further below.

ChromaID:  A Foundational Platform Technology

Our ChromaID technology provides a platform upon which a myriad of applications can be developed.  As a platform technology, it is analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed.  The ChromaID technology is an enabling technology that brings the science of light and photonics to low cost, real world commercialization opportunities across multiple industries. The technology is foundational and as such, the basis upon which we believe a significant business can be built.

As with other foundational technologies, a single application may reach across multiple industries. The ChromaID technology can, for example effectively differentiate and identify different brands of clear vodkas that appear identical to the human eye. By extension this same technology can identify pure water from water with contaminants present. It can provide real time detection of liquid medicines such as morphine that have been adulterated or compromised. It can detect if jet fuel has water contamination present. It could determine when it is time to change oil in a deep fat fryer. These are but a few of the potential applications of the ChromaID technology based upon extensions of its ability to identify different clear liquids.

The cornerstone of a company with a foundational platform technology is its intellectual property.  ChromaID was invented by scientists from the University of Washington under contract with Visualant.  We have pursued an aggressive intellectual property strategy and have been granted seven patents.  We currently have 22 patents pending.  We possess all right, title and interest to the issued patents.  Ten of the pending patents are licensed exclusively to us in perpetuity by its strategic partner, IDMC.

At the Photonics West trade show held in San Francisco in February 2013, we were honored to receive a PRISM award from the Society of Photo-Optical Instrumentation Engineers International, better known as SPIE.

IDMC Relationship

In November 2013, we entered into a strategic relationship with IDMC, a subsidiary of Intellectual Ventures, a private intellectual property fund with over $5 billion under management.  Intellectual Ventures owns over 40,000 IP assets and has broad global relationships for the invention of technology, the filing of patents and the licensing of intellectual property.  IDMC has worked to expand the reach and the potential application of the ChromaID technology and has filed ten patents base on the ChromaID technology, which it has licensed to us.  In connection with IDMC’s work to expand our intellectual property portfolio, we agreed to curtail outbound marketing activities of our technology through the fourth calendar quarter of 2014.

Initial testing in our laboratories and the work of the IDMC inventors have shown that the ChromaID technology has a number of broad and useful applications a few of which include:

•	Milk identification for quality, protein and fat content and impurities
•	Identification of liquids for counterfeits or contaminants
•	Detecting adulterants in food and food products compromising its quality
•	Color grading of diamonds
•	Identifying real cosmetics versus counterfeit cosmetics
•	Identifying counterfeit medications versus real medications
•	Identifying regular flour versus gluten free flour
•	Authenticating secure identification cards

Products

Our first delivered product, the ChromaID Lab Kit, scans and identifies solid surfaces. We are marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security cards, cosmetic companies, scanner manufactures and food processing companies.

Our second product, the ChromaID Liquid Lab Kit, scans and identifies liquids.  This product is currently in prototype form.  Similar to our first product, it will be marketed to customers who are considering licensing the technology. Rather than use an LED emitter to reflect light off of a surface that is captured by a photodiode to generate a ChromaID signature the liquid analysis product shines light through the liquid (transmissive) with the LEDs positioned on one side of the liquid sample and the photo detectors on the opposite side. This device is in a functional state in our laboratory and we anticipate having a Liquid ChromaID Lab Kit available for customers by the Company’s fourth fiscal quarter ending September 30, 2015. Target markets include, but are not limited to, water companies, petrochemical companies, pharmaceutical companies, and numerous consumer applications.

The ChromaID Lab Kits allows potential licensors of our technology to work with our technology and develop solutions for their particular application.  Our contractual arrangements with IDMC are described in greater detail below.

Our Commercialization Plans for the ChromaID Technology.

We shipped our first ChromaID product, the ChromaID Lab Kits, to our strategic partner IDMC during the last calendar quarter of 2013 and first calendar quarter of 2014, after we completed final assembly and testing. As part of our agreement with IDMC, we curtailed our ChromaID marketing efforts through the fourth calendar quarter of 2014 while IDMC worked to expand our intellectual property portfolio. Thereafter, we began to actively market the ChromaID Lab Kits to interested and qualified customers. To date, we have achieved limited revenue from the sale of our ChromaID Lab Kits.

The Lab Kit includes the following:

ChromaID Scanner. A small device made with electronic and optical components and firmware which pulses light onto a flat material and records and digitizes the light that is reflected back from that material. The device is the size of a typical flashlight (5.5” long and 1.25” diameter).  However, the technology can be incorporated into almost any size, shape and configuration.

ChromaID Lab Software. A software application that runs on a Windows PC. The software allows for configuration of the scanner, controls the behavior of the ChromaID Scanner, displays a graph of the captured ChromaID signature profile, stores the ChromaID signature in a database and uses algorithms to compare the accuracy of the match of the unknown scan to the known ChromaID signature profile.  This software is intended for lab and experimental use only and is not required for commercialized product applications.

 Software Development Toolkit. A collection of software applications, API (an abbreviation of application program interface – a set of routines, protocols, and tools for building software applications) definitions and file descriptions that allow a customer to extract the raw data from the ChromaID signatures and run their own software routines against that raw data.

The ChromaID Lab Kit allows customers to experiment with and evaluate the ChromaID technology and determine if it is appropriate for their specific applications. The primary electronic and optical parts of the ChromaID scanner, called the “scan head,” could be supplied to customers to integrate into their own products.  A set of ChromaID Developer Tools are also available.  These allow customers to develop their own products based on the ChromaID technology.

ChromaID signatures must be stored, managed, and readily accessible for comparison, matching and authentication purposes. The database can be owned and operated by the end customer, but in the case of thousands of ChromaID signatures, database management may be outsourced to us or a third party provider.  These database services could be made available on a per-access transaction basis or on a monthly or annual subscription basis.  The actual storage location of the database can be cloud-based, on a stand-alone scanning device or on a mobile device via a Bluetooth connection depending on the requirements of access, size of the database and security as defined by the customer. As a result, large databases can be accessed by cell phone or other mobile technologies using either local storage or cloud based storage.

Based on the commercialization plans outlined above, our business model anticipates deriving revenue from several sources:

•	Sales of the ChromaID Lab Kit and ChromaID Liquid Lab Kit
•	Non Recurring Engineering (NRE) fees to assist customers with scan integration into their products
•	Licensing of the ChromaID technology
•	Royalties per unit generated from the sales of scan heads
•	Per click transaction revenue from accessing the unique ChromaID signatures
•	Developing custom product applications for customers
•	ChromaID database administration and management services

Our Acceleration of Business Development in the United States and Around the World

We are coordinating our internal business development, sales and marketing efforts with those of our strategic partners IDMC, and Sumitomo Precision Products to leverage market data and information in order to focus on specific target vertical markets which have the greatest potential for early adoption.  The ChromaID Lab Kit provides a means for us to demonstrate the technology to customers in these markets.  It also allows customers to experiment with developing unique applications for their particular use.  Our Business Development team is pursuing license opportunities with customers in our target markets.

There is no requirement for FDA or other government approval for the current applications of our ChromaID technology. Over time, as we explore the application of our ChromaID technology for medical diagnostics and other applications, we expect that there will be requirements for FDA and other government approvals before applications using the technology in medical and other regulated fields can enter the marketplace.

Research and Development

Our research and development efforts are primarily focused improving the core foundational ChromaID technology and developing new and unique applications for the technology.   As part of this effort, we typically conduct testing to ensure that ChromaID application methods are compatible with the customer’s requirements, and that they can be implemented in a cost effective manner. We are also actively involved in identifying new application methods.  Our team has considerable experience working with the application of light-based technologies and their application to various industries. We believe that our continued development of new and enhanced technologies relating to our core business is essential to our future success. We spent $1,169,281 on research and development activities for the year ended September 30, 2013 and $670,742 for the year ended September 30, 2014.  Our research and development efforts are supported internally, through our relationship with IDMC and through contractors led by Dr. Tom Furness and his team at RATLab LLC.

Our Patents

We believe that our seven patents, 22 patent applications, and two registered trademarks, and our trade secrets, copyrights and other intellectual property rights are important assets for us. Our patents will expire at various times between 2027 and 2033. The duration of our trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained.

The patents that have been granted to Visualant include:

On August 9, 2011, we were issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, we were issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, we were issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, we were issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, we were issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 12, 2013, we were issued US Patent No. 8,583,394 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 21, 2014, we were issued US Patent No. 8,888,207 entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols” by the United States Office of Patents and Trademarks. The patent expires February 7, 2033.

We pursue an aggressive patent strategy to expand our unique intellectual property in the United States and other countries.

Services and License Agreement Invention Development Management Company, L.L.C.

In November 2013, we entered into a Services and License Agreement with IDMC. IDMC is affiliated with Intellectual Ventures, which collaborates with inventors and partners with pioneering companies and invests both expertise and capital in the process of invention. On November 19, 2014, we amended the Services and License Agreement with IDMC. This amendment exclusively licenses 10 filed patents to us

The agreement requires IDMC to identify and engage inventors to develop new applications of our ChromaID™ technology, present the developments to us for approval, and file at least 10 patent applications to protect the developments. IDMC is responsible for the development and patent costs. We provided the Chroma ID Lab Kits to IDMC at no cost and are providing ongoing technical support. In addition, to provide time for this accelerated expansion of its intellectual property we delayed the selling of the ChromaID Lab Kits for 140 days except for certain select accounts. We have continued our business development efforts during this period and have worked with IDMC and their global business development resources to secure potential customers and licensees for the ChromaID technology. We shipped 20 ChromaID Lab Kits to inventors in the IDMC network during December 2013 and January 2014. As part of our agreement with IDMC, we curtailed our ChromaID marketing efforts through the fourth calendar quarter of 2014 while IDMC worked to expand our intellectual property portfolio. Thereafter, we began to actively market the ChromaID Lab Kits to interested and qualified customers.

We have received a worldwide, nontransferable, exclusive license to the intellectual property developed under the IDMC agreement during the term of the agreement, and solely within the identification, authentication and diagnostics field of use, to (a) make, have made, use, import, sell and offer for sale products and services; (b) make improvements; and (c) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

We received a nonexclusive and nontransferable option to acquire a worldwide, nontransferable, nonexclusive license to the useful intellectual property held by IDMC within the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer to sell products and services and (b) grant sublicenses to any and all of the foregoing rights. The option to acquire this license may be exercised for up to two years from the effective date of the Agreement.

IDMC is providing global business development services to us for geographies not being pursued by Visualant. Also, IDMC has introduced us to potential customers, licensees and distributors for the purpose of identifying and pursuing a license, sale or distribution arrangement or other monetization event.

We granted to IDMC a nonexclusive, worldwide, fully paid, nontransferable, sublicenseable, perpetual license to our intellectual property solely outside the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer for sale products and services and (b) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

We granted to IDMC a nonexclusive, worldwide, fully paid up, royalty-free, nontransferable, non-sublicenseable, perpetual license to access and use our technology solely for the purpose of marketing the aforementioned sublicenses of our intellectual property to third parties outside the designated fields of use.

In connection with the original license agreement, we issued a warrant to purchase 14,575,286 shares of common stock to IDMC as consideration for the exclusive intellectual property license and application development services. The warrant has an exercise price of $0.20 per share and expires November 10, 2018. The per share price is subject to adjustment based on any issuances below $.20 per share except as described in the warrant.

We agreed to pay IDMC a percentage of license revenue for the global development business services and a percentage of revenue received from any company introduce to us by IDMC. We also have also agreed to pay IDMC a royalty when we receive royalty product revenue from an IDMC-introduced company. IDMC has agreed to pay us a license fee for the nonexclusive license of our intellectual property.

The term of both the exclusive intellectual property license and the nonexclusive intellectual property license commences on the effective date of November 11, 2013, and terminates when all claims of the patents expire or are held in valid or unenforceable by a court of competent jurisdiction from which no appeal can be taken.
The term of the Agreement commences on the effective date until either party terminates the Agreement at any time following the fifth anniversary of the effective date by providing at least ninety days’ prior written notice to the other party.

TransTech Systems, Inc.

Our wholly owned subsidiary, TransTech Systems, Inc., is a distributor of products, including systems solutions, components and consumables, for employee and personnel identification in government and the private sector, document authentication, access control, and radio frequency identification.  TransTech provides these products and services, along with marketing and business development assistance to value-added resellers and system integrators throughout North America.

We expect our ownership of TransTech to accelerate our market entry and penetration through well-operated and positioned dealers of security and authentication systems, thus creating a natural distribution channel for products featuring our proprietary ChromaID technology.  TransTech currently provides substantially all of our revenues.  Its management team functions independently from Visualant’s and its operations require a minimal commitment of our management time and other resources.  Our acquisition of TransTech in June 2010 and its operations are described in greater detail below.

Agreements with Sumitomo Precision Products Co., Ltd.

In May 2012, we entered into a Joint Research and Product Development Agreement with Sumitomo Precision Products Co., Ltd., a publicly-traded Japanese corporation, for the commercialization of our ChromaID technology.   In March 2013, we entered into an amendment to this agreement, which extended the Joint Development Agreement from March 31, 2013 to December 31, 2013.  The extension provided for continuing work between Sumitomo and Visualant focused upon advancing the ChromaID technology and market research aimed at identifying the most significant markets for the ChromaID technology. This collaborative work supported the development of the ChromaID Lab Kit. This agreement expired December 31, 2013. The current version of the technology was introduced to the marketplace as a part of our ChromaID Lab Kit during the fourth quarter of 2013.  Sumitomo invested $2,250,000 in exchange for 17,307,693 shares of restricted shares of common stock priced at $0.13 per share that was funded on June 21, 2012.

We also entered into a License Agreement with Sumitomo in May 2012, under which Sumitomo paid the Company an initial payment of $1 million.  The License Agreement granted Sumitomo an exclusive license for the then extant ChromaID technology.  The territories covered by this license include Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines). The Sumitomo License fee was recorded as revenue over the life the Joint Research and Product Development Agreement and was fully recorded as of May 31, 2013.

Potential Markets and Customers

Our plan is to develop markets and customers who have a need to authenticate, detect, identify, verify or diagnose materials or substances which may include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, water purification and quality companies, currency paper and ink manufacturers, security card manufacturers, cosmetic companies and food processing companies.

Market opportunities include identification, detection, or diagnosis of:

•	Pharmaceuticals – pill counting and verification
•	Food safety – testing for contaminants and quality
•	Gemstones – diamond color grading
•	Liquid analysis – water purity
•	Law enforcement - illicit drug identification for law enforcement applications
•	Paint – color matching
•	ID badges – counterfeit ID detection
•	Secure packaging - Container seals and packaging materials with invisible markings
•	Cosmetics – matching skin tones to correct products
•	Documents and Currency– detect counterfeit paper and inks
•	Medical - Noninvasive skin analysis for discovery of diseases or medical conditions

Our Strategy

To date, the substantial portion of our non-TransTech revenue has been generated from the development license with Sumitomo Precision Products and sales of our ChromaID Lab Kits. We expect to continue to grow revenues from sales of our Lab Kits, non-recurring engineering fees, licenses, per unit royalties and subscriptions, as well as “per click” revenues.  Key aspects of our strategy include:

Customize and Refine our Solutions to Meet Potential Customers’ Needs

We are continuously improving and expanding our potential product offerings by testing the incorporation of our technologies into different media, such as the new ChromaID Liquid Lab Kit that is in the prototype stage.  Each vertical market has specific requirements for their potential product application that will involve determining the range of LEDs and photodiodes that will provide optimum performance and the associated form factor required for their product.  Our goal is to develop a cost-effective scanning system for each potential industry and customer that can be incorporated into that potential customer’s products that they will then take to market.

Continue to Expand Applications for ChromaID Technology

While we have basic proof of concepts for applications in several large markets to date, we plan to continue our ongoing effort to expand proof-of-concept testing in other vertical markets that have yet to be tested. We have also identified and are further examining opportunities to collaborate with companies and universities to develop new applications for the ChromaID technology.  We believe the strength of our solutions is based on the unique and proprietary ChromaID signature that is created from every scan.

Target Potential High-Volume Markets

We will continue to focus our efforts on target vertical markets that are characterized by a high level of vulnerability to counterfeiting, product tampering, piracy, fraud, identity theft, contamination and adulteration.  We believe the ChromaID technology can be a lower cost, real time, flexible form factor solution in the following areas: access control, quality and process control, food safety, water quality, law enforcement support, standardization and medical diagnostics.  Our current target markets include pharmaceuticals, food quality and safety, gemstone grading, water purity, law enforcement, paint color matching, identity cards, chemical identification, cosmetics, currency, process control and healthcare. If and when we have significantly penetrated these markets, we intend to expand into additional related high volume markets.

Pursue Strategic Acquisitions and Alliances

We intend to pursue strategic acquisitions of companies and technologies that strengthen and complement our core technologies, improve our competitive positioning, allow us to penetrate new markets, and grow our customer base. We also intend to work in collaboration with potential strategic partners in order to continue to market and sell new product lines derived from, but not limited to, ChromaID technology.

Target Additional Markets

In fourth fiscal quarter of 2014, we began introducing our technology and services in Europe, the United States and Asia. Several potential customers are currently analyzing our technology. At the present time, we are focusing our efforts on the pharmaceutical industry, the food safety industry, law enforcement and homeland security.   In the future, we plan to expand our focus to include identification cards and other secure documents, industrial materials, agrochemicals, pharmaceuticals, consumer products, cosmetics, currency and medical diagnostics.

Industry Background

Visualant’s ChromaID is a part of the broad industry built upon photonics or light-based technology. Photonics science includes the generation, emission, transmission, modulation, signal processing, switching, amplification, and detection/sensing of light. Though covering all light's technical applications over the whole spectrum, most photonic applications are in the range of visible and near-infrared light. The term photonics developed as an outgrowth of the first practical semiconductor light emitters invented in the early 1960s and optical fibers developed in the 1970s.

Photonics came into common use in the 1980s as fiber-optic data transmission was adopted by telecommunications network operators. At that time, the term was used widely at Bell Laboratories. Its use was confirmed when the IEEE Lasers and Electro-Optics Society established an archival journal named Photonics Technology Letters at the end of the 1980s.

Photonics covers a huge range of science and technology applications, including laser manufacturing, biological and chemical sensing, medical diagnostics and therapy, display technology, and optical computing.

Applications of photonics includes all areas from everyday life to the most advanced science, e.g. light detection, telecommunications, information processing, lighting, metrology, spectroscopy, holography, medicine (surgery, vision correction, endoscopy, health monitoring), military technology, laser material processing, visual art, biophotonics, agriculture and robotics.

The world photonics market, according to the World Photonics Report of 2013 was a $350 billion market and will grow to a $650 billion market by 2020.

Our business model is focused on the use of structured light - a disruptive conceptual breakthrough in photonics. Light-emitting diodes (LEDs) shine a single wavelength of pulsed light in increasing steps of intensity onto a subject. Photodiodes capture the light that is returned via reflection or re emission of that light. The photodiode produces an analog signal that is then converted into a 24 bit digital data point for each pulse of light. A typical scan is comprised of hundreds of pulses of light across a number of specific frequency LED’s creating a unique ChromaID signature for the subject being scanned.  In a typical application a “reference” or “master” ChromaID signature is captured and stored in a database for that specific subject.  When an unknown substance is scanned to produce its own ChromaID signature, (the “discovery scan”), the unknown substance’s ChromaID signature is compared to that of the known (or “reference”) ChromaID signature. Algorithms are used to compare the two sets of data and determine if the “discovery” signature is the same as the “reference” ChromaID signature. This accuracy threshold can be adjusted from 51 % to 99.995 % accuracy based on the requirements for each specific application of the ChromaID technology.  Historically, a number of the applications for ChromaID technology were performed by spectrophotometers.  The sales of spectrophotometers by companies such as Ocean Optics, Perkin Elmer, Fisher Thermo Scientific and Agilent are multibillion dollar businesses.  Spectrophotometers combine broad-spectrum light; a diffraction grating to split it; and a linear array for graphical presentation in software. They tend to be bulky, fragile, and expensive; scanning and analysis are complex. We believe our ChromaID technology uses lower cost components, provides more accurate data, has a very flexible form factor and the information can be easily understood. The use of structured light by our ChromaID technology provides a platform for the development of a myriad of applications in the categories of identification, authentication and diagnostics.

We believe that the ChromaID technology is analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed.  The ChromaID technology may be considered an enabling technology that brings the science of light and photonics to low cost, real world commercialization opportunities across multiple industries. The technology is foundational and as such, the basis upon which we believe a significant business can be built.

A number of our current and potential markets are set forth below.

Current and Potential Markets

PHARMACEUTICALS

The ChromaID technology has many potential applications in the pharmaceutical industry. These may include counterfeit drug detection, raw materials verification, clean room environment verification, process and quality control applications, medical waste disposal and packaging verification. There are many issues in the pharmaceutical industry that have health safety, litigation and financial loss implications resulting in billions of dollars globally.

Internal tests of the ChromaID technology to cost effectively address a number of the issues that are of concern for the pharmaceutical industry. The ChromaID technology has been proven that it is able to distinguish authentic pills from counterfeit pills and one manufacturer’s aspirin from another manufacturer’s aspirin by simply scanning and comparing the scan results. We have worked with potential partners to use the ChromaID technology to identify controlled substances prior to their safe and secure disposal in hospital environments. We are currently working with a partner who is exploring using the ChromaID technology in high speed pill sorting and counting equipment to authenticate and verify that the correct pill is going into the package or bottle.

We have worked with a company to verify raw materials prior to them being processed into nutraceutical products.
With the ChromaID Liquid Development Kit we have been able to detect pure liquids from those with contaminants in them with potential applications in production control as well as real-time monitoring of patient liquid medicine delivery systems for potential dilution and verifiability issues.

The pharmaceutical industry faces major problems relative to counterfeit, diluted or falsely labeled drugs that make their way through healthcare systems worldwide, posing a health threat to patients and a financial threat to drug manufacturers and distributors. According to the Center for Medicine in the Public Interest in the United States of America, worldwide sales of counterfeit medicines could top $75 billion this year, a 90% rise in five years. In some countries, counterfeit prescription drugs comprise as much as 70% of the drug supply and have been responsible for thousands of deaths in some of the world’s most impoverished nations, according to the WHO. Counterfeit pharmaceuticals are estimated to be a billion-dollar industry, though some estimate it to be much larger. In 2010, the WHO reported that in over 50% of cases, medicines purchased over the Internet from illegal sites that conceal their physical address have been found to be counterfeit. According to the WHO, counterfeiting can apply to both branded and generic products and counterfeit pharmaceuticals may include products with the correct ingredients but false packaging, with the wrong ingredients, without active ingredients or with insufficient active ingredients.

Throughout the channel of distribution, from raw material sourcing to end consumer purchasing, the ChromaID technology can be used to detect erroneous or counterfeit products and help provide safety and security throughout the supply chain from manufacturers to consumers.

FOOD SAFETY AND QUALITY

Counterfeit food threats are becoming more common as supply chains become more global and as imaging and manufacturing technology become more accessible. There are numerous alarming examples of counterfeit foods that have been reported. For instance, long-grain rice is being labelled and sold as basmati rice, Spanish olive oil is being bottled and sold as Italian olive oil, and mixtures of industrial solvents and alcohol are being sold as vodka. In addition, herbal teas have been found to contain no herbs or tea and juices have been found to contain vegetable oil, which is used as a flame retardant, and labeled tuna turns out to be an unidentifiable concoction of random meats. Although many of these stories have emerged from the UK and Europe, the fake-food problem is also relevant in the United States.

Around the world, food fraud is an epidemic and we believe the ChromaID technology can make a significant contribution in the area of food authentication, food safety and food quality. We are currently in discussions with potential customers about a consumer-based food safety testing device.   We are in discussions with another potential customer who has expressed interest in using the technology to perform milk quality analysis including protein and fat content.

In our labs we have been able to identify and differentiate whole milk from 2%, 1% and fat free products. We have also been able to differentiate the same milk product, 2% milk for example, from different manufacturers. We intend to work with research laboratories and universities to perform validation studies that the technology can detect bacteria such as Listeria and E. coli on the surfaces of meat, fish and poultry.

We have performed initial testing on nutraceutical products and are able to differentiate pure products such as green tea, dried blueberry and dried barberry from those containing small amounts of Maltodextrin, which is a product “extender”.

ChromaID technology also may have applicability in the field both in aiding in pest and disease management and in using our ability to determine the best time for crop harvest.  Light reflectivity can also indicate the maturity of a plant’s fruit.  The timing of a harvest has a direct impact upon a crop’s value.

GEMSTONE COLOR AND QUALITY

Visualant is currently working with parties who are directly involved with the assessment and grading of diamonds and gemstones.  In some cases the acknowledged global standard for gemstone certification, the GIA (Gemological Institute of America), uses subjective evaluation for elements of diamond quality such as color. These evaluations are subject to the inconsistencies of how one individual perceives one color as compared to another individual.   The difference in evaluation can impact the value of the gem being graded.

Laboratory testing that has been performed to date indicates that the ChromaID technology can uniquely and accurately differentiate diamond colors between stones and grades of stones. This would provide for a uniform and consistent evaluation of investment grade diamonds in different markets so, for example, there would be consistency between New York, Tel Aviv and Antwerp for the same stone.

FLUID ANALYSIS

Laboratory experimentation with Visualant’s ChromaID technology has shown that the technology can identify and differentiate between identical looking clear fluids. Laboratory tests on water samples were able to detect and identify the pure water sample and clear samples that had various concentrations of salt or sugar dissolved into the solution.

In another laboratory test the ChromaID technology was able to effectively differentiate between different clear vodkas and accurately identify Smirnoff, Stolichnaya and Grey Goose.  All were in a clear plastic containers yet the ChromaID technology could quickly and accurately identify them. These tests were all performed with the flat surface scanner. Visualant’s newest product, the ChromaID Liquid Lab Kit, has been designed specifically for liquid analysis. This technology shines light through the liquid using a transmissive derivative of the ChromaID technology which will provide even more accurate results with fluids.

Testing to determine adherence to environmental standards of safety and quality in the US is done primarily by small private commercial labs.  These labs are required by municipal and government dictates to use mass spectrometry and gas chromatography for their tests.   Globally, the water testing market totals $3.5 billion annually, according to Global Water Intelligence.  In addition, there is an approaching boom in this market as China as their awareness of their environmental impact and costs continues to grow.

Further, there is a potential application for the ChromaID technology to be inserted in stacks and effluent pipes to monitor quality of discharges.  Currently, mass spectrometer bulbs and sensors are inserted, but they quickly foul due to precipitates and heat reaction of chemicals in the flow.

Among the applications that potential customers have shown an interest in are as follows:

•	Low cost water quality testing device for use in third world environments.
•	Field-deployable water testing tool for fracking water analysis at the well site.
•
Fuel and Oil Analysis.  This area includes all analysis done to detect and identify contaminants in fuel and oil inventories.  This analysis may be done in the field or in controlled settings.  An example of this would be testing for the presence of water in aviation fuel either in line in the aircraft system, or in the hanger as part of routine sampling.

•
Real time monitoring of almost any liquid in a production environment such as water desalination, petrochemical production, bottling plants etc. Today samples must be pulled from the production lines and sent to a laboratory for analysis taking hours or days to obtain results.

•	Inline intravenous drip monitoring of liquid medications such as morphine for dilution, contaminants or adulterants.

The promise of a flow-through liquid quality detection device that provides real time results at a lower cost has many applications.

LAW ENFORCEMENT

In fiscal year 2011, the US government provided $3.9 billion for drug interdiction.  Currently there is no reusable, reliable and easily portable field-based detection system available to law enforcement agencies.  There are many chemical-based tests, but these require a careful adherence to process.

Law enforcement organizations are always seeking a system they can use which will provide absolute proof of authentication.  Laboratory experimentation with the ChromaID technology has successfully shown that it can differentiate salt from sugar, baking powder from flour, one manufacturer’s baking powder from another manufacturer’s baking powder, regular flour from gluten free flour, and aspirin from two different producers.

We have worked with a potential customer in the controlled substance disposal area and, using the ChromaID technology, they were able to successfully identify several similar looking controlled substances from one another.  Putting a controlled substance detection device that provides results in real time in the hands of law enforcement for less than $1,000 would be very valuable tool.

The ChromaID technology could be applied in the area of forensics by identifying automobile paint and soil samples from a crime scene.  A database of all automobile paints by manufacturer and model exists and can be scanned and stored in a ChromaID database.  This would allow for the paint chips at the scene of a crime to be scanned and identify not just the color of the car but also the year, make and model of the suspect vehicle. Law enforcement would know exactly what make and year of car they were looking for, not just a “yellow” car.

PAINT AND COLOR MATCHING

Laboratory testing of the ChromaID technology has demonstrated that the technology is capable of differentiating minute differences in paint colors and finishes.  Our experimentation with Pantone color chips has demonstrated that the ChromaID technology can detect more subtle color differences than a traditional hand held spectrophotometer. In experimenting with a Pantone skin color collection the ChromaID technology could detect a difference in every skin tone sample. A spectrophotometer could only detect a difference in every tenth skin tone sample.

The ChromaID technology could be incorporated into a consumer device that could accurately capture a paint color in the home from a wall, a piece of furniture or even a plant and take that information to paint retailer for correct matching.  Industrial applications could include replacement of the expensive and inaccurate spectrophotometers installed in most paint retailers, or the ability to correctly color metal roofing or siding materials prior to them being manufactured or ordered.

Printing color verification is another application of the technology for accurately verifying the color on a particular printing job before thousands of prints are run. The ChromaID can also differentiate between flat, eggshell, semi-gloss and gloss finishes, something impossible to do with a spectrophotometer.

SECURITY BADGING, IDENTIFICATION CARDS, DOCUMENTS AND CURRENCY

Governments are increasingly vulnerable to counterfeiting, terrorism and other security threats at least in part because currencies, identity and security cards and other official documents can be counterfeited, often with relative ease. Havocscope, a company that collects black market intelligence and identifies security threats, reports that they believe there are over 1 million fake ID’s in use in the United States.

The physical security and access control market is experiencing a major shift toward intellectual property-based solutions.  Until now most of the security solutions were analog, but intellectual property-based solutions have started to garner more confidence in the market.  This shift is influencing equipment purchases, upgrades, processes and training.   The US government’s decision to deploy an integrated, agency-wide, common smart card platform may continue to raise the awareness of smart card technology and hence increase the demand for contactless smart card proximity readers in the public and private sectors alike.

Visualant, with its digital platform including software, is ideally positioned for this trend.

According to the U.S. Immigration and Customs Enforcement, document and benefit fraud poses a severe threat to national security and public safety because it creates a vulnerability that may enable terrorists, criminals and illegal aliens to gain entry to and remain in the United States.  In 2013, almost 40 million "travel" documents were reported as lost or stolen since 2002, according to Interpol.

Maintaining the integrity of the U.S. passport is essential to the State Department’s efforts to protect U.S. citizens from terrorists, criminals and others. The State Department issued approximately 8.8 million passports in fiscal year 2004. During the same year, the States’ Bureau of Diplomatic Security arrested about 500 individuals for passport fraud, and about 300 persons were convicted. Passport fraud is often intended to facilitate other crimes, including illegal immigration, drug trafficking, and alien smuggling.

According to the U.S. Immigration and Customs Enforcement, document and benefit fraud poses a severe threat to national security and public safety because it creates a vulnerability that may enable terrorists, criminals and illegal aliens to gain entry to and remain in the United States.  In 2013, almost 40 million "travel" documents were reported as lost or stolen since 2002, according to Interpol.

The low initial and maintenance costs of the Visualant ChromaID technology, together with the robustness and accuracy of the system, could create opportunities for other innovative applications.  This innovation may involve, among other things, the mode and location of the sensor head, or the form factor of the unit.

Internal testing performed by Visualant on various currency papers, document papers and currency inks have indicated that the technology can accurately detect minute differences in the properties of the papers and inks allowing the counterfeit currency or document to be easily identified using a low cost Chroma ID scanner in either a hand held form factor or incorporated into an ATM type device.   The ChromaID scan is very fast.  It could be incorporated in a currency counter, for example, as each complete scan may take as little as 0.006 seconds.

The ChromaID solution can be used for all types of identification and official documents, such as passports; lawful permanent resident, or “green” cards; visas; drivers’ licenses; Social Security cards; military identification cards; national transportation cards; security cards for access to sensitive physical locations; and other important identity cards, official documents and security-related cards.

TAGGANTS AND CHEMICAL IDENTIFIERS

The idea of using an invisible chemical marker either as a coating or incorporated into a part or product has been successfully tested in our laboratory using the ChromaID technology. The project involved using a unique chemical compound, often referred to as a taggant, in a batch of PVC security badges. The chemical was acquired from a taggant manufacturer and added to a batch of PVC that was then pressed and cut into standard security badge sized cards.

There was no visible difference in the off white color of a standard PVC card vs. the treated taggant card. Once the ChromaID signature for the taggant treated card was recorded, the two batches of cards were mixed together and underwent a series of ChromaID discovery scans. The ChromaID technology was able to identify the “secure” taggant treated security badge even though both cards looked identical to the naked eye.

Adding holograms, RFID chips, overlays and other secure identification methods drives the cost up substantially from a few cents to a few dollars.  Adding a small amount of a chemical compound is very inexpensive yet provides very secure results.  In order to produce a counterfeit card the counterfeiter would need to know (a) that there was an invisible marker, (b) what the chemical was, (c) what the concentration of the chemical was and (d) what the proprietary ChromaID signature was, making it very difficult process for the counterfeiter.

These taggant agents could be incorporated into the material that the part was made of or applied as a low cost coating over parts, in packing tape, in plastic packaging, in credit cards, etc.

There are two distinct advantages of the ChromaID technology over other methods such as DNA certification. The cost would be lower for the chemical taggant to be added to the product and there would be virtually no waiting for results. The ChromaID reader would provide immediate feedback as to whether or not the part is authentic. In conjunction with a DNA test, a two-tier authentication methodology could be developed using the Chroma ID technology as a primary test and a DNA test as a secondary test.

MICROCIRCUITS AND OTHER ELECTRONICS

According to the research firm IHS Inc., counterfeit semiconductors have proliferated through corporations and the military and are a $169 billion risk to the electronics supply chain.

The global trade in recycled electronics parts is enormous and growing rapidly, driven by a confluence of cost pressures, increasingly complex supply chains and the huge growth in the amount of electronic waste disposed around the world, especially Asia. Recycled parts, relabeled and sold as new, threaten not only military systems but also commercial transportation systems, medical devices and systems, and the computers and networks that run financial markets and communications systems. The vast majority of counterfeits discovered in military equipment are semiconductors, the stamp-sized silicon wafers that act as the “brains” of nearly every type of modern electronic system. According to an article in Defense One, the U.S. military is an important consumer of these products; a single F-35 Joint Strike Fighter jet is controlled by more than 2,500 semiconductors.

The United States military and the federal government’s national security agencies have faced significant counterfeiting of electronic chips, chipsets and components. In a government-mandated survey of companies involved in the avionics electronics supply chain, the Commerce Department’s Bureau of Industry and Security found 7,383 electronics counterfeit incidents during 2008. This was an increase from the 5,747 incidents reported in 2007.

The ChromaID technology could be utilized as counterfeit detection system through a coating and scanning methodology. If the surface of the microchip is not unique enough on its own, a clear coating containing a unique chemical identifier could be applied to the product. When scanned with the ChromaID device it would return the correct ChromaID signature in real time. Some manufacturers are currently using DNA as an authentication methodology for microchips; however, this requires laboratory testing and verification which can take 24 hours or more.

PRINTING AND PACKAGING

The scourge of counterfeiting in packaging has greatly intensified in recent years. Counterfeiting has spiked, causing detrimental health concerns for consumers, safety concerns for law enforcement agencies, and financial concerns for businesses worldwide. As a result, the global anti-counterfeit packaging market is estimated to reach approximately $128.6 billion by the year 2019, according to the August 2014 issue of the publication Markets and Markets.

Billions of dollars per year are at stake for companies as they seek ways to ensure that the products sold with their logos and branding are authorized and authentic. The proliferation of counterfeiting requires brand owners and their converter/printer partners to work together to create a multi-layered protection plan so that their packaging and labels protect their brands and deter those trying to profit at their (and their reputation’s) expense.

Counterfeiters have become so good at their unlawful activity that spotting the difference between legitimate and counterfeit products can be daunting. These criminals have many ways to subvert legitimate brands and they are capable of using legitimate packaging with certain knock off products.

As we say at Visualant, a counterfeiter cannot counterfeit what they cannot see. Our ability to see colors outside the humanly visible portion of the color spectrum could significantly reduce counterfeiting.  That, combined with our ability to randomize what we are referring to in our proprietary database, could further frustrate counterfeiters and make our approach virtually “unhackable.”

There are several areas where the ChromaID technology is applicable to protecting products in packaging.  As mentioned above, unique chemicals or taggants that are invisible to the naked eye can be added to packaging material for minimal cost. Some current technology uses a fluorescent light that causes the packaging material to glow red or green. This technology has already been compromised by counterfeiters around the world. Using the same methods, but using a ChromaID scanner for verification could result in a very accurate outcome that is extremely difficult to counterfeit.  We have been working on an informal basis with taggant manufacturers on developing these solutions that could be added to packaging material, plastic wrap or plastic sealing tape, all with no visible indication that they have unique properties that a counterfeiter might detect.

Visualant was recently granted a patent for a technology called “invisible bar coding.” Because the ChromaID technology looks at light outside the humanly visible spectrum the technology, can “see” information that is invisible to the naked eye.  Most bar code printers can produce color information outside the visible spectrum. This information can then be used to not only authenticate a barcode label on a product package but also enhance the amount information that can be stored on that label.

CONSUMER PRODUCTS

ChromaID is a platform technology.  A ChromaID scanner connected to a smartphone via a Bluetooth connection or embedded in a smartphone or tablet would provide the opportunity for the development of numerous applications.  Several ideas for consumer applications of the ChromaID technology have been suggested.  One example is a hand-held paint color checker for use by homeowners, interior designers and paint manufacturers. The form factor could be a small scanner that could connect to a cell phone via Bluetooth connectivity. An application on the phone could then provide color matching and identification on that mobile device.  Another application might be for food safety, food quality or the protein and fat content of some foods.  Another could be used to test the ripeness of a selected fruit or vegetable at the grocery store or in the field.  Cosmetic skin color matching is yet another potential application of the ChromaID technology in the consumer market space.

Counterfeit items are a significant and growing problem with all kinds of consumer packaged goods, especially in the retail and apparel industries. According to Havoscope, the counterfeit clothing and shoes market were worth $24 billion in 2013.  We have developed and are currently marketing a number of solutions aimed at brand protection and authentication for the retail and apparel industries, including the clothing, accessories, fragrances and cosmetics segments.

HOMELAND SECURITY

There are several possible applications for the ChromaID technology in the Homeland Security market. Currently spectrophotometry is used for detection and identification of explosives or toxins. We believe a ChromaID scanner would be a low cost, field-deployable method for doing the same work in real time.

As mentioned under Security Badging, the ChromaID scanner cold be used to create invisible markers in security badges or driver’s licenses, and on equipment and other applications that require high security.  In many cases just adding a simple but invisible chemical to a security badge provides a significantly more secure badge for a minimal increase in cost.

In 2011, a U.S. Commerce Department report indicated separate cases of counterfeiting rose to 9,356 in 2010 from 3,868 in 2005. In 2008, Robert P. Ernst, who led research into counterfeit parts for the U.S. Navy’s Aging Aircraft Program, claimed that as much as 15 percent of all of the replacements the Pentagon was purchasing could be considered counterfeit.

On September 9, 2010, Homeland Security Newswire published an article “Fake chips from China threaten U.S. military systems” in which a U.S. Chamber of Commerce estimate finds that the global market for counterfeit electronics may be as large as $100 billion. While these references include daunting statistics, the underlying problem has not changed because there was no satisfactory technological solution. Senate hearings in November 2011 revealed the discovery of over 1,800 incidents, totaling over 1 million parts, of counterfeit electronic parts in the defense supply chain According to the semiconductor industry association anti-counterfeiting task force, counterfeiting results in a $7.5 billion loss in revenue annually as well as a loss of 11,000 U.S. jobs.

PROCESS CONTROL

Spectrophotometers have been used in production and manufacturing process control applications for many years. These devices are generally quite large and expensive, limiting where they can be used in a production environment and how many can be cost justified.  In internal laboratory testing, using a potential customer’s coating samples, the ChromaID technology was very accurate in determining the “cure level” of a coating applied over a substrate in terms of whether the coating was properly cured, under-cured or over-cured.

The ChromaID scanner was applied to all five samples and each sample had a unique ChromaID signature. This meant that each sample was uniquely identifiable with the ChromaID technology even though all of the samples were the same "color.  The samples had been provided to Visualant for testing with anonymous markings A, B, C, D and E.

When we informed the customer of the test results and that each sample had a unique ChromaID signature or identity, they informed us that samples A and B were under-cured, C and D were properly cured and F was over- cured. These results meant that they could compare the ChromaID signature profiles to determine if the coating had been properly cured.  This example is one instance where the technology can be applied. The applications in food processing, drug manufacture, parts production and other applications can deploy a lower cost and highly accurate sensing technology to improve the production process by detecting problems in the production line on a real time basis.

MEDICAL DIAGNOSTICS

The American Diabetes Association has determined that the cost of diabetes in the US was $245 billion in 2012, as compared to a total cost of $174 billion in 2007

The development of a non-invasive, lower cost, easy to use blood glucose testing device is an area that Visualant is pursuing.  It is known that UV frequencies of light are able to penetrate beneath the skin for blood analysis applications.   Additionally, the ChromaID scanner / sensor could potentially access a developed library of skin conditions and scan a person’s skin to determine the likelihood of a mole being cancerous or not.

Other medical detection applications of the technology may be to scan a patient as they enter the emergency room to detect if they are sick or have other medical conditions that they are unaware of prior to entering the hospital.

Sales and Marketing

We currently have one employee directly engaged in sales and marketing.  This employee also manages the activities of several independent business development contractors with relationships in specific vertical markets and fields of use.  We also collaborate with our business development partners at IDMC and Sumitomo.  We expect to hire additional sales directors and/or consultants to assist us with sales and marketing efforts with respect to our target vertical markets in the areas of pharmaceuticals, printing and packaging and consumer asset marking.  Our TransTech subsidiary has five people involved in sales and marketing.

Development of License, Royalty and Other Opportunities

Our plan is to develop license and royalty producing opportunities and partners, including major companies in the US, Europe and Asia. We expect to expand our patent portfolio by continually extending the reach and application of our intellectual property.

Our first major license was signed May 31, 2012 with Sumitomo. Our Business Development team is pursuing other license opportunities with customers in our target markets.

Our Acquisition of Visualant Related Assets of the RATLab LLC

On June 7, 2011, we closed the acquisition of all Visualant related assets of the RATLab, namely the rights to the medical field of use of the Chroma ID technology. The RATLab is a Seattle based research and development laboratory created by Dr. Tom Furness, founder and Director of the HITLab International, with labs at Seattle, University of Canterbury in New Zealand, and the University of Tasmania in Australia. With this acquisition, we consolidated all intellectual property relating to the ChromaID technology, except for environmental field of use which was held by Javelin LLC and which was acquired separately (see below).  We acquired these assets of the RATLab for (I) 1,000,000 shares of our common stock at closing valued at $0.20 per share, the price during the negotiation of this agreement; (ii) payment of $250,000; and (iii) payment of the outstanding promissory note owing to Mr. Furness in the amount of $65,000 with accrued interest of $24,675.

On October 23, 2008, the Company and RATLab entered into definitive agreements which provides for a non-commercial non-exclusive license of the Company’s technology to RATLab for the purpose of continuing research and development with a license back to the Company for enhancements that are developed.  Further, an exclusive license was entered into between the Company and RATLab for selected fields of use.

Our Acquisition of Environmental Field of Use Rights from Javelin LLC

On July 31, 2012, we closed the acquisition of all rights to the ChromaID technology in the environmental field of use from Javelin LLC. We acquired these assets of Javelin for (i) 1,250,000 shares of our common stock valued at $0.13 per share, the price during the negotiation of the acquisition agreement; and (ii) $100,000 in cash, with $20,000 payable at closing and $80,000 to be paid in four equal installments over a period of eight months, all of which have now been paid.

Our Acquisition of TransTech Systems, Inc.

In June 2010 we acquired our wholly owned subsidiary, TransTech Systems, Inc., based in Aurora, Oregon.  TransTech is a distributor of products, including systems solutions, components and consumables, for employee and personnel identification in government and the private sector, document authentication, access control, and radio frequency identification.  TransTech provides these products and services, along with marketing and business development assistance to a growing channel of value-added resellers and system integrators throughout North America.

TransTech provides its channel partners pre-and post-sales support in the industry.  Technical Services covers training and installation support, in-warranty repair, out of warranty repair, and spares programs.  Our Customer Service team, provides full sales, configuration and design, and logistics services.  An increasing number of manufacturers are turning to TransTech Systems for channel development and introduction of their products to our market space.

We closed the acquisition of TransTech on June 8, 2010. We acquired our 100% interest in TransTech by issuing a Promissory Note to James Gingo, the President and sole stockholder of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent per annum from the date of the Note. The Note was secured by a security interest in the stock and assets of TransTech, and was payable over a period of three years. The final balance of $1,000,000 on the Note and accrued interest of $30,397 were paid to Mr. Gingo on June 12, 2013, to complete payment of the purchase price for the TransTech stock.

On June 8, 2010 in connection with the acquisition of TransTech, we issued a total of 3,800,000 shares of restricted common stock of the Company to James Gingo, Jeff Kruse and Steve Waddle, executives of TransTech, and Paul Bonderson, a TransTech investor.  The parties valued the shares in this transaction at $76,000 or $0.02 per share, the closing bid price during negotiations.

This acquisition is expected to accelerate market entry and penetration through well-operated and positioned dealers of security and authentication systems, thus creating a natural distribution channel for products featuring the company’s proprietary ChromaID technology.

TransTech Products

TransTech products include:

ID Systems & Components: Provision of ID personalization systems to the security industry.  These systems include components such as ID cards, printers, software, supplies, data collection devices, document scanners, photo capture products, document authentication devices, and signature capture products.

Logical and Physical Access Control: Logical access readers used for logging onto computer networks and VPNs, physical access control readers used to gain access into buildings or secure areas, software such as visitor management & temporary card solutions, and additional applications outside of security.

Radio Frequency Identification and Tracking: These products include RF antennas, readers, cards, tags, labels, tracking software, systems integration software and even video surveillance cameras to tie video clips of the asset or article movement to the personnel using them or to record other events surrounding asset and article movement.

Kiosk printers for the self service industry – The self service industry is expanding from ATM’s and grocery store check-out lines to fully integrated systems for paying bills, depositing cash or checks, and using financial services.  TransTech provides Kiosk card printers.  The mechanical functions of the printers are the same as a standard desktop card printer but typically do not have the protective housing and may come with much higher volume feeder capacities.

TransTech Markets

TransTech’s markets include:

Regions: Revenues are derived from over 400 resellers and national accounts in the United States.

Route to Market: TransTech’s focus is on its reseller channel. Approximately 90% of sales are through the reseller channel and government prime vendors.  The remaining approximately 10% is direct to end users.

Distribution Network Development: TransTech is exploring a closer position with its direct channel for tighter market feedback, insurance against manufacturer’s policies, and for financial benefits.  This exploration includes partnering, LLCs, Joint Ventures, and potential acquisitions.

Applications and Verticals: The primary use of TransTech products is for security applications.  These fit within many verticals, including but not limited to, commercial industries, manufacturing, distribution, transportation, government, health care, education, entertainment.  In recent years there has been growth into several non-security applications such as gaming/player’s cards, loyalty cards, gift cards, direct marketing, certifications, amusement, payment, and guest cards.

Key TransTech Partners

Customers: We currently do not have any customer concentrations where one customer exceeds 10% of net revenues on an annual basis.

Suppliers: Evolis, Fargo, Ultra Electronics - Magicard Division and NiSCA are major vendors whose products account for approximately 70% of TransTech’s revenue. TransTech buys, packages and distributes products from these vendors after issuing purchase orders. Our products do not have any limit on availability, subject to proper payment of outstanding invoices.

TransTech Distribution Methods

Distribution is fragmented in the security and authentication marketplace.  There are large companies who increasingly sell directly to customers via the Internet and smaller regional and national distributors who sell to these same customers and provide value added services and support.  Often called value added resellers or VARs, distributors such as TransTech work hard to maintain their customer relationships through the provision of outstanding service and support.

The Visualant technology will be primarily sold as INTELLECTUAL PROPERTY, licensing and component parts of third party solutions and products.  The sales and business development efforts are therefore focused on developing business relationships with those potential customers who have a need for faster, more accurate and lower cost discovery, authentication and verification of surfaces or substances via the spectral pattern creation, recording and storage capabilities provided by the Visualant ChromaID technology.  These applications may be in the industrial, commercial or government security sector  but the end user products most likely will be produced by  a third party incorporating the Visualant scan head component as a part of the overall product.

We should be able to leverage our TransTech channel of distribution and obtain a speed to market advantage.  At the same time, where appropriate, Visualant expects to utilize broad global channels of distribution for the ChromaID technology.  We also expect to enter into joint ventures with co-development partners who may have their own channels of distribution.

Our Competition

While we have not seen any direct competition to the patented ChromaID technology and are not aware of any direct competitors using technology with the same or similar capabilities as the Visualant Spectral Pattern Matching technology in the security and authentication marketplace, there are several indirect competitors in the form of other methods for determining the authenticity of products and people.  These competitive products include the use of RFID chips, holograms, iris scans, fingerprints, taggants and other means of determining whether a person or product is authentic.

Competitors to the ChromaID technology include major corporations focused on the spectrophotometer industry such as Perkin Elmer, Ocean Optics and Fisher Thermo Scientific.  The use of light for analysis and testing is a multi-billion dollar industry driven by these and other corporations.  New entrants, such as SCiO, use light to perform certain specific tasks.  We are not aware of any legacy company or new entrant that possesses the breakthrough foundational technology embodied in the patents which cover ChromaID and its many applications.

There are competitors who do use spectroscopy and IR light to sense and validate various substances. While these methods are not identical to Chroma ID technology, they are functional, but at a relatively higher price. The FDA recently developed an internal product for checking on illegal drugs, and companies like Thermo Scientific and Centice are using Ramen light scattering technologies to analyze various substances confirming that the market is interested the light identification solutions. The previously mentioned products, however, are large and expensive, costing over $10,000 for each product. Many companies compete in the security and authentication marketplace with various solutions, many of which perform well.  We believe that we can provide an accurate, cost effective component which will add value to customers looking for additional inexpensive redundancies to solve their security and authentication problems.

TransTech faces direct competition from OEMs and manufacturers selling directly to end users/customers and from other distributors of both the same products as TransTech distributes and competing products.

Intellectual Property and Proprietary Rights

We rely on a combination of patent, trademark, and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights.

Government Regulation

Our ChromaID technology may have a number of potential applications in fields of use which require prior governmental regulatory approval before the technology can be introduced to the marketplace. For example, the Company is exploring the use of its ChromaID technology for certain medical diagnostic applications.   If it were to be successful in developing medical applications of its technology, prior approval by the FDA and other governmental regulatory bodies may be required before the technology could be introduced into the marketplace.

Properties and Operating Leases

We are obligated under various non-cancelable operating leases for their various facilities and certain equipment.

Corporate Offices

Our executive office is located at 500 Union Street, Suite 420, Seattle, Washington, USA, 98101. We lease 2,244 square feet and our net monthly payment is $2,535, through the expiration date of May 31, 2015.  We believe our facilities are adequate for our foreseeable needs.

TransTech Facilities

TransTech is located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. TransTech leases a total of approximately 9,750 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations. In March 2011, the lease was extended for a five year term at a monthly rental of $4,751. There are two additional five year renewals available with a set accelerating increase of 10% per 5 year term.

Employees

As of March 31, 2015, we had 16 full-time employees. Our senior management is located in the Seattle, Washington office. None of our employees is subject to a collective bargaining agreement or represented by a trade or labor union. We believe that we have a good relationship with our employees.

Legal Proceedings

We may from time to time become a party to various legal proceedings arising in the ordinary course of our business.  We are currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information about our current directors and executive officers:

Name	Age	Director/ Executive Officer
Directors-
Ronald P. Erickson	71	Chairman of the Board, Chief Executive Officer and President (1)
Jon Pepper	63	Director (2)
Ichiro Takesako	55	Director
Timothy Londergan, PhD	42	Director (3)
Donald Schlosser	63	Director (3)(4)

Executive Officers-
Mark E. Scott	61	Chief Financial Officer and Secretary
Todd Martin Sames	61	Executive Vice President of Business Development
Jeffrey Kruse	56	President of TransTech Systems, Inc.

(1) Chairman of the Nominations and Governance Committee.
(2) Chairman of the Compensation Committee
(3) Timothy Londergan and Donald Schlosser will become directors upon the listing of our common stock and warrants on The NASDAQ Capital Market and the closing of this offering.
(4)  Donald Schlosser will become Chairman of the Audit Committee upon the listing of our common stock and warrants on The NASDAQ Capital Market and the closing of this offering.

All directors hold office until their successors are duly appointed or until their earlier resignation or removal.

Ronald P. Erickson has been a director and officer of Visualant since April 2003. He was appointed as our CEO and President in November 2009 and as Chairman of the Board in February 2015. Previously, Mr. Erickson was our President and Chief Executive Officer from September 2003 through August 2004, and was Chairman of the Board from August 2004 until May 2011.

A senior executive with more than 30 years of experience in the high technology, telecommunications, micro-computer, and digital media industries, Mr. Erickson was the founder of Visualant. He is formerly Chairman, CEO and Co-Founder of Blue Frog Media, a mobile media and entertainment company; Chairman and CEO of eCharge Corporation, an Internet-based transaction procession company,  Chairman, CEO and Co-founder of GlobalTel Resources, a provider of telecommunications services; Chairman, Interim President and CEO of Egghead Software, Inc. a software reseller where he was an original investor; Chairman and CEO of NBI, Inc.; and Co-founder of MicroRim, Inc. the database software developer. Earlier, Mr. Erickson practiced law in Seattle and worked in public policy in Washington, DC and New York, NY. Additionally, Mr. Erickson has been an angel investor and board member of a number of public and private technology companies.  In addition to his business activities, Mr. Erickson serves on the Board of Trustees of Central Washington University where he received his BA degree. He also holds a MA from the University of Wyoming and a JD from the University of California, Davis. He is licensed to practice law in the State of Washington.

Mr. Erickson is our founder and was appointed as a director because of his extensive experience in developing technology companies.

Ichiro Takesako has served as a director since December 2012. Mr. Takesako has held executive positions with Sumitomo Precision Products Co., Ltd since 1983. Mr. Takesako graduated from Waseda University, Tokyo, Japan where he majored in Social Science and graduated with a Degree of Bachelor of Social Science.

In the past five years, Mr. Takesako has held the following executive position in Sumitomo and its affiliates:

•	June 2008: appointed as General Manager of Sales and Marketing Department of Micro Technology Division
•	April 2009: appointed as General Manager of Overseas Business Department of Micro Technology Division, in charge of M&A activity of certain business segment and assets of Aviza Technology, Inc.
•	July 2010: appointed as Executive Director of Sumitomo Process Technology Systems, 100% owned subsidiary of Sumitomo stationed in Newport, Wales
•	August 2011: appointed as General Manager, Corporate Strategic Planning Group
•	April 2013: appointed as General Manager of Business Development Department
•	April 2014: appointed Chief Executive Officer of M2M Technologies, Inc., a subsidiary of Sumitomo.

Mr. Takesako was appointed as a Director based on his position with Sumitomo and Sumitomo's strategic partnership with Visualant.

Jon Pepper has served as an independent director since April 2006. Mr. Pepper founded Pepcom in 1980, and continues as the founding partner of Pepcom, an industry leader at producing press-only technology showcase events around the country. Prior to that, Mr. Pepper started the DigitalFocus newsletter, a ground-breaking newsletter on digital imaging that was distributed to leading influencers worldwide. Mr. Pepper has been closely involved with the high technology revolution since the beginning of the personal computer era. He was formerly a well-regarded journalist and columnist; his work on technology subjects appeared in The New York Times, Fortune, PC Magazine, Men's Journal, Working Woman, PC Week, Popular Science and many other well-known publications. Pepper was educated at Union College in Schenectady, New York and the Royal Academy of Fine Arts in Copenhagen.

Mr. Pepper was appointed as a director because of his marketing skills with technology companies.

Timothy Londergan, PhD will be appointed as a director upon the listing of our common stock and warrants on The NASDAQ Capital Market and the closing of this offering.  He is currently the CEO of Benemilk Oy, a joint venture between Raisio Oyj and Intellectual Ventures. Benemilk is focused on innovation and licensing in the animal feed sector. Prior to Benemilk, Dr. Londergan was Portfolio Manager and Head of Commercial Development for the Invention Development Fund (IDF) at Intellectual Ventures. His team was responsible for coordinating and driving IDF's global monetization strategies, structures, and partner programs.  Prior to this assignment, Dr. Londergan was a co-founder of nanotechnology company Lumera (now Gigoptix (NYSE: GIG)) where he served in both technology and marketing roles. While at Lumera, Dr. Londergan was responsible for launching Lumera-subsidiary Plexera Bioscience, where he served as President and COO.  He previously held R&D roles at the University of Washington as well as Xerox Corporation (NYSE: XRX). Dr. Londergan earned a bachelor's degree in chemistry from St. Bonaventure University and a doctorate in organic chemistry from the University of Southern California. Dr. Londergan holds numerous patents and has published articles over a broad range of topics.

Dr. Londergan was appointed as a director based on his previous position with IDF and Intellectual Ventures’ strategic partnership with Visualant, his work in the optical field and also because of his deep background in technology and marketing.

Donald Schlosser will be appointed as a director upon the listing of our common stock and warrants on The NASDAQ Capital Market and the closing of this offering. He has served as the Chief Financial Officer for several companies, most recently at Varolii Corporation, a software-as-service provider enabling companies to communicate effectively with their customers from March 2002 to June 2007, and again from January 2013 to July 2014, when the company was sold to Nuance Communications (NUAN).  Prior to that, Mr. Schlosser was Chief Financial Officer of VisionCompass, Inc., a U.S. enterprise software startup, Myrio, a startup developing and marketing IP-based video services, and ConneXt, a spinoff of Puget Sound Energy to develop and commercialize customer information and billing systems for the utility industry.  Previously, Mr. Schlosser held various positions at AEI Music Network, King Broadcasting Company, Arthur D. Little and Cathay Trust Company in Bangkok, Thailand.  He has a bachelor’s degree from the University of Washington and an MBA from the University of Washington.

Mr. Schlosser was appointed as a director because of his extensive experience as a Chief Financial Officer, as well as his other relevant business knowledge and financial expertise.

Other Executive Officers

Mark E. Scott been our Chief Financial Officer, Secretary and Treasurer since May 2010.  Mr. Scott has significant financial, capital market and relations experience in public microcap companies.  He currently serves as a member of the Board of Directors and Secretary of GrowLife, Inc., a publicly traded cultivation services provider, since May 2014, as Chairman of its Audit Committee since June 2014 and as its Consulting Chief Financial Officer since July 2014.

Mr. Scott was Chief Financial Officer of U.S. Rare Earths, Inc., a consulting position he held from December 2011 to April 2014, and Chief Financial Officer of Sonora Resources Corporation, a consulting position he held from June 2011 to August 2014. Mr. Scott was Chief Financial Officer, Secretary and Treasurer of WestMountain Gold from February 2011 to December 2013 and was a consultant to that company from December 2010 to February 2011. Mr. Scott previously served as Chief Financial Officer and Secretary of IA Global, Inc. (NASDAQ: IAQ) from October 2003 to June 2011. Previously, he held executive financial positions with Digital Lightwave (NASDAQ: DIGL); Network Access Solutions; and Teltronics, Inc. He has also held senior financial positions at Protel, Inc., Crystals International, Inc., Ranks Hovis McDougall, LLP and Brittania Sportswear, and worked at Arthur Andersen. Mr. Scott is also a certified public accountant and received a Bachelor of Arts in Accounting from the University of Washington.

Todd Martin Sames joined the Company as Vice President, Business Development in September 2012.  Mr. Sames was appointed Executive Vice President, Business Development in March 2015. Mr. Sames is responsible for global business development and sales of the ChromaID technology, customer relations and creating new licensing agreements resulting in the commercialization of Visualant’s technology across a wide range of applications with device and equipment manufacturers in several business verticals.

Mr. Sames brings over 25 years of successful emerging technology sales and sales management experience in the areas of enterprise software, audio and video conferencing and networking solutions to corporate clients. From 2010 to 2012, Mr. Sames held a Business Unit Director position at INX, focused on unified communications and collaboration solutions for Fortune 1000 clients.  From 2007 to 2010, Mr. Sames held a Regional Management position at BT Conferencing, Video.  Prior to that, Mr. Sames was the original corporate sales resource for then start-up Portable Software, now Concur Technologies,

During his tenure at Egghead Software, Mr. Sames was the Midwest Regional Manager for Corporate Sales based in Chicago and ultimately Director of Corporate Relationships overseeing corporate purchasing contracts, special projects and innovative new corporate service programs. Mr. Sames has a Bachelor of Arts Degree from the University of Puget Sound and additional certifications in communications technology from Cisco Systems, Polycom, TANDBERG and other technology systems providers.

Jeffrey Kruse became President of TransTech Systems in July 2013.  He joined TransTech Systems in October 2002 as TransTech’s General Manager.

Mr. Kruse served as the Vice President of Business Development for Tiscor, Inc. from May 2000 to October 2002.  In 2000 he also served as a Principal Consultant for Computer Task Group, Inc. (NASDAQ: CTG).  From 1998 to 2000 Mr. Kruse was Vice President of Marketing for Logibro, Inc.  He had joined Logibro as the Executive Vice President of their US subsidiary, Tech 7 Systems, serving in this position from 1997 to 1998.   Previous to Tech 7, Mr. Kruse held the position of Executive Vice President of Intelligent Controls, Inc. from 1985 to 1997.  Prior employment includes various positions in finance and operations.  Mr. Kruse has an MBA from the University of Puget Sound and a BA from Whitworth University.

Board Composition and Appointment of Directors

Our business is managed under the direction of our Board of Directors. Our Board of Directors currently consists of three members, increasing to five members upon the listing of our common stock and warrants on The NASDAQ Capital Market. Our Board of Directors conducts its business through meetings of our Board of Directors and our committees. During 2014, our current Board of Directors held three meetings and acted by unanimous written consent four times. All members of our current Board of Directors attended 75% of the meetings of our board during 2014.

There are no family relationships among any of our directors or executive officers.

Communication with our Board of Directors

Our stockholders and other interested parties may communicate with our Board of Directors by sending written communication in an envelope addressed to "Board of Directors" in care of the Secretary, 500 Union Street, Suite 420, Seattle, Washington 98101.

Director Independence

Our Board of Directors has determined that, of our directors, Jon Pepper, Timothy Londergan, PhD, and Donald Schlosser satisfy the independence requirements of the SEC and the NASDAQ Capital Market and are considered independent directors. In making such determinations, our Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Code of Ethics

We have adopted conduct and ethics standards titled the code of ethics, which is available at www.visualant.net. These standards were adopted by our Board of Directors to promote transparency and integrity. The standards apply to our Board of Directors, executives and employees. Waivers of the requirements of our code of ethics or associated polices with respect to members of our Board of Directors or executive officers are subject to approval of the full board.

Board Committees

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee, and the Compensation Committee. The Committees were formed in July 2010. The Audit and Compensation Committees are comprised solely of non-employee, independent directors. The Nominations and Governance Committee has one management director, Ronald Erickson, as Chairman. Charters for each committee are available on our website at www.visualant.net. The discussion below describes current membership for each of the standing Board committees.

Audit Committee

Our Board of Directors established an audit committee in July 2010. Our audit committee provides assistance to the Board in fulfilling its responsibilities to our stockholders relating to: (1) maintaining the integrity of our financial reports, including our compliance with legal and regulatory requirements, (2) the independent auditor's qualifications and independence, (3) the performance of our internal audit function in cooperation with the independent auditors, and (4) the preparation of the report required by the rules of the SEC to be included in our annual proxy statement. Our audit committee is directly responsible for the appointment, compensation and oversight of the independent auditors (including the resolution of any disagreements between management and the independent auditors regarding financial reporting), approving in advance all auditing services, and approving in advance all non-audit services provided by the independent auditors. The independent auditors report directly to the committee. In addition, our audit committee is to review our annual and quarterly financial reports in conjunction with the independent auditors and financial management.

Effective upon the listing of our common stock and warrants on The NASDAQ Capital Market, the audit committee will be composed of three directors – Donald Schlosser, Timothy Londergan PhD and Jon Pepper. Donald Schlosser will be the Chairman of the Audit Committee and our "audit committee financial expert" as defined in the rules and regulations of the SEC. The current audit committee meet five times in 2014.

Our Board of Directors has adopted a written charter for the audit committee, a copy of which is available on our website at www.visualant.net

Compensation Committee

Our Board of Directors established a compensation committee in July 2010. Our compensation committee is responsible for: (1) reviewing and approving goals and objectives underlying the compensation of our Chief Executive Officer, evaluating the CEO's performance in accordance with those goals and objectives, and determining and approving the CEO's compensation; (2) recommending to the board the compensation of executive officers other than the CEO, subject to board approval; (3) administering any incentive compensation and equity-based plans, subject to board approval; (4) preparing the compensation report required by the rules and regulations of the SEC for inclusion in our annual proxy statement; and (5) periodically reviewing the results of our executive compensation and perquisite programs and making recommendations to the board with respect to annual compensation (salaries, fees and equity) for our executive officers and non-employee directors.

Effective upon the listing of our common stock and warrants on The NASDAQ Capital Market, the Compensation Committee will be composed of three directors – Jon Pepper, Timothy Londergan PhD and Donald Schlosser. Mr. Pepper is the Chairman of the Compensation Committee. The current compensation committee did not meet in 2014.

Our Board of Directors has adopted a written charter for the compensation committee, a copy of which is available on our website at www.visualant.net.

Nominations and Governance Committee

Our Board of Directors established the nominations and governance committee in July 2010 for the purpose of: (1) assisting the board in identifying individuals qualified to become board members and recommending to the board the nominees for election as directors at the next annual meeting of stockholders; (2) assist the board in determining the size and composition of the board committees; (3) develop and recommend to the board the corporate governance principles applicable to us; and (4) serve in an advisory capacity to the board and the Chairman of the Board on matters of organization, management succession planning, major changes in our organizational and the conduct of board activities.

Effective upon the listing of our common stock and warrants on The NASDAQ Capital Market, the Nominations and Governance committee will be composed of three directors, Ronald P. Erickson, Timothy Londergan, PhD, and Jon Pepper. Mr. Erickson is Chairman of the Nominations and Governance Committee. The current nominations and governance committee did not meet during 2014.

Our Board of Directors has adopted a written charter for the nominations and governance committee, a copy of which is available on our website at www.visualant.net.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer and another named executive officer for the fiscal years ended September, 2014 and 2013:

Summary Compensation Table

							All
					Stock	Option	Other
			Salary	Bonus	Awards	Awards	Compensation	Total
Name	Principal Position		($)	($)	($) (6)	($) (6)	($)	($)
Salary-
Ronald P. Erickson (1)	Chief Executive Officer	9/30/2014	$180,000	$-	$-	$-	$-	$180,000
		9/30/2013	$180,000	$-	$120,000	$130,000	$-	$430,000

Mark E. Scott (2)	Chief Financial Officer	9/30/2014	$120,000	$-	$-	$-	$-	$120,000
	Secretary	9/30/2013	$120,000	$-	$20,000	$130,000	$-	$270,000

Richard Mander, Ph.D. (3)	Chief Technology Officer	9/30/2014	$187,500	$-	$-	$-	$12,000	$199,500
		9/30/2013	$150,000	$-	$-	$180,000	$12,000	$342,000

Todd Martin Sames (4)	Vice President of Business Development	9/30/2014	$120,000	$-	$-	$13,500	$-	$133,500
		9/30/2013	$120,000	$-	$-	$130,000	$-	$250,000

Jeffrey Kruse (5)	President of TransTech Systems, Inc.	9/30/2014	$162,000	$4,500	$-	$-	$6,780	$173,280
		9/30/2013	$153,000	$3,000	$-	$80,000	$6,120	$242,120

(1)            During the year ended September 30, 2014 and 2013, Mr. Erickson was paid a monthly salary of $15,000. As of September 30, 2014, Mr. Erickson had accrued but unpaid salary of $105,000, which is expected to be paid during the year ended September 30, 2015. This accrual was based on the tight cash flow of the Company and agreed to by Mr. Erickson, but there was no formal deferral agreement. There was no accrued interest paid on the $105,000. The 2013 stock award amount for Mr. Erickson reflects 1,200,000 shares of restricted common stock issued by us on February 13, 2013. The restricted common stock was issued at the grant date market value of $0.10 per share.  The 2013 stock option grant amount for Mr. Erickson reflects 1,000,000 shares issued by us on March 21, 2013. The grant was issued at the grant date market value of $0.13 per share and vested by June 6, 2013.

(2)            During the year ended September 30, 2014 and 2013, Mr. Scott was paid a monthly salary of $10,000. The 2013 stock award amount for Mr. Scott reflects 200,000 shares of restricted common stock issued by us on February 13, 2013. The restricted common stock was issued at the grant date market value of $0.10 per share.  The 2013 stock option grant amount for Mr. Scott reflects 1,000,000 shares issued by us on March 21, 2013. The grant was issued at the grant date market value of $0.13 per share and vested by June 6, 2013.

(3)            Mr. Mander was paid a monthly salary of $12,500 from October 1, 2013 to December 31, 2013. From January 1, 2014 to September 30, 2014, Mr. Mander was paid a monthly salary of $16,667. Mr. Mander was paid $1,000 per month for medical expenses. The 2013 stock option grant amount for Mr. Mander reflects 1,000,000 shares issued by us on March 21, 2013. The grant was issued at the grant date market value of $0.13 per share and will vest by June 26, 2015. In addition, another 2013 stock option grant amount for Mr. Mander reflects 500,000 shares issued by us on August 27, 2013. The grant was issued at the grant date market value of $0.10 per share and will vest by August 26, 2016. On November 7, 2014, the Company accepted the resignation of Mr. Mander as Chief Technology Officer. Mr. Mander’s stock option grants expired March 31, 2015 in connection with his resignation.

(4)           During the year ended September 30, 2014 and 2013 Mr. Sames was paid a monthly salary of $10,000. The 2014 stock option grant amount for Mr. Sames reflects 300,000 shares issued by us on April 2, 2014. The grant was issued at the grant date market value of $0.10 per share and vested by April 1, 2016. The 2013 stock option grant amount for Mr. Sames reflects 1,000,000 shares issued by us on March 21, 2013. The grant was issued at the grant date market value of $0.13 per share and vested by September 15, 2015. On August 9, 2012, Mr. Sames received an Offer Letter from us related to his hiring as Vice President of Business Development that was effective September 5, 2012. The Offer Letter provides for an annual salary of $120,000. In addition, Mr. Sames received a stock option grant for 1,000,000 shares at an exercise price of $0.13 per share. Mr. Sames is also eligible for certain employee benefit programs.

(5)            Mr. Kruse was appointed as President of TransTech in July 2013. As President, Mr. Kruse was paid at the monthly rate of $13,500 from July 2013 to September 30, 2014. Prior to July 2013, Mr. Kruse was an employee of TransTech and was paid at the monthly rate of $12,500. The 2013 stock option grant amount for Mr. Kruse reflects $80,000 or 800,000 shares issued by us on August 26, 2013 at the grant date market value of $0.10 per share. The stock option grant vests in equal installments quarterly over three years.  Mr. Kruse was paid bonuses of $4,500 and $3,000 for achieving profitability at TransTech during the years ended September 30, 2014 and 2013, respectively. Mr. Kruse also was eligible to participate in the TransTech 401k plan.

(6)           These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards as of Fiscal Year Ended September 30, 2014

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	Exercisable	Unexerciseable	Price	Expiration
Name	(#)	(#)	($)	Date

Ronald P. Erickson (1)	3,000,000	-	$0.15	5/9/2020
	1,000,000	-	$0.13	6/5/2022

Mark E. Scott (2)	1,000,000	-	$0.13	6/5/2022

Richard Mander, Ph.D. (3)	750,000	250,000	$0.13	6/25/2017
	180,556	319,444	$0.10	8/26/2018

Todd Martin Sames (4)	694,444	305,556	$0.13	9/4/2017
	25,000	275,000	$0.10	4/1/2019

Jeffrey Kruse (5)	300,000	-	$0.09	6/7/2020
	86,113	13,887	$0.12	11/28/2014
	288,889	511,111	$0.10	8/26/2018

(1)
Mr. Erickson’s stock option grants consist of (i) 3,000,000 shares which vested quarterly over two years from May 10, 2010; and (ii) 1,000,000 shares which vested quarterly over one year from June 5, 2012.

(2)	Mr. Scott’s stock option grants consist of (i) 500,000 shares which vested March 21, 2013; and (ii) 500,000 shares which vested quarterly over one year from June 5, 2012.

(3)
Mr. Mander’s stock option grants consist of (i) 1,000,000 shares which vest quarterly over three years from June 26, 2012; and (ii) 500,000 shares which vest quarterly over three years from August 27, 2013. Mr. Mander’s stock option grants expired March 31, 2015.

(4)
Mr. Sames’ stock options grants consist of (i) 1,000,000 shares which vest quarterly over three years from September 5, 2012; and (ii) 300,000 shares which vest quarterly over three years from April 1, 2014.

(5)
Mr. Kruse’s stock options grants consist of (i) 300,000 shares which vested 25% at six months and 25% annually thereafter from June 8, 2010; (ii) 100,000 shares which vested quarterly over three years from November 29, 2011; (ii) 300,000 shares which vest quarterly over three years from April 1, 2014; and (iii) 800,000 shares which vest quarterly over three years from August 27, 2013.

Option Exercises and Stock Vested

Our Named Executive Officers did not exercise any stock options during the year ended September, 2014 and 2013.

Pension Benefits

We do not provide any pension benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified deferral program.

Employment Agreements

We do not have employment agreements with our Named Executive Officers.

Potential Payments upon Termination or Change in Control

We do not have any potential payments upon termination or change in control with our Named Executive Officers.

Compensation of Directors

We primarily use grants of stock options to purchase our common stock as incentive compensation to attract and retain qualified candidates to serve on our Board. This compensation reflects the financial condition of our company. In setting director compensation, we consider the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the members of our Board. To date, we have not made any grants of stock options to our independent non-employee directors. During year then ended September 30, 2014, Ronald P. Erickson did not receive any compensation for his service as a director.  The compensation disclosed in the Director Compensation Table below represents the total compensation paid to our directors during the fiscal year ended September 30, 2014.

Director Compensation Table

The table below summarizes the compensation paid by us to non-employee directors during the year ended September 30, 2014.

	Stock	Option	Other
Name	Awards	Awards	Compensation	Total
Marco Hegyi (1)	$-	$-	$15,000	$15,000
Jon Pepper	-	-	-	-
Ichiro Takesako	-	-	-	-

Total	$-	$-	$15,000	$15,000

(1)         Reflects fees paid to Marco Hegyi, Chairman of the Board, for marketing consulting during the year ended September 30, 2014. Mr. Hegyi resigned as a director in February 2015.

Our independent non-employee directors are not compensated in cash.   The only compensation has been in the form of stock awards (see Director Compensation Table) and during the fiscal year ended September 30, 2014, we did not make any grants of stock options to our independent non-employee directors.  There is no formal stock compensation plan for independent non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since March 31, 2012, we have engaged in the following reportable transactions with our directors, executive officers, holders of more than 5% of our voting securities and affiliates, or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities.

Review and Approval of Related Person Transactions

We have operated under a Code of Conduct for many years. Our Code of Conduct requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

The Audit Committee is responsible for reviewing and approving all transactions with related persons. The Company has not adopted a written policy for reviewing related person transactions. The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed.

Relationship with Services and License Agreement Invention Development Management Company, L.L.C.

On November 11, 2013, we entered into a Services and License Agreement with Invention Development Management Company, L.L.C. (“IDMC”), a Delaware limited liability company. IDMC is affiliated with Intellectual Ventures, which collaborates with inventors, partners with pioneering companies and invests both expertise and capital in the process of invention. On November 19, 2014, we entered into an Amendment to Services and License Agreement with IDMC. This Amendment exclusively licenses ten filed patents to us.

The Agreement required IDMC to identify and engage investors to develop new applications of our ChromaID™ development kits, present the developments to us for approval, and file at least ten patent applications to protect the developments. IDMC is responsible for the development and patent costs. We provided the development kits to IDMC at no cost and is providing ongoing technical support. In addition, to provide time for this accelerated expansion of its intellectual property we delayed the selling of the ChromaID development kits for 140 days except for certain select accounts. We have continued its business development efforts during this period and has worked with IDMC and their global business development services to secure potential customers and licensees for its technology. We shipped twenty ChromaID Lab Kits to inventors in the IDMC network during December 2013 and January 2014.

We received a worldwide, nontransferable, exclusive license to the licensed intellectual property developed under this IDMC Agreement dated November 11, 2013, during the term of the Agreement, and solely within the identification, authentication and diagnostics field of use, to (a) make, have made, use, import, sell and offer for sale products and services; (b) make improvements; and (c) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

We received a nonexclusive and nontransferrable option to acquire a worldwide, nontransferrable, nonexclusive license to the useful intellectual property held by IDMC within the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer to sell products and services and (b) grant sublicenses to any and all of the foregoing rights. The option to acquire this license may be exercised for up to two years from the effective date of the Agreement.

IDMC is providing global business development services to us or geographies not being pursued by Visualant. Also, IDMC has introduced us to potential customers, licensees, or distributors for the purpose of identifying and closing a license, sale, or distribution deal or other monetization event.

We granted to IDMC a nonexclusive, worldwide, fully paid up, nontransferable, sublicenseable, perpetual license to our intellectual property, solely outside the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer for sale products and services and (b) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

We granted to IDMC a nonexclusive, worldwide, fully paid up, royalty-free, nontransferable, nonsublicenseable, perpetual license to access and use our Technology solely for the purpose of marketing the aforementioned sublicenses to our intellectual property to third parties outside the designated fields of use.

We issued a warrant to purchase 14,575,286 shares of common stock as consideration for the exclusive intellectual property license and application development services to IDMC signed on November 11, 2013. The warrant expires November 10, 2018 and the exercise price of $0.20 is subject to adjustment.

We agreed to pay IDMC a percentage of license revenue for the global development business services and a percentage of revenue received from any IDMC introduced company. We also have also agreed to pay IDMC a royalty when Visualant receives royalty product revenue from an IDMC introduced company.

IDMC has agreed to pay us a license fee for the nonexclusive license of our intellectual property.

The term of the exclusive intellectual property license and the nonexclusive intellectual property license commences on the effective date of November 11, 2013, and terminates when all claims of the patents expire or are held in valid or unenforceable by a court of competent jurisdiction from which no appeal can be taken.

The term of the Agreement commences on the effective date until either party terminates the Agreement at any time following the fifth anniversary of the effective date by providing at least ninety days’ prior written notice to the other party.

Purchase Agreement with Special Situations and forty other Accredited Investors which closed June 14, 2013

On June 10, 2013, we entered into a Purchase Agreement, Warrants, and Registration Rights Agreement with Special Situations Technology Funds and forty other accredited investors, pursuant to which we issued 52,300,000 shares of common stock at $0.10 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of the transaction, which closed on June 14, 2013, we issued to the investors (i) five year Series A Warrants to purchase a total of 52,300,000 shares of common stock at $0.15 per share; and (ii) five year Series B Warrants to purchase a total of 52,300,000 shares of common stock at $0.20 per share.  We also issued 5,230,000 placement agent warrants exercisable at $0.10 per share to GVC Capital, with an obligation to issue up to 5,230,000 additional placement agent warrants exercisable at $0.15 per share.  The placement agent warrants shall issue only upon the exercise of the Series A Warrants by the investors, and are issuable ratably based upon the number of Warrants exercised by the investors.  The placement agent warrants have a term of five years from the date of closing of the transaction. The transaction was entered into to strengthen our balance sheet, complete the purchase of our TransTech subsidiary, and provide working capital to support the rapid movement of our ChromaID technology into the marketplace.

Agreements with Sumitomo Precision Products Co., Ltd.

On May 31, 2012, we entered into a Joint Research and Product Development Agreement with Sumitomo, a publicly-traded Japanese corporation, for the commercialization of our ChromaID™ technology.   On March 29, 2013, we entered into an Amendment to Joint Research and Product Development Agreement or Amended Agreement with Sumitomo. The Amended Agreement extended the Joint Development Agreement from March 31, 2013 to December 31, 2013, which expired December 31, 2013. The extension provided for continuing work between Sumitomo and Visualant focused upon advancing the ChromaID technology and market research aimed at identifying the most significant markets for the ChromaID technology.  The current version of the technology, identified as Version 6D, was introduced to the marketplace as a part of our ChromaID Lab Kit during the three months ended December 31, 2013.

Sumitomo invested $2,250,000 in exchange for 17,307,693 shares of restricted shares of common stock priced at $0.13 per share that was funded on June 21, 2012.  Sumitomo also paid the Company an initial payment of $1 million in accordance for an exclusive License Agreement for the then extant Spectral Pattern Matching technology which covers Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines). The Sumitomo License fee was recorded as revenue over the life the Joint Development Agreement and was fully recorded as of May 31, 2013.

Sumitomo is publicly traded in Japan and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world.

Related Party Transactions with Ronald P. Erickson

An affiliate of Mr. Erickson, our Chief Executive Officer, Juliz I Limited Partnership, loaned us operating funds during the fiscal year 2009.  The Demand Notes totaled $34,630 and accrued interest at 8% per annum. We paid the Demand Notes plus accrued interest of $9,708 during the year ended September 30, 2012.

Additionally, Mr. Erickson incurred expenses on behalf of the Company for a total of $24,322 during the 2009 fiscal year.  The balance was converted into a Demand Note as of September 30, 2009 and accrued interest at 8% per annum. We paid the Demand Note plus accrued interest of $5,294 during the year ended September 30, 2012.

We recorded accounts payable- related parties as of $0 and $73,600 for payroll or expenses as of September 30, 2013 and September 30, 2012, respectively.

Entities affiliated with Mr. Erickson have made advances and loans to us in the total principal amount of $960,000 on or before the date hereof at an average annual interest rate of 4.2%. In addition, Mr. Erickson and/or entities with which Mr. Erickson is affiliated also have unreimbursed 2013 expenses and unpaid salary and interest from 2013 on the outstanding principal amount of the Loans totaling approximately $65,000 as of June 14, 2013. Mr. Erickson and related entities converted $500,000 of the advances and loans as part of the private placement which closed June 14, 2013. The remaining amounts were paid to Mr. Erickson and related entities prior to June 30, 2013.

We have a $200,000 Business Loan Agreement with Umpqua Bank (the “Umpqua Loan”), which currently matures on December 31, 2015 and provides for interest at 3.25% per year.  The cash from the Umpqua Loan was received on January 14, 2014.  Related to this Umpqua Loan, we entered into a demand promissory note for $200,000 on January 10, 2014 with an entity affiliated with Ronald P. Erickson, our Chief Executive Officer. This demand promissory note will be effective in case of a default by us under the Umpqua Loan.

We also have two other demand promissory note payable to entities affiliated with Mr. Erickson, totaling $600,000.  Each of these notes were issued between January and July 2014, provide for interest of 3% per year and currently mature on June 30, 2015.  They also provide for a second lien on our assets if not repaid by June 30, 2015 or converted into convertible debentures or equity on terms acceptable to the Mr. Erickson. Mr. Erickson and/or entities with which he is affiliated also have advanced approximately $492,000 and have unreimbursed expenses and compensation of approximately $236,000.  As a result, we currently owe Mr. Erickson, or entities with which he is affiliated, approximately $1,328,000.  Of this amount, we anticipate that $828,000 will be repaid from the proceeds of this offering and $500,000 will be converted into our common stock upon the closing of this offering at the public offering price for a share of common stock and issued to Mr. Erickson or entities affiliated with Mr. Erickson.

We recorded advances from Mr. Erickson of $236,617 as of September 30, 2014 as accrued liabilities – related parties.

On January 26, 2015, Mr. Erickson cancelled 1,000,000 in previous issued stock option at $.15 per share.

Related Party Transaction with Mark E. Scott

Mr. Mark E. Scott, our Chief Financial Offer, invested $10,000 in the private placement which closed June 14, 2013.

On January 26, 2015, Mr. Erickson cancelled 150,000 in previous issued stock option at $.13 per share.

Related Party Transactions with Bradley Sparks

On November 12, 2009, Mr. Sparks resigned as our Chief Executive Officer and President.  He held these positions since November 2006.  Mr. Sparks accrued, but was not paid, compensation of $20,000 per month. In addition, Mr. Sparks entered into (i) a demand note dated February 27, 2007 for $50,000 plus loan fees of $750.  Interest accrued on the note at a rate of 18% per annum, with a penalty interest rate of 30%; and (ii) a demand note dated September 30, 2009 for $22,478. Interest accrued at 8% per annum, with a default interest rate of 12%.

On September 6, 2012, Mr. Sparks resigned from the Board of Directors. In addition, we signed a Settlement and Release Agreement or Sparks Agreement with Mr. Sparks, The Sparks Agreement required (i) payment of $50,750 (paid) and issuance of 513,696 shares of our common stock for full payment on a note and related accrued interest of $66,780; (ii) payment of $39,635 to Mr. Sparks for a note, accrued interest and other unpaid expenses (paid); and (iii) issuance of 4,000,000 restricted shares of our common stock to Mr. Spark for unpaid compensation in the amount of $721,333. The above was a full settlement of all outstanding liabilities due to Mr. Sparks.

Mr. Sparks is the cousin of Ronald Erickson, our Chief Executive Officer.

Related Party Transactions with Dr. Masahiro Kawahata and Yoshitami Arai

We paid $195,000 for fees to Dr. Kawahata and Mr. Arai, two former Directors, as a finder fee for their services in closing the Sumitomo transactions. We paid $60,000 on June 25, 2012 and $135,000 on July 25, 2012. On December 28, 2012, the Board of Directors ratified the resignation of Dr. Masahiro Kawahata as an independent director effective as of November 30, 2012.  On December 28, 2012, the Board ratified the resignation of Yoshitami Arai as an independent director effective as of December 26, 2012.

Indemnification

Our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, we have an Indemnification Agreements with the current Board of Directors.

Policies and Procedures for Related Person Transactions

We have operated under a Code of Conduct and Ethics since December 28, 2012. Our Code of Conduct and Ethics requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with our interests.

Prior to the adoption of our related person transaction policy, there was a legitimate business reason for all the related person transactions described above and we believe that, where applicable, the terms of the transactions are no less favorable to us than could be obtained from an unrelated person.

Our Audit Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.

As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of April 21, 2015 by:

•	each director and nominee for director;

•	each person known by us to own beneficially 5% or more of our common stock;

•	each executive officer named in the summary compensation table elsewhere in this report; and

•	all of our current directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or has or shares “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each person shown in the table is c/o Visualant, Inc. 500 Union Street, Suite 420, Seattle Washington, unless otherwise indicated.

			Pro Forma As Adjusted
	Shares Beneficially Owned		Shares Beneficially Owned
	Amount	Percentage	Number	Percentage
Directors and Officers-
Ronald P. Erickson (1)	26,328,373	14.4%
Mark E. Scott (2)	2,618,500	1.5%
Jon Pepper	1,950,000	1.1%
Richard Mander (3)	-	*
Todd Martin Sames	1,211,111	*
Jeffrey Kruse	1,072,222	*
Sumitomo Precision Products Co., Ltd./ Ichiro Takesako	17,307,693	10.2%
Total Directors and Officers (7 in total)	50,487,899	27.3%

* Less than 1%.

(1)       Includes options to purchase 3,000,000 shares of our common stock that are exercisable within 60 days, and a total of 10,000,000 Series A and B Warrants to purchase shares of our common stock that are exercisable within 60 days.

(2)       Includes 1,268,500 shares of shares of common stock, options to purchase 850,000 shares of our common stock that are exercisable within 60 days and a total of 300,000 warrants to purchase shares of our common stock that are exercisable within 60 days.

(3)       Reflects stock option grants for 1,500,000 shares which Mr. Mander forfeited on March 31, 2015 in connection with his resignation.

			Pro Forma As Adjusted
	Shares Beneficially Owned		Shares Beneficially Owned
	Number	Percentage	Number	Percentage
Greater Than 5% Ownership

Sumitomo Precision Products Co., Ltd./ Ichiro Takesako (2)	17,307,693	10.2%

Special Situations Technology Funds, L.P./ Adam Stettner (3)	47,700,000	23.7%

Invention Development Management Company, L.L.C. (4)	14,575,286	7.9%

(1)       Reflects the shares beneficially owned by Sumitomo Precision Products Co., Ltd as stated in a Schedule 13D filed with the SEC on June 23, 2012, and which has subsequently confirmed the ownership related to the private placement which closed June 14, 2013. Their address is 1-10 Fuso-cho, Amagasaki, Hyogo, Japan.

(2)       Reflects the shares beneficially owned by Special Situations Technology Funds, L.P. This total includes 15,900,000 shares and a total of 31,800,000 Series A and B Warrants to purchase shares of our common stock.  The address of Special Situations Technology Funds, L.P. is 527 Madison Avenue, Suite 2600, New York City, New York.

(3)       Reflects a warrant to purchase 14,575,286 shares of our common stock that are exercisable within 60 days.  The address for Invention Development Management, L.L.C. is 3150 139th Avenue SE, Building 4, Bellevue, Washington.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to our articles of incorporation, as amended and restated, and our bylaws, as amended and restated. We have filed copies of these documents with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Authorized Capital Stock

We have authorized 550,000,000 shares of capital stock, of which 500,000,000 are shares of voting common stock, par value $0.001 per share, and 50,000,000 are shares of voting Series A Convertible Preferred Stock, par value $0.001 per share.

Capital Stock Issued and Outstanding

As of April 21, 2015, we have issued and outstanding securities on a fully diluted basis:

• 10,865,000 shares of our common stock issuable upon the exercise of stock options outstanding as of April 21, 2015 at a weighted-average exercise price of $0.119 per share;

• 3,500,000 shares of our common stock issuable upon the conversion of Series A Convertible Preferred Stock as of April 21, 2015;

• 134,955,286 shares of our common stock issuable upon the exercise of warrants outstanding as of April 21, 2015 at a weighted-average exercise price of $0.179 per share;

• Up to 5,230,000 shares of our common stock issuable upon the exercise of placement agent warrants exercisable at $0.15 per share.  These placement agent warrants will be issued only upon the exercise of the Series A Warrants, and are issuable ratably based upon the number of Warrants exercised.

• ___________ shares of our common stock issuable upon the exercise of warrants registered in this offering, at an exercise price of $_______ per share;

• ___________ shares of our common stock issuable upon the exercise of warrants issued to the underwriters in this offering, at an exercise price of $_______ per share;

• 885,000 additional shares of our common stock available for future issuance as of April 21, 2015 under our 2011 Stock Incentive Plan; and

• ___________ shares of our common stock issuable upon exercise of the underwriters' option to purchase additional shares of our common stock to cover over-allotments.

Voting Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights for the election of directors. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. On all other matters, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote is required for approval, unless otherwise provided in our articles of incorporation, bylaws or applicable law. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Voting Preferred Stock

On September 13, 2002, 50,000,000 shares of preferred stock with a par value of $0.001 were authorized by the stockholders.  There were no preferred shares issued and the terms had not been determined as of September 30, 2014.

On January 23, 2015 and February 23, 2015, respectively, the Board of Directors and the Nevada Secretary of State approved a Certificate of Designations, Preference and Rights for Series A Convertible Preferred Stock. The Company’s Series A Preferred is $0.10 par value, with 50,000,000 shares authorized. Each holder of outstanding shares of Series A Preferred shall be entitled to the number of votes equal to the number of whole shares of common stock of the Corporation into which the shares of Series A Preferred held by such holder are then convertible as of the applicable record date. The Company cannot not amend, alter or repeal any preferences, rights, or other terms of the Series A Preferred so as to adversely affect the Series A Preferred, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66.66%) of the then outstanding shares of Series A Preferred, voting as a separate voting group, given by written consent or by vote at a meeting called for such purpose for which notice shall have been duly given to the holders of the Series A Preferred.

Warrants to Purchase Common Stock

As of April 21, 2015, we had outstanding 134,955,286 warrants to purchase an aggregate of 134,955,286 shares of common stock with expiration dates between February 2016 and January 2020 at exercise prices ranging from $0.10 to $0.30 per share.

In connection with the  Special Situations transaction, in June 2013 we issued Series A Warrants to purchase a total of 52,300,000 shares of common stock at an exercise price of $0.15 per share, and Series B Warrants to purchase a total of 52,300,000 shares of common stock at an exercise price of $0.20 per share, the IDMC warrant to purchase 14.5 million shares of common stock at an exercise price of $0.20 per share, Series C Warrants to purchase 3,500,000 shares of common stock at an exercise price of $0.20 per share and Series D Warrants to purchase 3,500,000 shares of common stock at an exercise price of $0.30 per share (collectively, the “Special Situations Warrants”).

The exercise prices of the IDMC warrant and Series A, B, C and D warrants will be adjusted if we issue common stock, warrants or equity below the exercise price that is reflected in the warrant prices described above.  If the per share price of our common stock in this offering is below the exercise prices of these outstanding warrants, or if we issue any additional shares of common stock, warrants or other equity securities at a price below the exercise prices of these outstanding warrants, it would result in a reduction in the exercise price of these outstanding warrants.  If such a reduction in the exercise price of these outstanding warrants occurred, upon exercise of these warrants, we would receive substantially less capital to fund our operations.  A downward adjustment in the exercise price of these warrants could also affect the market price of our common stock.

Warrants issued in this Offering

The warrants issued in this offering entitle the registered holder to purchase ________ share of our common stock at a price equal to $_______ per share, subject to adjustment as discussed below, at any time commencing upon consummation of this offering and terminating at 5:00 p.m., New York City time, on the fifth anniversary of the closing of this offering.

The warrants will be issued in registered form under a warrant agreement between us and our warrant agent. The material provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of the warrant agreement that has been filed as an exhibit to the registration statement of which this prospectus forms a part. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Under the terms of the warrant agreement, we have agreed to use our reasonable best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. During any period we fail to have maintained an effective registration statement covering the shares underlying the warrants, the warrant holder may exercise the warrants on a cashless basis and if the requirements of Rule 144 of the Securities Act have been satisfied the shares may be freely sold. If the requirements of Rule 144 of the Securities Act have not been satisfied and there is no registration statement filed, warrant holders be entitled to certain cash payments until the warrant shares can be delivered with a legend.

The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock; provided that if we issue options, convertible securities, warrants or similar securities to our stockholders, each warrant holder will have the right to acquire the same as if it had exercised its warrants for common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Options to Purchase Common Stock

On April 29, 2011, the Visualant, Inc. 2011 Stock Incentive Plan (the “2011 Stock Incentive Plan”) was approved at our Annual Stockholder Meeting. We were authorized to issue options to purchase up to 7,000,000 shares of common stock under the 2011 Stock Incentive Plan. On March 21, 2013, we were authorized to issue options to purchase an aggregate of 14,000,000 shares under the 2011 Stock Incentive Plan at the Annual Stockholder Meeting. We have currently reserved 10,865,000 shares of our common stock for issuance under the 2011 Stock Incentive Plan.

Representative's Warrants

Please see "Underwriting—Representative's Warrants" for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the Representative's Warrants prior to the closing of this offering.

Dividend Policy

We have not previously declared or paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all of our available funds to finance the growth and development of our business. We can give no assurances that we will ever have excess funds available to pay dividends. In addition, our articles of incorporation restrict our ability to pay any dividends on our common stock without the approval of 66% of our then outstanding Series A Preferred Stock.

Anti-Takeover Provisions

Nevada Revised Statutes

Acquisition of Controlling Interest Statutes.    Nevada's "acquisition of controlling interest" statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person who acquires a "controlling interest" in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply. Our articles of incorporation and bylaws currently contain no provisions relating to these statutes, and unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of July 17, 2014 we have less than 200 record stockholders. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our stockholders.

Combinations with Interested Stockholders Statutes.    Nevada's "combinations with interested stockholders" statutes prohibit certain business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" for two years after the such person first becomes an "interested stockholder" unless (i) the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an "interested stockholder" is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "combination" is sufficiently broad to cover most significant transactions between the corporation and an "interested stockholder". Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. We have not included any such provision in our articles of incorporation.

The effect of these statutes may be to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our Board of Directors.

Articles of Incorporation and Bylaws Provisions

Our articles of incorporation, as amended and restated, and our bylaws, as amended and restated, contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our articles of incorporation and bylaws, among other things:

• permit our Board of Directors to alter our bylaws without stockholder approval;

• provide that vacancies on our Board of Directors may be filled by a majority of directors in office, although less than a quorum;

• authorize the issuance of preferred stock, which can be created and issued by our Board of Directors without prior stockholder approval, with rights senior to our common stock, which may render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise; and

• establish advance notice procedures with respect to stockholder proposals relating to the nomination of candidates for election as directors and other business to be brought before stockholder meetings, which notice must contain information specified in our bylaws.

In addition, our articles of incorporation restrict our ability to take certain actions without the approval of at least 66% of the Series A Preferred Stock then outstanding.  These actions include, among other things;

• authorizing, creating, designating, establishing or issuing an increased number of shares of Series A Preferred Stock or any other class or series of capital stock ranking senior to or on a parity with the Series A Preferred Stock;

• adopting a plan for the liquidation, dissolution or winding up the affairs of our company or any recapitalization plan (whether by merger, consolidation or otherwise);

• amending, altering or repealing, whether by merger, consolidation or otherwise, our articles of incorporation or bylaws in a manner that would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; and

• declaring or paying any dividend (with certain exceptions) or directly or indirectly purchase, redeem, repurchase or otherwise acquire any shares of our capital stock, stock options or convertible securities (with certain exceptions).

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company located at 6201 15th Avenue, Brooklyn, New York 11219, and their telephone number is (800) 937-5449.

NASDAQ Capital Market Listing

Our common stock is quoted on the OTCQB Marketplace, operated by OTC Markets Group, under the symbol "VSUL". We have applied for listing of our common stock and warrants on The NASDAQ Capital Market under the symbols "VSUL" and “VSULW”, respectively. No assurance can be given that our application will be approved.

UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC acting as representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of shares of common stock and warrants to purchase common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares	Number of Warrants
Maxim Group LLC
The Benchmark Company LLC

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares and warrants offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares and warrants offered by this prospectus if any such shares and warrants are taken, other than those shares and warrants covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement to purchase up to ________ shares of common stock at a price, after the underwriting discount, of $________ per share and/or warrants to purchase up to _________ shares of common stock at a price, after the underwriting discount, of $_________ per warrant from us to cover over-allotments, if any. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock and/or warrants to purchase common stock.

Commissions

The representative has advised us that the underwriters propose to offer the shares and warrants directly to the public at the public offering prices set forth on the cover of this prospectus. In addition, the representative may offer some of the shares and warrants to other securities dealers at such price less a concession of up to $________ per share. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing our proceeds from the underwriters’ purchase of the shares and warrants.

The following table summarizes the public offering price per share and per warrant, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares and warrants. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares and warrants.

	Per Share	Per Warrant	Total Without Over-Allotment	Total With Over-Allotment
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

The underwriters propose to offer the shares and warrants offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares and warrants to other securities dealers at such price less a concession of $________ per share. If all of the shares and warrants offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

Representative's Warrants

As additional compensation to the representative, upon consummation of this offering, we will issue the representative warrants to purchase an aggregate number of shares of our common stock equal to 8% percent of all shares of common stock sold in the offering. Such warrants shall have an exercise price equal to $____ per share, which is 125% of the public offering price, terminate five years after the effectiveness of the registration statement of which this prospectus forms a part, and otherwise have the same terms as the warrants sold in this offering except that they will provide for unlimited “piggyback” registration rights with respect to the underlying shares during the two year period commencing six months after the effective date of this offering. Such warrants will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the effectiveness of the registration statement, of which this prospectus forms a part, the underwriters’ warrants shall not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person.

Representative’s Expenses

We have also agreed to pay the representative’s expenses relating to the offering, including all fees incurred in clearing this offering with FINRA, all fees, expenses, and disbursements relating to actual accountable expenses of the underwriters in connection with the offering; and reasonable legal fees and expenses of the underwriters up to a maximum of $200,000.

Lock-Up Agreements

We, and our directors, executive officers and 5% beneficial stockholders, have entered into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 180 days from the effective date of this offering without the prior written consent of the representative, agree not to (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of the common stock. Notwithstanding these limitations, these shares of common stock may be transferred by gift, will or intestate succession, or by judicial decree under certain limited circumstances.

The representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock and warrants. Specifically, the underwriters may over-allot in connection with this offering by selling more shares and warrants than are set forth on the cover page of this prospectus. This creates a short position in our common stock and warrants for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock or warrants over-allotted by the underwriters is not greater than the number of shares of common stock or warrants that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock or warrants involved is greater than the number of shares common stock or warrants in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock and/or warrants, or reduce any short position by bidding for, and purchasing, common stock and/or warrants in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on NASDAQ, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•
net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representative of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares and warrants offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Other Relationships

Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services, and none of the underwriters have provided such further services during the 180-day period preceding the date of the filing of the registration statement of which this prospectus forms a part. In addition, we do not anticipate that the underwriters will provide any further services during the 90-day period following the date on which the registration statement of which this prospectus forms a part is declared effective.

Upon the completion of the Offering, for a period of eighteen (18) months from the effectiveness of the registration statement of which this prospectus forms a part, Maxim Group LLC has the right of participation to act as lead managing underwriter and book runner or minimally as a co-lead manager with at least 75% of the economics for any and all of future public and private equity and debt offerings we or any successor to or any subsidiary of ours completes during such eighteen (18) month period.

We have engaged Maxim Group LLC, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of FINRA and the rules and regulations of the SEC, we have agreed to pay them for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised within two (2) years from the effectiveness of the registration statement of which this prospectus forms a part, if the exercise was solicited by Maxim Group LLC. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about us or the market for our securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the underwriters solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

 LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed upon for us by Fifth Avenue Law Group PLLC, Seattle, Washington. Certain legal matters in connection with this offering will be passed upon for the underwriters by Lowenstein Sandler, LLP, New York, New York.

EXPERTS

PMB Helin Donovan, LLP, independent registered public accounting firm, has audited our financial statements at September 30, 2014 and 2013, and for each of the two years in the period ended September 30, 2014, as set forth in their report which includes an explanatory paragraph relating to our ability to continue as a going concern, included elsewhere in this prospectus. We have included our financial statements in this prospectus and elsewhere in this registration statement in reliance on PMB Helin Donovan, LLP's report, given on their authority as experts in accounting and auditing.

Except as noted below,  no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and warrants and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. James F. Biagi, the managing member of Fifth Avenue Law Group PLLC, is the sole member of White Oak Capital LLC, which owns 1,500,000 shares of the Company’s common stock, in which Mr. Biagi has a beneficial interest.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC's public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC's public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC's website.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934 and are required to file reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.growlifeinc.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus.

VISUALANT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2014	September 30, 2014
ASSETS		(audited)

CURRENT ASSETS:
Cash and cash equivalents	$87,319	$70,386
Accounts receivable, net of allowance of $42,000 and $40,750, respectively	980,117	815,460
Prepaid expenses	33,858	25,067
Inventories	333,073	412,831
Refundable tax assets	28,927	29,590
Total current assets	1,463,294	1,353,334

EQUIPMENT, NET	426,255	447,236

OTHER ASSETS
Intangible assets, net	346,846	431,653
Goodwill	983,645	983,645
Other assets	5,070	5,070

TOTAL ASSETS	$3,225,110	$3,220,938

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$2,333,873	$2,234,123
Accounts payable - related parties	44,969	66,729
Accrued expenses	38,290	31,369
Accrued expenses - related parties	307,521	260,687
Derivative liability - warrants	5,230,164	2,579,157
Convertible notes payable	166,500	166,500
Notes payable - current portion of long term debt	1,346,354	1,290,960
Total current liabilities	9,467,671	6,629,525

LONG TERM LIABILITIES:
Long term debt	-	-

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Preferred stock - $0.001 par value, 43,000,000 shares authorized, 0 and
shares issued and outstanding	-	-
Series A Convertible Preferred stock - $0.001 par value, 7,000,000 shares authorized,
3,000,000 shares issued and outstanding	3,000	-
Common stock - $0.001 par value, 500,000,000 shares authorized, 168,188,674
and 168,163,674 shares issued and outstanding at 12/31/14 and 9/30/14, respectively	168,189	168,164
Additional paid in capital	18,278,678	17,958,368
Accumulated deficit	(24,692,428)	(21,535,119)
Total stockholders' deficit	(6,242,561)	(3,408,587)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,225,110	$3,220,938

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended,
	December 31, 2014	December 31, 2013

REVENUE	$1,843,213	$1,877,089
COST OF SALES	1,545,449	1,571,021
GROSS PROFIT	297,764	306,068
RESEARCH AND DEVELOPMENT EXPENSES	119,387	312,987
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	653,203	842,496
OPERATING LOSS	(474,826)	(849,415)

OTHER INCOME (EXPENSE):
Interest expense	(37,130)	(17,948)
Other income	6,317	7,722
(Loss) gain on change - derivative liability warrants	(2,651,007)	12,865
Total other (expense) income	(2,681,820)	2,639

LOSS BEFORE INCOME TAXES	(3,156,646)	(846,776)

Income taxes - current benefit	663	(1,177)

NET LOSS	(3,157,309)	(845,599)

NONCONTROLLING INTEREST	-	16,168

NET (LOSS) ATTRIBUTABLE TO VISUALANT, INC. AND SUBSIDIARIES COMMON SHAREHOLDERS	$(3,157,309)	$(861,767)

Basic and diluted income (loss) per common share attributable to Visualant, Inc. and subsidiaries common shareholders-
Basic and diluted income (loss) per share	$(0.02)	$(0.01)

Weighted average shares of common stock outstanding- basic and diluted	168,168,294	165,263,674

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended,
	December 31, 2014	December 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,157,309)	$(845,599)
Adjustments to reconcile net loss to net cash (used in)
operating activities
Depreciation and amortization	104,378	97,688
Issuance of capital stock for services and expenses	2,500	-
Stock based compensation	20,835	23,503
(Gain) loss on sale of assets	(900)	(1,111)
Loss (gain) on change - derivative liability warrants	2,651,007	(12,865)
Provision for losses on accounts receivable	3,036	-
Changes in operating assets and liabilities:
Accounts receivable	(167,693)	404,109
Prepaid expenses	(8,791)	13,926
Inventory	79,758	90,721
Accounts payable - trade and accrued expenses	131,745	(158,719)
Deferred revenue	-	201,130
Income tax receivable	663	(1,177)
CASH (USED IN) OPERATING ACTIVITIES	(340,771)	(188,394)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	2,310	1,600
NET CASH PROVIDED BY INVESTING ACTIVITIES:	2,310	1,600

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (repayments) from line of credit	56,126	(507,670)
Proceeds from sale of preferred stock	300,000	-
Repayments of capital leases	(732)	(1,112)
NET CASH PROVIDED (USED IN) BY FINANCING ACTIVITIES	355,394	(508,782)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16,933	(695,576)

CASH AND CASH EQUIVALENTS, beginning of period	70,386	747,129

CASH AND CASH EQUIVALENTS, end of period	$87,319	$51,553

Supplemental disclosures of cash flow information:
Interest paid	$52,755	$12,525
Taxes paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Visualant, Inc. (the “Company” or “Visualant”) was incorporated under the laws of the State of Nevada on October 8, 1998 with authorized common stock of 500,000,000 shares at $0.001 par value. On September 13, 2002, 50,000,000 shares of preferred stock with a par value of $0.001 were authorized by the shareholders.  There are no preferred shares issued and the terms have not been determined. The Company’s executive offices are located in Seattle, Washington.

The Company has invented a way to shine light at a material (solid surface, liquid, or gas) and measure the amount of light that is reflected back. The pattern of this reflected light is compared to other patterns the Company has captured and this allows the Company to identify, detect, or diagnose materials that cannot be identified by the human eye. The Company refers to this pattern of reflected light as a ChromaID™. The Company designs ChromaID Scanner devices made with electronic, optical, and software parts to produce and capture the light.

The Company’s first product, the ChromaID Lab Kit, scans and identifies solid surfaces. The Company is marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security card, reader, and scanner manufacturers, food processing, and electronic gaming.

Through our wholly owned subsidiary, TransTech Systems, Inc., based in Aurora, Oregon, the Company provides value added security and authentication solutions to corporate and government security and law enforcement markets throughout the United States.

On November 11, 2013, the Company entered into a Services and License Agreement with Invention Development Management Company, L.L.C. (“IDMC”), a Delaware limited liability company. IDMC is affiliated with Intellectual Ventures, which collaborates with inventors, partners with pioneering companies and invests both expertise and capital in the process of invention. On November 19, 2014, the Company entered into an Amendment to Services and License Agreement with IDMC. This Amendment exclusively licenses ten filed patents to the Company.

On June 10, 2013, the Company entered into a Purchase Agreement, Warrants, Registration Rights Agreement and Voting Agreement with Special Situations and forty other accredited investors pursuant to which we issued 52,300,000 shares of common stock at $0.10 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of the transaction which closed on June 14, 2013, the Company issued to the investors (i) five year Series A Warrants to purchase a total of 52,300,000 shares of common stock at $0.15 per share; and (ii) five year Series B Warrants to purchase a total of 52,300,000 shares of common stock at $0.20 per share. The transaction was entered into to strengthen our balance sheet, complete the purchase of our TransTech subsidiary, and provide working capital to support the rapid movement of our ChromaID technology into the marketplace.

To date, the Company been issued seven patents by the United States Office of Patents and Trademarks.  See Note 4 for more detailed information regarding the Company’s patents and business.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $1,017,281 and $6,604,631 for the years ended September 30, 2014 and 2013, respectively. Our net cash used in operating activities was $340,771 and $1,379,397 for the three months ended December 31, 2014 and the year ended September 30, 2014, respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of December 31, 2014, our accumulated deficit was $24,692,428.  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings and loans from Ronald P. Erickson, our Chief Executive Officer. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended September 30, 2014 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

3.	SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

BASIS OF PRESENTATION - The accompanying unaudited consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these unaudited condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”).

The unaudited consolidated financial statements of the Company and the accompanying notes included in this Quarterly Report on Form 10-Q are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the Consolidated Financial Statements have been included. Such adjustments are of a normal, recurring nature. The Consolidated Financial Statements, and the accompanying notes, are prepared in accordance with generally accepted accounting principles in the United States ("GAAP") and do not contain certain information included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2014. The interim Condensed Consolidated Financial Statements should be read in conjunction with that Annual Report on Form 10-K.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries, TransTech Systems, Inc. Inter-Company items and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS - The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS - Accounts receivable consist primarily of amounts due to the Company from normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified within the portfolio. If the financial condition of the customers were to deteriorate resulting in an impairment of their ability to make payments, or if payments from customers are significantly delayed, additional allowances might be required.

INVENTORIES - Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  The Company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $15,000 and $10,000 reserve for impaired inventory as of December 31, 2014 and September 30, 2014, respectively.

EQUIPMENT - Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-10 years, except for leasehold improvements which are depreciated over 5-20 years.

INTANGIBLE ASSETS / INTELLECTUAL PROPERTY – The Company amortizes the intangible assets and intellectual property acquired in connection with the acquisition of TransTech, over sixty months on a straight - line basis, which was the time frame that the management of the Company was able to project forward for future revenue, either under agreement or through expected continued business activities.  Intangible assets and intellectual property acquired from RATLab LLC and Javelin are recorded likewise. The Company performs annual assessments and has determined that no impairment is necessary. On June 7, 2011, the Company closed the acquisition of all Visualant related assets of the RATLab LLC, namely the rights to the medical field of use of the Chroma ID technology. On July 31, 2012, the Company closed the acquisition of all rights to the ChromaID technology in the environmental field of use from Javelin LLC.

GOODWILL – Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. With the adoption of ASC 350, goodwill is not amortized, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level. Reporting units are one level below the business segment level, but are combined when reporting units within the same segment have similar economic characteristics. Under the criteria set forth by ASC 350, the Company has one reporting unit based on the current structure.  An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit.  The Company performs annual assessments and has determined that no impairment is necessary.

LONG-LIVED ASSETS – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

FAIR VALUE MEASUREMENTS AND FINANCIAL INSTRUMENTS – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and

Level 3 – Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Derivative Instruments – Warrants with the June 2013 Private Placement

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	December 31, 2014

Liabilities:
Derivative Instruments - Warrants	$-	$4,393,201	$-	$4,393,201

Total	$-	$4,393,201	$-	$4,393,201

Liabilities measured at fair value on a recurring basis are summarized as follows:

December 31, 2014
Market price and estimated fair value of common stock:	$0.110
Exercise price	$0.15-0.20
Expected term (years)	3-5 years
Divident yield	-
Expected volatility	76.7%
Risk-free interest rate	0.78%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the warrants.

The Company issued warrants to 104,600,000 shares of common stock in connection with the June 2013 Private Placement of 52,300,000 shares of common stock.  The strike price of these warrants is $0.15 to $0.20 per share.  These warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  These warrants were issued with a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of the Company’s common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued at a price less than the exercise price.  Therefore, the fair value of these warrants were recorded as a liability in the consolidated balance sheet and are marked to market each reporting period until they are exercised or expire or otherwise extinguished.

The proceeds from the Private Placement were allocated between the Common Shares and the Warrants issued in connection with the Private Placement based upon their estimated fair values as of the closing date at June 14, 2013, resulting in the aggregate amount of $2,494,710 to the Stockholders’ Equity and $2,735,290 to the warrant derivative.  The Company recognized $1,448,710 of other expense resulting from the increase in the fair value of the warrant liability at September 30, 2013. During the year ended September 30, 2014, the Company recognized $2,092,000 of other income resulting from the decrease in the fair value of the warrant liability at June 30, 2014. During the three months ended December 31, 2014, the Company recognized $2,301,202 of other expense resulting from the decrease in the fair value of the warrant liability at December 31, 2014.

Derivative Instruments – Warrant with the November 2013 IDMC Services and License Agreement

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	December 31, 2014

Liabilities:
Derivative Instruments - Warrants	$-	$670,463	$-	$670,463

Total	$-	$670,463	$-	$670,463

Liabilities measured at fair value on a recurring basis are summarized as follows:

December 31, 2014
Market price and estimated fair value of common stock:	0.11
Exercise price	0.20
Expected term (years)	5
Divident yield	-
Expected volatility	76.7%
Risk-free interest rate	0.78%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the warrants.

The Company issued a warrant to purchase 14,575,286 shares of common stock as consideration for the exclusive IP license and application development services to IDMC signed on November 11, 2013. The warrant price of $0.20 per share expires November 10, 2018 and the per share price is subject to adjustment.  This warrant was not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  This warrant was issued with a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of the Company’s common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued at a price less than the exercise price.  Therefore, the fair value of these warrants were recorded as a liability in the consolidated balance sheet and are marked to market each reporting period until they are exercised or expire or otherwise extinguished.

During the year ended September 30, 2014, the Company recognized $320,657 of other expense related to the IDMC warrant. During the three months ended December 31, 2014, the Company recognized $349,807 of other expense related to the IDMC warrant.

Derivative Instrument – Convertible Note Payable

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	December 31, 2014

Liabilities:
Derivative Instruments - Convertible Promissory Note	$-	$103,500	$-	$103,500

Total	$-	$103,500	$-	$103,500

Liabilities measured at fair value on a recurring basis are summarized as follows:

December 31, 2014
Market price and estimated fair value of common stock:	0.11
Exercise price	0.07
Expected term (years)	0.75
Divident yield	-
Expected volatility	76.7%
Risk-free interest rate	0.78%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the Convertible Note Payable.

The Company entered into a Convertible Note Payable with KBM Worldwide, Inc. on August 25, 2014 for $103,500. The Note is due May 27, 2015 and provides for interest at 8%. The Note is convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion; however, the Note is not convertible until the second quarter of fiscal year 2015. The Note provides short term working capital while funding closes and the Company expects to repay the Note at the closing of funding.

The Company has recorded a derivative liability for the conversion discount in the amount of $103,500 at December 31, 2014 and September 30, 2014.

Derivative Instrument – Convertible Note Payable

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	December 31, 2014

Liabilities:
Derivative Instruments - Convertible Promissory Note	$-	$63,000	$-	$63,000

Total	$-	$63,000	$-	$63,000

Liabilities measured at fair value on a recurring basis are summarized as follows:

December 31, 2014
Market price and estimated fair value of common stock:	0.11
Exercise price	0.07
Expected term (years)	0.75
Divident yield	-
Expected volatility	76.7%
Risk-free interest rate	0.78%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the Convertible Note Payable.

The Company entered into a Convertible Note Payable with KBM Worldwide, Inc. on September 23, 2014 for $63,000. The Note is due June 26, 2015 and provides for interest at 8%. The Note is convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion; however, the Note is not convertible until the second quarter of fiscal year 2015. The Note provides short term working capital while funding closes and the Company expects to repay the Note at the closing of funding.

The Company has recorded a derivative liability for the conversion discount in the amount of $63,000 at September 30, 2014.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities at December 31, 2014 and September 30, 2014 based upon the short-term nature of the assets and liabilities.

REVENUE RECOGNITION – Visualant and TransTech revenue are derived from other products and services. Revenue is considered realized when the services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, we defer all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned.

STOCK BASED COMPENSATION - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

INCOME TAXES - Income tax benefit is based on reported loss before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws where that company operates out of. The Company recognizes refundable and deferred assets to the extent that management has determined their realization. As of December 31, 2014 and September 30, 2014, the Company had refundable tax assets related to TransTech of $28,927 and $29,590, respectively.

NET LOSS PER SHARE – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive. As of December 31, 2014, there were options outstanding for the purchase of 12,900,000 common shares, warrants for the purchase of 134,555,286 common shares, preferred stock for the conversion of 3,000,000 common shares and an unknown number of shares related to the conversion of $166,500 in Convertible Promissory Notes due to KBM Worldwide, Inc. which could potentially dilute future earnings per share. As of December 31, 2013, there were options outstanding for the purchase of 12,710,000 common shares, warrants for the purchase of 128,072,223 common shares which could potentially dilute future earnings per share.

DIVIDEND POLICY - The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

4.	DEVELOPMENT OF OUR CHROMAID™ TECHNOLOGY

The Company’s ChromaID™ Technology

The Company has invented a way to project light at a material (solid surface, liquid, or gas) and measure the amount of light that is reflected back. The pattern of this reflected light is compared to other patterns the company has captured and this allows us to identify, detect, or diagnose materials that cannot be identified by the human eye. The Company refers to this pattern of reflected light as a ChromaID™. The Company designs ChromaID scanning devices made with electronic, optical, and software parts to produce and capture the light.

The Company’s first product, the ChromaID Lab Kit, scans and identifies solid surfaces. The Company is marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security card, reader, and scanner manufacturers, food processing, and electronic gaming.

There is no current requirement for FDA or other government approval for the current applications of the Company’s ChromaID technology. Over time, as the Company explores the application of its ChromaID technology for medical diagnostics and other applications, the Company expects that there will be requirements for FDA and other government approvals before applications using the technology in medical and other regulated fields can enter the marketplace.

The Company’s research and development expenses were as follows:

Three months ended December 31, 2014- $119,387
Year ended September 30, 2014- $670,742
Year ended September 30, 2013- $1,169,281

The Company’s research and development efforts are supported internally and through contractors at the RATLab LLC, the Invention Development Management Company LLC and other suppliers.

The Company’s Patents

On August 9, 2011, the Company was issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, the Company was issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, the Company was issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, the Company was issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, the Company was issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article To Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 12, 2013, the Company was issued US Patent No. 8,583,394 B2 entitled “Method, Apparatus and Article To Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 21, 2014, the Company was issued US Patent No. 8,888,207 entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols” by the United States Office of Patents and Trademarks. The patent expires February 7, 2033.

The Company pursues an aggressive patent strategy to expand our unique intellectual property in the United States and other countries.

Services and License Agreement Invention Development Management Company, L.L.C.

On November 11, 2013, the Company entered into a Services and License Agreement with Invention Development Management Company, L.L.C. (“IDMC”), a Delaware limited liability company. IDMC is affiliated with Intellectual Ventures, which collaborates with inventors, partners with pioneering companies and invests both expertise and capital in the process of invention. On November 19, 2014, the Company entered into an Amendment to Services and License Agreement with IDMC. This Amendment exclusively licenses ten filed patents to the Company.

The Agreement required IDMC to identify and engage investors to develop new applications of the Company’s ChromaID™ development kits, present the developments to the Company for approval, and file at least ten patent applications to protect the developments. IDMC is responsible for the development and patent costs. The Company provided the development kits to IDMC at no cost and is providing ongoing technical support. In addition, to provide time for this accelerated expansion of its intellectual property the Company delayed the selling of the ChromaID development kits for 140 days except for certain select accounts. The Company has continued its business development efforts during this period and has worked with IDMC and their global business development services to secure potential customers and licensees for its technology. The Company shipped twenty ChromaID Lab Kits to inventors in the IDMC network during December 2013 and January 2014.

The Company received a worldwide, nontransferable, exclusive license to the licensed IP developed under this IDMC Agreement dated November 11, 2013, during the term of the Agreement, and solely within the identification, authentication and diagnostics field of use, to (a) make, have made, use, import, sell and offer for sale products and services; (b) make improvements; and (c) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

The Company received a nonexclusive and nontransferrable option to acquire a worldwide, nontransferrable, nonexclusive license to the useful IP held by IDMC within the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer to sell products and services and (b) grant sublicenses to any and all of the foregoing rights. The option to acquire this license may be exercised for up to two years from the effective date of the Agreement.

IDMC is providing global business development services to the Company, including present Visualant IP and any licensed IP, if applicable, to potential customers, licensees, and distributors in markets or geographies not being pursued by Visualant. Also, IDMC has introduced Visualant to potential customers, licensees, or distributors for the purpose of identifying and closing a license, sale, or distribution deal or other monetization event.

Visualant granted to IDMC a nonexclusive, worldwide, fully paid up, nontransferable, sublicenseable, perpetual license to the Visualant IP, solely outside the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer for sale products and services and (b) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

The Company granted to IDMC a nonexclusive, worldwide, fully paid up, royalty-free, nontransferable, nonsublicenseable, perpetual license to access and use Visualant Technology solely for the purpose of marketing the aforementioned sublicenses to the Visualant IP to third parties outside the designated fields of use.

The Company issued a warrant to purchase 14,575,286 shares of common stock as consideration for the exclusive IP license and application development services to IDMC signed on November 11, 2013. The warrant price of $0.20 per share expires November 10, 2018 and the per share price is subject to adjustment.

The Company has agreed to pay IDMC a percentage of license revenue for the global development business services and a percentage of revenue received from any IDMC introduced company. The Company has also agreed to pay IDMC a royalty when Visualant receives royalty product revenue from an IDMC introduced company.

IDMC has agreed to pay Visualant a license fee for the nonexclusive license of the Visualant IP.

The term of the exclusive IP license and the nonexclusive IP license commences on the effective date of November 11, 2013, and terminates when all claims of the patents expire or are held in valid or unenforceable by a court of competent jurisdiction from which no appeal can be taken.

The term of the Agreement commences on the effective date until either party terminates the Agreement at any time following the fifth anniversary of the effective date by providing at least ninety days’ prior written notice to the other party.

5.	AGREEMENTS WITH SUMITOMO PRECISION PRODUCTS CO., LTD.

On May 31, 2012, the Company entered into a Joint Research and Product Development Agreement with Sumitomo, a publicly-traded Japanese corporation, for the commercialization of our ChromaID™ technology.   On March 29, 2013, the Company entered into an Amendment to Joint Research and Product Development Agreement or Amended Agreement with Sumitomo. The Amended Agreement extended the Joint Development Agreement from March 31, 2013 to December 31, 2013, which expired December 31, 2013.   The Agreements provided for continuing work between Sumitomo and Visualant focused upon advancing the ChromaID technology and market research aimed at identifying the most significant markets for the ChromaID technology. The current version of the technology, identified as Version 6D, was introduced to the marketplace as a part of our ChromaID Lab Kit during the three months ended December 31, 2013. The Amended Agreement expired December 31, 2013.

Sumitomo invested $2,250,000 in exchange for 17,307,693 shares of restricted common shares priced at $0.13 per share that was funded on June 21, 2012.  Sumitomo also paid the Company an initial payment of $1 million in accordance for an exclusive License Agreement for the Spectral Pattern Matching technology which covers Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines). The Sumitomo License fee was recorded as revenue over the life the Joint Development Agreement and was fully recorded as of May 31, 2013.

Sumitomo is publicly traded in Japan and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world.

6.	ACQUISITION OF TRANSTECH SYSTEMS, INC.

The Company’s wholly owned subsidiary, TransTech Systems, Inc., based in Aurora, Oregon, is a distributor of products, including systems solutions, components and consumables, for employee and government identification, document authentication, access control, and radio frequency identification.  TransTech provides these products and services, along with marketing and business development assistance to a growing channel of value-added resellers and system integrators throughout North America.

TransTech provides its channel partners pre-and post-sales support in the industry.  Technical Services covers training and installation support, in-warranty repair, out of warranty repair, and spares programs.  Our customer service team provides full sales, configuration, and logistics services.  An increasing number of manufacturers are turning to TransTech Systems for channel development and introduction of their products to our market space.

The Company closed the acquisition of TransTech on June 8, 2010. This acquisition is expected to accelerate market entry and penetration through well-operated and positioned dealers of security and authentication systems, thus creating a natural distribution channel for products featuring the company’s proprietary ChromaID technology.

7.	ACCOUNTS RECEIVABLE/CUSTOMER CONCENTRATION

Accounts receivable were $980,117 and $815,460, net of allowance, as of December 31, 2014 and September 30, 2014, respectively. The Company had one customer (12.0%) in excess of 10% of our consolidated revenues for the three months ended December 31, 2014. The Company had two customers (21.6% and 12.9%) with accounts receivable in excess of 10% as of December 31, 2014. The Company does expect to have customers with consolidated revenues or accounts receivable balances of 10% of total accounts receivable in the foreseeable future.

8.	INVENTORIES

Inventories were $333,073 and $412,831 as of December 31, 2014 and September 30, 2014, respectively. Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There is a $15,000 and $10,000 reserve for impaired inventory as of December 31, 2014 and September 30, 2014, respectively.

9.	FIXED ASSETS

Fixed assets, net of accumulated depreciation, was $426,255 and $447,236 as of December 31, 2014 and September 30, 2014, respectively. Accumulated depreciation was $762,248 and $742,676 as of December 31, 2014 and September 30, 2014, respectively. Total depreciation expense, was $19,571 and $12,794 for the three months ended December 31, 2014 and 2013, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

Property and equipment as of December 31, 2014 was comprised of the following:

	Estimated	December 31, 2014
	Useful Lives	Purchased	Capital Leases	Total
Machinery and equipment	2-10 years	$210,922	$87,038	$297,960
Leasehold improvements	5-20 years	603,612	-	603,612
Furniture and fixtures	3-10 years	77,039	101,260	178,299
Software and websites	3- 7 years	63,783	44,849	108,632
Less: accumulated depreciation		(533,265)	(228,983)	(762,248)
		$422,091	$4,164	$426,255

10.	INTANGIBLE ASSETS

Intangible assets as of December 31, 2014 and September 30, 2014 consisted of the following:

	Estimated	December 31,	September 30,
	Useful Lives	2014	2014

Customer contracts	5 years	$983,645	$983,645
Technology	5 years	712,500	$712,500
Less: accumulated amortization		(1,349,299)	(1,264,492)
Intangible assets, net		$346,846	$431,653

Total amortization expense was $84,807 and $84,808 for the three months ended December 31, 2014 and 2013, respectively.

The fair value of the TransTech intellectual property acquired was $983,645, estimated by using a discounted cash flow approach based on future economic benefits associated with agreements with customers, or through expected continued business activities with its customers. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

The fair value of the RATLab intellectual property associated with the assets acquired was $450,000 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

The fair value of the Javelin intellectual property acquired was $262,500 estimated by using a discounted cash flow approach based on future economic benefits associated with the assets acquired. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

11.	ACCOUNTS PAYABLE

Accounts payable were $2,333,873 and $2,234,123 as of December 31, 2014 and September 30, 2014, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company.  The Company had 2 vendors (17.4% and 12.7%) with accounts payable in excess of 10% of its accounts payable as of December 31, 2014. The Company does expect to have vendors with accounts payable balances of 10% of total accounts payable in the foreseeable future.

12.	CONVERTIBLE NOTES PAYABLE

The Company entered into a Convertible Note Payable with KBM Worldwide, Inc. on August 25, 2014 for $103,500. The Note is due May 27, 2015 and provides for interest at 8%. The Company entered into a Convertible Note Payable with KBM Worldwide, Inc. on September 23, 2014 for $63,000. The Note is due June 26, 2015 and provides for interest at 8%. The Notes are convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion; however, the Notes are not convertible until the second quarter of fiscal year 2015. The Notes provided short term working capital while funding closes and the Company expects to repay the Notes at the closing of funding. The Company has accrued interest of $4,293 as of December 31, 2014.  The Company has recorded a derivative liability for the conversion discount in the amount of $166,500 at December 31, 2014.

13.	NOTES PAYABLE, CAPITALIZED LEASES AND LONG TERM DEBT

Notes payable, capitalized leases and long term debt as of December 31, 2014 and September 30, 2014 consisted of the following:

	December 31,	September 30,
	2014	2014

BFI Business Finance Secured Credit Facility	$544,524	$488,398
Note payable to Umpqua Bank	200,000	200,000
Secured note payable to J3E2A2Z LP - related party	600,000	600,000
TransTech capitalized leases, net of capitalized interest	1,830	2,562
Total debt	1,346,354	1,290,960
Less current portion of long term debt	(1,346,354)	(1,290,960)
Long term debt	$-	$-

Capital Source Business Finance Group Secured Credit Facility

The Company finances its TransTech operations from operations and a Secured Credit Facility with Capital Source Business Finance Group. On December 9, 2008 TransTech entered into a $1,000,000 secured credit facility with Capital Source to fund its operations.   On December 12, 2014, the secured credit facility was renewed for an additional six months, with a floor for prime interest of 4.5% (currently 4.5%) plus 2.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $1,000,000. The secured credit facility is collateralized by the assets of TransTech, with a guarantee by Visualant, including all assets of Visualant. Availability under this Secured Credit ranges from $0 to $175,000 ($72,481 as of December 31, 2014) on a daily basis. The remaining balance on the accounts receivable line ($544,524) as of December 31, 2014 must be repaid by the time the secured credit facility expires on June 12, 2015, or the Company renews by automatic extension for the next successive six month term.

Note Payable to Umpqua Bank/ Ronald P. Erickson or J3E2A2Z LP

On December 19, 2013, the Company entered into a $200,000 Note Payable with Umpqua Bank.  The Note Payable has a maturity date of December 31, 2014 and provided for interest of 2.79%, subject to adjustment annually. On December 19, 2014, this Note Payable maturity date was extended to December 31, 2015 and provides for interest at 3.25%.

The cash from the Note Payable was received on January 14, 2014.  Related to this Note Payable and in the case of a default by the Company, the Company entered into a Demand Promissory Note for $200,000 on January 10, 2014 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. On March 31, 2014, the Company entered into an Amendment to the Demand Promissory Note which extended the due date of this from March 31, 2014 to June 30, 2014. On July 17, 2014, the Company entered into Amendment 2 to the Demand Promissory Note which extended the due date from June 30, 2014 to September 30, 2014. On December 31, 2014, the Company entered into Amendment 3 to the Demand Promissory Note which extended the due date from September 30, 2014 to March 31, 2015. The Note provides for interest of 3% per annum and provides for a second lien on company assets if not repaid by March 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Holder. The Company has recorded accrued interest of $5,852 as of December 31, 2014.

Note Payables to Ronald P. Erickson or J3E2A2Z LP

On March 31, 2014, the Company entered into a Demand Promissory Note for $300,000 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. On July 17, 2014, the Company entered into an Amendment to Demand Promissory Note which extended the due date of this from June 30, 2014 to September 30, 2014. On December 31, 2014, the Company entered into Amendment 2 to Demand Promissory Note which extended the due date of this from September 30, 2014 to March 31, 2015. The Note provides for interest of 3% per annum and provides for a second lien on company assets if not repaid by March 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Holder. The Company has recorded accrued interest of $6,781 as of December 31, 2014.

On July 17, 2014, the Company entered into a Demand Promissory Note for $300,000 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. On December 31, 2014, the Company entered into an Amendment to Demand Promissory Note for $300,000 which extended the due date of this from September 30, 2014 to March 31, 2015. The Note provides for a second lien on company assets if not repaid by March 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Holder.  The Company has recorded accrued interest of $4,142 as of December 31, 2014.

Capitalized Leases

TransTech has capitalized leases for equipment. The leases have a remaining lease term of seven months. The imputed interest rate in the capitalized leases is approximately 10.5%.

Aggregate maturities totaling $1,346,354 are all due within twelve months.

14.	EQUITY

Series A Convertible Preferred Stock

On January 26, 2015, the Board of Directors and the Nevada Secretary of State approved a Certificate of Designations, Preference and Rights for Series A Convertible Preferred Stock. The Company’s Series A Preferred is $0.10 par value, with 50,000,000 shares authorized and as of January 13, 2015, we had 3,000,000 shares issued and outstanding. Each holder of outstanding shares of Series A Preferred shall be entitled to the number of votes equal to the number of whole shares of common stock of the Corporation into which the shares of Series A Preferred held by such holder are then convertible as of the applicable record date. The Company cannot not amend, alter or repeal any preferences, rights, or other terms of the Series A Preferred so as to adversely affect the Series A Preferred, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66.66%) of the then outstanding shares of Series A Preferred, voting as a separate voting group, given by written consent or by vote at a meeting called for such purpose for which notice shall have been duly given to the holders of the Series A Preferred.

During the three months ended December 31, 2014, the Company sold 3,000,000 Series A Preferred to one accredited investor of Series A Convertible Preferred Stock totaling $300,000 that is convertible into 3,000,000 shares of common stock at $0.10 over the next five years.  The Preferred Series A has voting rights and may not be called. The Company also issued (i) a Series C five year Warrant for 3,000,000 shares of common stock at $0.20 per share, which is callable at $0.40 per share; and (ii) ) a Series D five year Warrant for 3,000,000 shares of common stock at $0.30 per share, which is callable at $0.60 per share. The Preferred Series A and Series C and D Warrants have registration rights upon the closing of the offering. A notice filing under Regulation D will be filed with the SEC upon the closing of the offering.

Common Stock

Unless otherwise indicated, all of the following sales or issuances of Company securities were conducted under the exemption from registration as provided under Section 4(2) of the Securities Act of 1933 (and also qualified for exemption under 4(5), formerly 4(6) of the Securities Act of 1933, except as noted below). All of the shares issued were issued in transactions not involving a public offering, are considered to be restricted stock as defined in Rule 144 promulgated under the Securities Act of 1933 and stock certificates issued with respect thereto bear legends to that effect.

The Company has compensated consultants and service providers with restricted common stock during the development of our technology and when our capital resources were not adequate to provide payment in cash.

All of the following transactions were to accredited investors.

The following equity issuances occurred during the three months ended December 31, 2014:

On December 14, 2014, we entered into an Advisory Agreement with Lester Garfinkel for financial consulting services. Under the Advisory Agreement, Mr. Garfinkel was awarded 25,000 shares of our common stock. The shares were valued at $0.20 per share by the parties. We expensed $2,500 during the three months ended December 31, 2014 or $0.10, the closing price on December 14, 2014.

Warrants to Purchase Common Stock

The following warrant issuances occurred during the three months ended December 31, 2014:

The Company issued (i) a Series C five year Warrant for 3,000,000 shares of common stock at $0.20 per share, which is callable at $0.40 per share; and (ii) ) a Series D five year Warrant for 3,000,000 shares of common stock at $0.30 per share, which is callable at $0.60 per share. During the three months ended December 31, 2014, the Company sold 3,000,000 Series A Preferred to one accredited investor of Series A Convertible Preferred Stock totaling $300,000 that is convertible into 3,000,000 shares of common stock at $0.10 over the next five years.

During the three months ended December 31, 2014, the Company expensed $0 related to warrants.

A summary of the warrants issued as of December 31, 2014 were as follows:

	December 31, 2014
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	128,555,286	$0.175
Issued	6,000,000	0.250
Exercised	-	-
Forfeited	-	-
Expired	-	-
Outstanding at end of period	134,555,286	$0.178
Exerciseable at end of period	134,555,286

A summary of the status of the warrants outstanding as of December 31, 2014 is presented below:

	December 31, 2014
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life ( In Years)	Price	Exerciseable	Price
6,330,000	2.86	$0.10-.13	6,330,000	$0.10-.13
52,300,000	3.38	0.150	52,300,000	0.150
75,925,286	3.59	0.200	75,925,286	0.200

134,555,286	3.50	0.178	134,555,286	0.178

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the period ended December 31, 2014 were as follows:

Dividend yield	0%
Expected life	3
Expected volatility	90%
Risk free interest rate	0.7%

There were vested warrants of 5,830,000 as of December 31, 2014 with an aggregate intrinsic value of $58,300.

15.	STOCK OPTIONS

Description of Stock Option Plan

On April 29, 2011, the 2011 Stock Incentive Plan was approved at the Annual Stockholder Meeting. The Company was authorized to issue options for, and has reserved for issuance, up to 7,000,000 shares of common stock under the 2011 Stock Incentive Plan. On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 14,000,000 shares.

Determining Fair Value under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

The Company had the following stock option transactions during the three months ended December 31, 2014:

During the three months ended December 31, 2014, two employees of TransTech, forfeited stock option grants for 200,000 shares of common stock at $0.12 per share.

There are currently 12,900,000 options to purchase common stock at an average exercise price of $0.125 per share outstanding as of December 31, 2014 under the 2011 Stock Incentive Plan. The Company recorded $20,835 and $23,503 of compensation expense, net of related tax effects, relative to stock options for the three months ended December 31, 2014 and 2013 in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.00). At December 31, 2014, there is approximately $308,565 of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 5.09 years.

Stock option activity for the three months ended December 31, 2014 and the years ended September 30, 2014 and 2013 was as follows:

		Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2012	5,920,000	0.131	776,800
Granted	6,830,000	0.122	836,000
Exercised	-	-	-
Forfeitures	(15,000)	(0.240)	(3,600)
Outstanding as of September 30, 2013	12,735,000	0.126	1,609,200
Granted	395,000	0.100	39,500
Exercised	-	-	-
Forfeitures	(30,000)	(0.217)	(6,500)
Outstanding as of September 30, 2014	13,100,000	0.125	1,642,200
Granted	-	-	-
Exercised	-	-	-
Forfeitures	(200,000)	(0.120)	(24,000)
Outstanding as of December 31, 2014	12,900,000	$0.125	$1,618,200

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2014:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exerciseable	Exerciseable	Exerciseable
0.090	500,000	5.39 years	$0.090	500,000	$0.090
0.100	4,020,000	5.36 years	0.100	2,765,417	0.100
0.130	5,100,000	4.93 years	0.130	4,683,333	0.130
0.150	3,100,000	5.39 years	0.150	3,100,000	0.150
0.240	180,000	.63 years	0.240	180,000	0.240
	12,900,000	5.09 years	$0.125	11,228,750	$0.133

There were exercisable options of 3,265,417 as of December 31, 2014 with an aggregate intrinsic value of $37,654.

16.	OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Related Party Transactions with Ronald P. Erickson

See Note 13 for Notes Payable to Ronald P. Erickson, our Chief Executive Officer Chief and/or entities in which Mr. Erickson has a beneficial interest. In addition, the Company recorded advances from Mr. Erickson of $268,010 as of December 31, 2014 as accrued liabilities – related parties.

17.	COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

LEGAL PROCEEDINGS

There are no pending legal proceedings against the Company that are expected to have a material adverse effect on its cash flows, financial condition or results of operations.

EMPLOYMENT AGREEMENTS

Mr. Erickson, Mr. Scott and other named executive officers of Visualant do not have employment agreements.

LEASES

The Company is obligated under various non-cancelable operating leases for their various facilities and certain equipment.

Corporate Offices

The Company’s executive office is located at 500 Union Street, Suite 420, Seattle, Washington, USA, 98101. On August 1, 2012, the Company entered into an Office Lease with Logan Building LLC for 2,244 square feet and which expired August 31, 2014. The monthly lease rate was $1,944 for the year ending August 31, 2013 and $2,028 for the year ending August 31, 2014. On June 14, 2013, the Company entered into Amendment One to the Office Lease, increasing our monthly payment to $3,978 through August 31, 2013, $4,057 from September 1, 2013 to May 31, 2014 and $4,140 from June 1, 2014 through August 31, 2014. On June 18, 2014, the Company entered into the Second Amendment to the Office Lease, which maintained our net monthly payment at $4,057.  On December 18, 2014, the Company entered into the Third Amendment to the Office Lease reducing our square footage to 2,244 square feet and decreasing our net monthly payment to $2,535 through the expiration date of February 28, 2015.

TransTech Facilities

TransTech is located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. TransTech leases a total of approximately 9,750 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations, at a monthly rental of $4,292. The lease was extended from March 2011 for an additional five year term at a monthly rental of $4,751. There are two additional five year renewals with a set accelerating increase of 10% per 5 year term.

The aggregate future minimum lease payments under operating leases as of December 31, 2014 were $62,162 and $9,502 for the years ended December 31, 2014 and 2013, respectively.

18.	SUBSEQUENT EVENTS

The Company evaluates subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements are available.

Subsequent to December 31, 2014, the following material transactions occurred:

On January 26, 2015, the Company approved (i) the cancellation of 1,150,000 in previous issued stock option grants from two employees; (ii) the issuance of 1,350,000 shares of common stock to board members and employees at $.10 per share in accordance with the 2011 Stock Incentive Plan; and (iii) the issuance of stock option grants to employees totaling 1,700,000 shares at $.10 per share in accordance with the 2011 Stock Incentive Plan. The stock option grants vest upon the achievement of performance targets during 2015.

The Company entered into a Convertible Note Payable with KBM Worldwide, Inc. on January 27, 2015 for $64,000. The Note is due October 27, 2015 and provides for interest at 8%. The Note is convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion; however, the Notes are not convertible until the first quarter of fiscal year 2016. The Note provides short term working capital while funding closes and the Company expects to repay the Notes at the closing of funding.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Visualant, Inc.:

We have audited the accompanying consolidated balance sheets of Visualant, Inc. (the “Company”) as of September 30, 2014 and 2013 and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years ended September 30, 2014 and 2013.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visualant, Inc. as of September 30, 2014 and 2013, and the results of its operations and its cash flows for the years ended September 30, 2014 and 2013 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has sustained a net loss from operations and has an accumulated deficit since inception.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
PMB Helin Donovan, LLP /s/ PMB Helin Donovan, LLP January 13, 2015 Seattle, Washington

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2014	September 30, 2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$70,386	$747,129
Accounts receivable, net of allowance of $40,750 and $40,750, respectively	815,460	1,007,074
Prepaid expenses	25,067	56,531
Inventories	412,831	600,790
Refundable tax assets	29,590	29,773
Total current assets	1,353,334	2,441,297

EQUIPMENT, NET	447,236	427,215

OTHER ASSETS
Intangible assets, net	431,653	770,882
Goodwill	983,645	983,645
Other assets	5,070	6,161

TOTAL ASSETS	$3,220,938	$4,629,200

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$2,234,123	$2,301,149
Accounts payable - related parties	66,729	66,025
Accrued expenses	31,369	80,926
Accrued expenses - related parties	260,687	-
Derivative liability - warrants	2,579,157	4,184,000
Convertible notes payable	166,500	-
Notes payable - current portion of long term debt	1,290,960	753,129
Total current liabilities	6,629,525	7,385,229

LONG TERM LIABILITIES:
Long term debt	-	1,894

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Preferred stock - $0.001 par value, 50,000,000 shares authorized, no shares
issued and outstanding	-	-
Common stock - $0.001 par value, 500,000,000 shares authorized, 168,163,674
and 165,263,674 shares issued and outstanding at 9/30/14 and 9/30/13, respectively	168,164	165,264
Additional paid in capital	17,958,368	17,565,568
Accumulated deficit	(21,535,119)	(20,537,825)
Total stockholders' deficit	(3,408,587)	(2,806,993)
Noncontrolling interest	-	49,070

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,220,938	$4,629,200

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended,
	September 30, 2014	September 30, 2013

REVENUE	$7,983,352	$8,572,799
COST OF SALES	6,694,274	6,717,192
GROSS PROFIT	1,289,078	1,855,607
RESEARCH AND DEVELOPMENT EXPENSES	670,742	1,169,281
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,179,699	4,580,653
OPERATING LOSS	(2,561,363)	(3,894,327)

OTHER INCOME (EXPENSE):
Interest expense	(104,808)	(173,248)
Other income	38,534	31,881
Gain (loss) on change - derivative liability warrants	1,604,843	(1,448,710)
Loss on purchase of warrants and additionall investment right	-	(1,150,000)
Total other income (expense)	1,538,569	(2,740,077)

LOSS BEFORE INCOME TAXES	(1,022,794)	(6,634,404)

Income taxes - current benefit	(5,513)	(29,773)

NET LOSS	(1,017,281)	(6,604,631)

NONCONTROLLING INTEREST	-	17,263

NET (LOSS) ATTRIBUTABLE TO VISUALANT, INC. AND SUBSIDIARIES COMMON SHAREHOLDERS	$(1,017,281)	$(6,621,894)

Basic and diluted income (loss) per common share attributable to Visualant, Inc. and subsidiaries common shareholders-
Basic and diluted income (loss) per share	$(0.01)	$(0.05)

Weighted average shares of common stock outstanding- basic and diluted	166,344,657	122,934,436

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY

			Additional		Total
	Common Stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of September 30, 2012	90,992,954	$90,993	$13,995,554	$(13,915,931)	$170,616

Stock compensation expense - employee options	-	-	250,013	-	250,013
Issuance of common stock for services	2,800,000	2,800	311,700	-	314,500
Issuance of common stock	53,293,049	53,293	2,063,789	-	2,117,082
Issuance of common stock for debenture conversion	15,000,000	15,000	735,000	-	750,000
Issuance of common stock for accrued liabilities	2,612,603	2,613	134,017	-	136,630
Issuance of common stock for warrants - cashless	4,565,068	4,564	(4,564)	-	-
Issuance of warrants for services	-	-	76,060	-	76,060
Retirement of option shares	(4,000,000)	(3,999)	3,999	-	-
Net loss	-	-	-	(6,621,894)	(6,621,894)
Comprehensive loss					(6,621,894)

Balance as of September 30, 2013	165,263,674	$165,264	$17,565,568	$(20,537,825)	$(2,806,993)

Stock compensation expense - employee options	-	-	87,550	-	87,550
Issuance of common stock for services	1,300,000	1,300	89,700	-	91,000
Issuance of common stock for debt conversion	1,600,000	1,600	158,400	-	160,000
Issuance of warrants for services	-	-	57,150	-	57,150
Sale of noncontrolling interest	-	-	-	19,987	19,987
Net loss	-	-	-	(1,017,281)	(1,017,281)
Comprehensive loss					(1,017,281)

Balance as of September 30, 2014	168,163,674	$168,164	$17,958,368	$(21,535,119)	$(3,408,587)

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

VISUALANT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended,
	September 30, 2014	September 30, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,017,281)	$(6,604,631)
Adjustments to reconcile net loss to net cash (used in)
operating activities
Depreciation and amortization	418,271	397,871
Issuance of capital stock for services and expenses	91,000	314,500
Issuance of warrants for services and expenses	57,150	76,060
Issuance of capital stock for accrued liabilities	160,000	136,630
Stock based compensation	87,550	250,013
Loss on sale of assets	(28,363)	(4,923)
(Gain) loss on change - derivative liability warrants	(1,604,843)	1,448,710
Provision for losses on accounts receivable	36	29,281
Changes in operating assets and liabilities:
Accounts receivable	191,578	(23,658)
Prepaid expenses	31,464	166,447
Inventory	87,959	(256,098)
Other assets	1,091	-
Loss on purchase of warrants and additional investment right	-	850,000
Accounts payable - trade and accrued expenses	144,808	383,342
Deferred revenue	-	(666,667)
Income tax receivable	183	(457)
CASH (USED IN) OPERATING ACTIVITIES	(1,379,397)	(3,503,580)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	-	(25,841)
Proceeds from sale of equipment	29,300	13,908
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:	29,300	(11,933)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments) payments from line of credit	(260,925)	308,988
Proceeds from notes payable	200,000	-
Proceeds from notes payable- related party	600,000	-
Proceeds from convertible notes payable	166,500	-
Repayment of debt	-	(2,027,640)
Proceeds from the issuance of common stock	-	4,852,372
Repayments of capital leases	(3,138)	(12,243)
Change in noncontrolling interest	(29,083)	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	673,354	3,121,477

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(676,743)	(394,036)

CASH AND CASH EQUIVALENTS, beginning of period	747,129	1,141,165

CASH AND CASH EQUIVALENTS, end of period	$70,386	$747,129

Supplemental disclosures of cash flow information:
Interest paid	$52,755	$112,076
Taxes paid	$-	$-

Non-cash investing and financing activities:
Debenture converted to common stock	$-	$750,000

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Visualant, Inc. (the “Company” or “Visualant”) was incorporated under the laws of the State of Nevada on October 8, 1998 with authorized common stock of 500,000,000 shares at $0.001 par value. On September 13, 2002, 50,000,000 shares of preferred stock with a par value of $0.001 were authorized by the shareholders.  There are no preferred shares issued and the terms have not been determined. The Company’s executive offices are located in Seattle, Washington.

The Company has invented a way to shine light at a material (solid surface, liquid, or gas) and measure the amount of light that is reflected back. The pattern of this reflected light is compared to other patterns the Company has captured and this allows the Company to identify, detect, or diagnose materials that cannot be identified by the human eye. The Company refers to this pattern of reflected light as a ChromaID™. The Company designs ChromaID Scanner devices made with electronic, optical, and software parts to produce and capture the light.

The Company’s first product, the ChromaID Lab Kit, scans and identifies solid surfaces. The Company is marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security card, reader, and scanner manufacturers, food processing, and electronic gaming.

Through our wholly owned subsidiary, TransTech Systems, Inc., based in Aurora, Oregon, the Company provides value added security and authentication solutions to corporate and government security and law enforcement markets throughout the United States.

On November 11, 2013, the Company entered into a Services and License Agreement with Invention Development Management Company, L.L.C. (“IDMC”), a Delaware limited liability company. IDMC is affiliated with Intellectual Ventures, which collaborates with inventors, partners with pioneering companies and invests both expertise and capital in the process of invention. On November 19, 2014, the Company entered into an Amendment to Services and License Agreement with IDMC. This Amendment exclusively licenses ten filed patents to the Company.

On June 10, 2013, the Company entered into a Purchase Agreement, Warrants, Registration Rights Agreement and Voting Agreement with Special Situations and forty other accredited investors pursuant to which we issued 52,300,000 shares of common stock at $0.10 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of the transaction which closed on June 14, 2013, the Company issued to the investors (i) five year Series A Warrants to purchase a total of 52,300,000 shares of common stock at $0.15 per share; and (ii) five year Series B Warrants to purchase a total of 52,300,000 shares of common stock at $0.20 per share. The transaction was entered into to strengthen our balance sheet, complete the purchase of our TransTech subsidiary, and provide working capital to support the rapid movement of our ChromaID technology into the marketplace.

To date, the Company been issued seven patents by the United States Office of Patents and Trademarks.  See page 38 for more detailed information regarding the Company’s patents and business.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $1,017,281 and $6,604,631 for the years ended September 30, 2014 and 2013, respectively. Our net cash used in operating activities was $1,404,462 for the year ended September 30, 2014.

The Company anticipates that it will record losses from operations for the foreseeable future. As of September 30, 2014, our accumulated deficit was $21,535,119.  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings and loans from Ronald P. Erickson, our Chief Executive Officer. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended September 30, 2014 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

BASIS OF PRESENTATION - The accompanying unaudited consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these unaudited condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”).

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries, TransTech Systems, Inc. Inter-Company items and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS - The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS - Accounts receivable consist primarily of amounts due to the Company from normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified within the portfolio. If the financial condition of the customers were to deteriorate resulting in an impairment of their ability to make payments, or if payments from customers are significantly delayed, additional allowances might be required.

INVENTORIES - Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  The Company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $10,000 reserve for impaired inventory as of September 30, 2014 and 2013.

EQUIPMENT - Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-10 years, except for leasehold improvements which are depreciated over 5-20 years.

INTANGIBLE ASSETS / INTELLECTUAL PROPERTY – The Company amortizes the intangible assets and intellectual property acquired in connection with the acquisition of TransTech, over sixty months on a straight - line basis, which was the time frame that the management of the Company was able to project forward for future revenue, either under agreement or through expected continued business activities.  Intangible assets and intellectual property acquired from RATLab LLC and Javelin are recorded likewise. The Company performs annual assessments and has determined that no impairment is necessary. On June 7, 2011, the Company closed the acquisition of all Visualant related assets of the RATLab LLC, namely the rights to the medical field of use of the Chroma ID technology. On July 31, 2012, the Company closed the acquisition of all rights to the ChromaID technology in the environmental field of use from Javelin LLC.

GOODWILL – Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. With the adoption of ASC 350, goodwill is not amortized, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level. Reporting units are one level below the business segment level, but are combined when reporting units within the same segment have similar economic characteristics. Under the criteria set forth by ASC 350, the Company has one reporting unit based on the current structure.  An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit.  The Company performs annual assessments and has determined that no impairment is necessary.

LONG-LIVED ASSETS – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

FAIR VALUE MEASUREMENTS AND FINANCIAL INSTRUMENTS – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and

Level 3 – Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Derivative Instruments – Warrants with the June 2013 Private Placement

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	September 30, 2014

Liabilities:
Derivative Instruments - Warrants	$-	$2,092,000	$-	$2,092,000

Total	$-	$2,092,000	$-	$2,092,000

Liabilities measured at fair value on a recurring basis are summarized as follows:

September 30, 2014
Market price and estimated fair value of common stock:	$0.080
Exercise price	$0.15-0.20
Expected term (years)	3-5 years
Divident yield	-
Expected volatility	65.5%
Risk-free interest rate	0.78%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the warrants.

The Company issued warrants to 104,600,000 shares of common stock in connection with the June 2013 Private Placement of 52,300,000 shares of common stock.  The strike price of these warrants is $0.15 to $0.20 per share.  These warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  These warrants were issued with a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of the Company’s common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued at a price less than the exercise price.  Therefore, the fair value of these warrants were recorded as a liability in the consolidated balance sheet and are marked to market each reporting period until they are exercised or expire or otherwise extinguished.

The proceeds from the Private Placement were allocated between the Common Shares and the Warrants issued in connection with the Private Placement based upon their estimated fair values as of the closing date at June 14, 2013, resulting in the aggregate amount of $2,494,710 to the Stockholders’ Equity and $2,735,290 to the warrant derivative.  The Company recognized $1,448,710 of other expense resulting from the increase in the fair value of the warrant liability at September 30, 2013. During the year ended September 30, 2014, the Company recognized $2,092,000 of other income resulting from the decrease in the fair value of the warrant liability at June 30, 2014.

Derivative Instruments – Warrant with the November 2013 IDMC Services and License Agreement:

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	September 30, 2014

Liabilities:
Derivative Instruments - Warrants	$-	$320,657	$-	$320,657

Total	$-	$320,657	$-	$320,657

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Liabilities measured at fair value on a recurring basis are summarized as follows:

September 30, 2014
Market price and estimated fair value of common stock:	0.08
Exercise price	0.20
Expected term (years)	5
Divident yield	-
Expected volatility	65.5%
Risk-free interest rate	0.78%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the warrants.
The Company issued a warrant to purchase 14,575,286 shares of common stock as consideration for the exclusive IP license and application development services to IDMC signed on November 11, 2013. The warrant price of $0.20 per share expires November 10, 2018 and the per share price is subject to adjustment.  This warrant was not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  This warrant was issued with a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of the Company’s common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued at a price less than the exercise price.  Therefore, the fair value of these warrants were recorded as a liability in the consolidated balance sheet and are marked to market each reporting period until they are exercised or expire or otherwise extinguished.

During the year ended September 30, 2014, the Company recognized $320,657 of other expense related to the IDMC warrant.

Derivative Instrument – Convertible Note Payable

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	September 30, 2014

Liabilities:
Derivative Instruments - Convertible Promissory Note	$-	$103,500	$-	$103,500

Total	$-	$103,500	$-	$103,500

Liabilities measured at fair value on a recurring basis are summarized as follows:

September 30, 2014
Market price and estimated fair value of common stock:	0.07
Exercise price	0.07
Expected term (years)	0.75
Divident yield	-
Expected volatility	65.5%
Risk-free interest rate	0.78%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the Convertible Note Payable.

The Company entered into a Convertible Note Payable with KBM Worldwide, Inc. on August 25, 2014 for $103,500. The Note is due May 27, 2015 and provides for interest at 8%. The Note is convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion; however, the Note is not convertible until the second quarter of fiscal year 2015. The Note provides short term working capital while funding closes and the Company expects to repay the Note at the closing of funding.

The Company has recorded a derivative liability for the conversion discount in the amount of $103,500 at September 30, 2014.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivative Instrument – Convertible Note Payable

				Carrying Amount at September 30, 2014
	Fair Value Measurements Using Inputs
Financial Instruments	Level 1	Level 2	Level 3

Liabilities:
Derivative Instruments - Convertible Promissory Note	$-	$63,000	$-	$63,000

Total	$-	$63,000	$-	$63,000

Liabilities measured at fair value on a recurring basis are summarized as follows:

September 30, 2014
Market price and estimated fair value of common stock:	0.08
Exercise price	0.07
Expected term (years)	0.75
Divident yield	-
Expected volatility	65.5%
Risk-free interest rate	0.78%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the Convertible Note Payable.

The Company entered into a Convertible Note Payable with KBM Worldwide, Inc. on September 23, 2014 for $63,000. The Note is due June 26, 2015 and provides for interest at 8%. The Note is convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion; however, the Note is not convertible until the second quarter of fiscal year 2015. The Note provides short term working capital while funding closes and the Company expects to repay the Note at the closing of funding.

The Company has recorded a derivative liability for the conversion discount in the amount of $63,000 at September 30, 2014.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities at September 30, 2014 and 2013 based upon the short-term nature of the assets and liabilities.

REVENUE RECOGNITION – Visualant and TransTech revenue are derived from other products and services. Revenue is considered realized when the services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, we defer all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned. The Sumitomo License fee was recorded as revenue over the life the Joint Development Agreement and was fully recorded as of May 31, 2013.

STOCK BASED COMPENSATION - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

INCOME TAXES - Income tax benefit is based on reported loss before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws where that company operates out of. The Company recognizes refundable and deferred assets to the extent that management has determined their realization. As of September 30, 2014 and September 30, 2013, the Company had refundable tax assets related to TransTech of $29,590 and $29,773, respectively.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NET LOSS PER SHARE – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive. As of September 30, 2014, there were options outstanding for the purchase of 13,100,000 common shares, warrants for the purchase of 128,555,286 common shares and an unknown number of shares related to the conversion of $166,500 in Convertible Promissory Notes due to KBM Worldwide, Inc. which could potentially dilute future earnings per share. As of September 30, 2013, there were options outstanding for the purchase of 12,735,000 common shares, warrants for the purchase of 113,507,050 common shares which could potentially dilute future earnings per share.

DIVIDEND POLICY - The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

In August 2014, FASB issued ASU 2014-15—Presentation of Financial Statements—Going Concern (ASC Subtopic 205-40): “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”.   The update requires management to assess a company’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances.  All entities are required to apply the new requirements in annual periods ending after December 15, 2016, and interim periods thereafter. Early application is permitted.  The Company is required to adopt these provisions for the annual period ending October 1, 2017.  The Company is currently evaluating the impact of FASB ASU 2014-15 but does not expect the adoption thereof to have a material effect on its financial statements.

In May 2014, FASB issued ASU 2014-09—Revenue from Contracts with Customers (Topic 606): “Section A—Summary and Amendments That Create Revenue from Contracts with Customers, (Topic 606) and Other Assets and Deferred Costs—Contracts with Customers (Subtopic 340-40), Section B—Conforming Amendments to Other Topics and Subtopics in the Codification and Status Tables, Section C—Background Information and Basis for Conclusions”.   The guidance in this update affects any entity that enters into contracts with customers to transfer goods or services and supersedes the revenue recognition requirements in Topic 605, Revenue Recognition. The update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted.  The Company is required to adopt these provisions as of October 1, 2017, the beginning of the annual period ending September 30, 2018 and at the beginning of all interim periods ending after October 1, 2017.  The Company is currently evaluating the impact of FASB ASU 2014-09 but does not expect the adoption thereof to have a material effect on its financial statements.

In July 2013, FASB issued ASU 2013-11—Income Taxes (ASC Topic 740): “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force)”. The amendments in this update provide explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company adopted these provisions at the beginning of the interim period ending March 30, 2014. Adoption FASB ASU 2013-11 did not have a material effect on the Company’s financial statements.

4.	DEVELOPMENT OF OUR CHROMAID™ TECHNOLOGY

The Company’s ChromaID™ Technology

The Company has invented a way to project light at a material (solid surface, liquid, or gas) and measure the amount of light that is reflected back. The pattern of this reflected light is compared to other patterns the company has captured and this allows us to identify, detect, or diagnose materials that cannot be identified by the human eye. The Company refers to this pattern of reflected light as a ChromaID™. The Company designs ChromaID scanning devices made with electronic, optical, and software parts to produce and capture the light.

The Company’s first product, the ChromaID Lab Kit, scans and identifies solid surfaces. The Company is marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security card, reader, and scanner manufacturers, food processing, and electronic gaming.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

There is no current requirement for FDA or other government approval for the current applications of the Company’s ChromaID technology. Over time, as the Company explores the application of its ChromaID technology for medical diagnostics and other applications, the Company expects that there will be requirements for FDA and other government approvals before applications using the technology in medical and other regulated fields can enter the marketplace.

The Company’s research and development expenses were as follows:

Year ended September 30, 2014- $670,742
Year ended September 30, 2013- $1,169,281

The Company’s research and development efforts are supported internally and through contractors at the RATLab LLC, the Invention Development Management Company LLC and other suppliers.

The Company’s Patents

On August 9, 2011, the Company was issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, the Company was issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, the Company was issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, the Company was issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, the Company was issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article To Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 12, 2013, the Company was issued US Patent No. 8,583,394 B2 entitled “Method, Apparatus and Article To Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 21, 2014, the Company was issued US Patent No. 8,888,207 entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols” by the United States Office of Patents and Trademarks. The patent expires February 7, 2033.

The Company pursue an aggressive patent strategy to expand our unique intellectual property in the United States and other countries.

Services and License Agreement Invention Development Management Company, L.L.C.

On November 11, 2013, the Company entered into a Services and License Agreement with Invention Development Management Company, L.L.C. (“IDMC”), a Delaware limited liability company. IDMC is affiliated with Intellectual Ventures, which collaborates with inventors, partners with pioneering companies and invests both expertise and capital in the process of invention. On November 19, 2014, the Company entered into an Amendment to Services and License Agreement with IDMC. This Amendment exclusively licenses ten filed patents to the Company.

The Agreement required IDMC to identify and engage investors to develop new applications of the Company’s ChromaID™ development kits, present the developments to the Company for approval, and file at least ten patent applications to protect the developments. IDMC is responsible for the development and patent costs. The Company provided the development kits to IDMC at no cost and is providing ongoing technical support. In addition, to provide time for this accelerated expansion of its intellectual property the Company delayed the selling of the ChromaID development kits for 140 days except for certain select accounts. The Company has continued its business development efforts during this period and has worked with IDMC and their global business development services to secure potential customers and licensees for its technology. The Company shipped twenty ChromaID Lab Kits to inventors in the IDMC network during December 2013 and January 2014.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company received a worldwide, nontransferable, exclusive license to the licensed IP developed under this IDMC Agreement dated November 11, 2013, during the term of the Agreement, and solely within the identification, authentication and diagnostics field of use, to (a) make, have made, use, import, sell and offer for sale products and services; (b) make improvements; and (c) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

The Company received a nonexclusive and nontransferrable option to acquire a worldwide, nontransferrable, nonexclusive license to the useful IP held by IDMC within the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer to sell products and services and (b) grant sublicenses to any and all of the foregoing rights. The option to acquire this license may be exercised for up to two years from the effective date of the Agreement.

IDMC is providing global business development services to the Company, including present Visualant IP and any licensed IP, if applicable, to potential customers, licensees, and distributors in markets or geographies not being pursued by Visualant. Also, IDMC has introduced Visualant to potential customers, licensees, or distributors for the purpose of identifying and closing a license, sale, or distribution deal or other monetization event.

Visualant granted to IDMC a nonexclusive, worldwide, fully paid up, nontransferable, sublicenseable, perpetual license to the Visualant IP, solely outside the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer for sale products and services and (b) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

The Company granted to IDMC a nonexclusive, worldwide, fully paid up, royalty-free, nontransferable, nonsublicenseable, perpetual license to access and use Visualant Technology solely for the purpose of marketing the aforementioned sublicenses to the Visualant IP to third parties outside the designated fields of use.

The Company issued a warrant to purchase 14,575,286 shares of common stock as consideration for the exclusive IP license and application development services to IDMC signed on November 11, 2013. The warrant price of $0.20 per share expires November 10, 2018 and the per share price is subject to adjustment.

The Company has agreed to pay IDMC a percentage of license revenue for the global development business services and a percentage of revenue received from any IDMC introduced company. The Company has also agreed to pay IDMC a royalty when Visualant receives royalty product revenue from an IDMC introduced company.

IDMC has agreed to pay Visualant a license fee for the nonexclusive license of the Visualant IP.

The term of the exclusive IP license and the nonexclusive IP license commences on the effective date of November 11, 2013, and terminates when all claims of the patents expire or are held in valid or unenforceable by a court of competent jurisdiction from which no appeal can be taken.

The term of the Agreement commences on the effective date until either party terminates the Agreement at any time following the fifth anniversary of the effective date by providing at least ninety days’ prior written notice to the other party.

The Company’s Acquisition of Visualant Related Assets of the RATLab LLC

On June 7, 2011, the Company closed the acquisition of all Visualant related assets of the RATLab namely the rights to the medical field of use of the Chroma ID technology. The RATLab is a Seattle based research and development laboratory created by Dr. Tom Furness, founder and Director of the HITLab International, with labs at Seattle, University of Canterbury in New Zealand, and the University of Tasmania in Australia. With this acquisition, we consolidated all intellectual property relating to the ChromaID technology, except for environmental field of use which was held by Javelin LLC and which was acquired separately (see below).  The Company acquired these assets of the RATLab for (i) 1,000,000 shares of our common stock at closing valued at $0.20 per share, the price during the negotiation of this agreement; (ii) payment of $250,000; and (iii) payment of the outstanding promissory note owing to Mr. Furness in the amount of $65,000 with accrued interest of $24,675.

On October 23, 2008, the Company and RATLab entered into definitive agreements which provide for a non-commercial non-exclusive license of the Company’s technology to RATLab for the purpose of continuing research and development with a license back to the Company for enhancements that are developed.  Further, an exclusive license was entered into between the Company and RATLab for selected fields of use.

The Company’s Acquisition of Environmental Field of Use Rights from Javelin LLC

On July 31, 2012, the Company closed the acquisition of all rights to the ChromaID technology in the environmental field of use from Javelin LLC. The Company acquired these assets of Javelin for (i) 1,250,000 shares of our common stock valued at $0.13 per share, the price during the negotiation of the acquisition agreement; and (ii) $100,000 in cash, with $20,000 payable at closing and $80,000 to be paid in four equal installments over a period of eight months, all of which have now been paid. In addition the Company entered into a business development agreement with Javelin LLC which will pay them a fee equal to ten percent of the gross margin revenues received from sales of ChromaID through their business development efforts. To date, Javelin has not earned any fees from business development efforts; however the business development agreement remains in effect.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	AGREEMENTS WITH SUMITOMO PRECISION PRODUCTS CO., LTD.

On May 31, 2012, the Company entered into a Joint Research and Product Development Agreement with Sumitomo, a publicly-traded Japanese corporation, for the commercialization of our ChromaID™ technology.   On March 29, 2013, the Company entered into an Amendment to Joint Research and Product Development Agreement or Amended Agreement with Sumitomo. The Amended Agreement extended the Joint Development Agreement from March 31, 2013 to December 31, 2013.   The extension provided for continuing work between Sumitomo and Visualant focused upon advancing the ChromaID technology and market research aimed at identifying the most significant markets for the ChromaID technology.  The current version of the technology, identified as Version 6D, was introduced to the marketplace as a part of our ChromaID Lab Kit during the three months ended December 31, 2013. The Amended Agreement expired December 31, 2013.

Sumitomo invested $2,250,000 in exchange for 17,307,693 shares of restricted common shares priced at $0.13 per share that was funded on June 21, 2012.  Sumitomo also paid the Company an initial payment of $1 million in accordance for an exclusive License Agreement for the Spectral Pattern Matching technology which covers Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines). The Sumitomo License fee was recorded as revenue over the life the Joint Development Agreement and was fully recorded as of May 31, 2013.

Sumitomo is publicly traded in Japan and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world.

6.	ACQUISITION OF TRANSTECH

The Company’s wholly owned subsidiary, TransTech Systems, Inc., based in Aurora, Oregon, is a distributor of products, including systems solutions, components and consumables, for employee and government identification, document authentication, access control, and radio frequency identification.  TransTech provides these products and services, along with marketing and business development assistance to a growing channel of value-added resellers and system integrators throughout North America.

TransTech provides its channel partners pre-and post-sales support in the industry.  Technical Services covers training and installation support, in-warranty repair, out of warranty repair, and spares programs.  Our customer service team provides full sales, configuration, and logistics services.  An increasing number of manufacturers are turning to TransTech Systems for channel development and introduction of their products to our market space.

The Company closed the acquisition of TransTech on June 8, 2010. The Company acquired our 100% interest in TransTech by issuing a Promissory Note to James Gingo, the President and sole shareholder of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent per annum from the date of the Note. The Note was secured by a security interest in the stock and assets of TransTech, and was payable over a period of three years. The final balance of $1,000,000 on the Note and accrued interest of $30,397 were paid to Mr. Gingo on June 12, 2013, to complete payment of the purchase price for the TransTech stock.

On June 8, 2010 in connection with the acquisition of TransTech, the Company issued a total of 3,800,000 shares of restricted common stock of the Company to James Gingo, Jeff Kruse and Steve Waddle, executives of TransTech, and Paul Bonderson, a TransTech investor.  The parties valued the shares in this transaction at $76,000 or $0.02 per share, the closing bid price during negotiations.

This acquisition is expected to accelerate market entry and penetration through well-operated and positioned dealers of security and authentication systems, thus creating a natural distribution channel for products featuring the company’s proprietary ChromaID technology.

On September 30, 2014, TransTech sold its 51% controlling interest in IDVAL for $25,000. Total fair value of assets deconsolidated was $48,424 and the total fair value of liabilities deconsolidated was $21,020.  The gain/loss on the sale of TransTech’s investment in IDVAL was $25,065. TransTech Systems, Inc. has no financial investment in IDVAL as of September 30, 2014.

7.	ACCOUNTS RECEIVABLE/CUSTOMER CONCENTRATION

Accounts receivable were $814,460 and $1,007,074, net of allowance, as of September 30, 2014 and 2013, respectively. The Company had one customer (10.7%) in excess of 10% of our consolidated revenues for the year ended September 30, 2014. The Company had two customers (13.1% and 10.3%) with accounts receivable in excess of 10% as of September 30, 2014. The Company does expect to have customers with consolidated revenues or accounts receivable balances of 10% of total accounts receivable in the foreseeable future.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	INVENTORIES

Inventories were $412,831 and $600,790 as of September 30, 2014 and 2013, respectively. Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There is a $10,000 reserve for impaired inventory as of September 30, 2014 and 2013.

9.	FIXED ASSETS

Fixed assets, net of accumulated depreciation, was $447,236 and $427,215 as of September 30, 2014 and 2013, respectively. Accumulated depreciation was $742,676 and $663,213 as of September 30, 2014 and 2013, respectively. Total depreciation expense, was $64,357 and $66,557 for the years ended September 30, 2014 and 2013, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

Property and equipment as of September 30, 2014 was comprised of the following:

	Estimated	September 30, 2014
	Useful Lives	Purchased	Capital Leases	Total
Machinery and equipment	2-10 years	$212,331	$87,038	$299,369
Leasehold improvements	5-20 years	603,612	-	603,612
Furniture and fixtures	3-10 years	77,039	101,260	178,299
Software and websites	3- 7 years	63,783	44,849	108,632
Less: accumulated depreciation		(515,841)	(226,835)	(742,676)
		$440,924	$6,312	$447,236

10.	INTANGIBLE ASSETS

Intangible assets as of September 30, and 2014 and 2013 consisted of the following:

	Estimated	September 30,	September 30,
	Useful Lives	2014	2013

Customer contracts	5 years	$983,645	$983,645
Technology	5 years	712,500	$712,500
Less: accumulated amortization		(1,264,492)	(925,263)
Intangible assets, net		$431,653	$770,882

Total amortization expense was $339,229 for the years ended September 30, 2014 and 2013, respectively.

The fair value of the TransTech intellectual property acquired was $983,645, estimated by using a discounted cash flow approach based on future economic benefits associated with agreements with customers, or through expected continued business activities with its customers. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

The fair value of the RATLab intellectual property associated with the assets acquired was $450,000 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

The fair value of the Javelin intellectual property acquired was $262,500 estimated by using a discounted cash flow approach based on future economic benefits associated with the assets acquired. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	ACCOUNTS PAYABLE

Accounts payable were $2,234,123 and $2,301,149 as of September 30, 2014 and 2013, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company.  TransTech had 2 vendors (22.6% and 12.0%) with accounts payable in excess of 10% of its accounts payable as of September 30, 2014. The Company does expect to have vendors with accounts payable balances of 10% of total accounts payable in the foreseeable future.

12.	CONVERTIBLE NOTES PAYABLE

The Company entered into a Convertible Note Payable with KBM Worldwide, Inc. on August 25, 2014 for $103,500. The Note is due May 27, 2015 and provides for interest at 8%. The Company entered into a Convertible Note Payable with KBM Worldwide, Inc. on September 23, 2014 for $63,000. The Note is due June 26, 2015 and provides for interest at 8%. The Notes are convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion; however, the Notes are not convertible until the second quarter of fiscal year 2015. The Notes provided short term working capital while funding closes and the Company expects to repay the Notes at the closing of funding. The Company has accrued interest of $936 as of September 30, 2014.  The Company has recorded a derivative liability for the conversion discount in the amount of $166,500 at September 30, 2014.

13.	NOTES PAYABLE, CAPITALIZED LEASES AND LONG TERM DEBT

Notes payable, capitalized leases and long term debt as of September 30, 2014 and 2013 consisted of the following:

	September 30,	September 30,
	2014	2013

Capital Source Business Finance Group	$488,398	$749,323
Note payable to Umpqua Bank	200,000	-
Secured note payable to J3E2A2Z LP - related party	600,000	-
TransTech capitalized leases, net of capitalized interest	2,562	5,700
Total debt	1,290,960	755,023
Less current portion of long term debt	(1,290,960)	(753,129)
Long term debt	$-	$1,894

Capital Source Business Finance Group Secured Credit Facility

The Company finances its TransTech operations from operations and a Secured Credit Facility with Capital Source Business Finance Group. On December 9, 2008 TransTech entered into a $1,000,000 secured credit facility with Capital Source to fund its operations.   On December 12, 2014, the secured credit facility was renewed for an additional six months, with a floor for prime interest of 4.5% (currently 4.5%) plus 2.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $1,000,000. The secured credit facility is collateralized by the assets of TransTech, with a guarantee by Visualant, including all assets of Visualant. Availability under this Secured Credit ranges from $0 to $175,000 ($57,309 as of September 30, 2014) on a daily basis. The remaining balance on the accounts receivable line ($488,398) as of September 30, 2014 must be repaid by the time the secured credit facility expires on June 12, 2015, or the Company renews by automatic extension for the next successive six month term.

Note Payable to Umpqua Bank/ Ronald P. Erickson or J3E2A2Z LP

On December 19, 2013, the Company entered into a $200,000 Note Payable with Umpqua Bank.  The Note Payable has a maturity date of December 31, 2014 and provided for interest of 2.79%, subject to adjustment annually. On December 19, 2014, this Note Payable maturity date was extended to December 31, 2015 and provides for interest at 3.25%.

The cash from the Note Payable was received on January 14, 2014.  Related to this Note Payable and in the case of a default by the Company, the Company entered into a Demand Promissory Note for $200,000 on January 10, 2014 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. On March 31, 2014, the Company entered into an Amendment to the Demand Promissory Note which extended the due date of this from March 31, 2014 to June 30, 2014. On July 17, 2014, the Company entered into Amendment 2 to the Demand Promissory Note which extended the due date from June 30, 2014 to September 30, 2014. On December 31, 2014, the Company entered into Amendment 3 to the Demand Promissory Note which extended the due date from September 30, 2014 to March 31, 2015. The Note provides for interest of 3% per annum and provides for a second lien on company assets if not repaid by March 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Holder. The Company has accrued interest of $4,340 as of September 30, 2014.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note Payables to Ronald P. Erickson or J3E2A2Z LP

On March 31, 2014, the Company entered into a Demand Promissory Note for $300,000 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. On July 17, 2014, the Company entered into an Amendment to Demand Promissory Note which extended the due date of this from June 30, 2014 to September 30, 2014. On December 31, 2014, the Company entered into Amendment 2 to Demand Promissory Note which extended the due date of this from September 30, 2014 to March 31, 2015. The Note provides for interest of 3% per annum and provides for a second lien on company assets if not repaid by March 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Holder. The Company has accrued interest of $4,512 as of September 30, 2014.

On July 17, 2014, the Company entered into a Demand Promissory Note for $300,000 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. On December 31, 2014, the Company entered into an Amendment to Demand Promissory Note for $300,000 which extended the due date of this from September 30, 2014 to March 31, 2015. The Note provides for a second lien on company assets if not repaid by March 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Holder.  The Company has accrued interest of $1,874 as of September 30, 2014.

Capitalized Leases

TransTech has capitalized leases for equipment. The leases have a remaining lease term of ten months. The aggregate future minimum lease payments under capital leases, to the extent the leases have early cancellation options and excluding escalation charges, are as follows:

Years Ended September 30,	Total
2015	$2,562
2016	-
2017	-
2018	-
2019	-
Total	2,562
Less current portion of capitalized leases	(2,562)
Long term capital leases	$-

The imputed interest rate in the capitalized leases is approximately 10.5%.

Aggregate maturities for notes payable, capitalized leases and long term debt by year are as follows:

Years Ended September 30,	Total
2015	$1,290,960
2016	-
2017	-
2018	-
2019	-
Total	$1,290,960

14.	EQUITY

Unless otherwise indicated, all of the following sales or issuances of Company securities were conducted under the exemption from registration as provided under Section 4(2) of the Securities Act of 1933 (and also qualified for exemption under 4(5), formerly 4(6) of the Securities Act of 1933, except as noted below). All of the shares issued were issued in transactions not involving a public offering, are considered to be restricted stock as defined in Rule 144 promulgated under the Securities Act of 1933 and stock certificates issued with respect thereto bear legends to that effect.

We have compensated consultants and service providers with restricted common stock during the development of our technology and when our capital resources were not adequate to provide payment in cash.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All of the following transactions were to accredited investors (with the exception of a few issuances which are noted below). All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35.

The Company had the following equity transactions during the year ended September 30, 2014:

On May 15, 2014, the Company issued 1,600,000 shares of common stock to White Oak Capital LLC related to a conversion under a 7% Convertible Debenture. The shares were valued at $160,000 or $0.10 per share.

On June 12, 2014, the Company issued 300,000 shares of common stock to Dynasty Wealth, Inc. related to Financial Public Relations Group dated June 9, 2014. The shares were valued at $60,000 or $0.20 per share.

On August 27, 2014, we entered into an Addendum to a Financial Consultant Agreement or Agreement with D. Weckstein and Co, Inc. for financial consulting and investment banking services. Under the Addendum, Weckstein was awarded 1,000,000 shares of our common stock on August 27, 2014. The shares were valued at $0.20 per share by the parties. We expensed $70,000 during the year ended September 30, 2014 or $0.07, the closing price on August 27, 2014.

The Company had the following equity transactions during the year ended September 30, 2013:

On October 22, 2012, the Company filed an Amended Registration Statement on Form S-1 for 7,600,000 shares of common stock. The Registration Statement primarily registered shares for Ascendiant, Coventry Capital LLC and National Securities Corporation and affiliates and was declared effective by the SEC on October 25, 2012.

On October 8, 2012, Ascendiant converted $50,000 of principal and interest of $6,959 into 1,139,178 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011.

On June 17, 2011, the Company entered into a Securities Purchase Agreement with Ascendiant Capital Partners LLC or Ascendiant, pursuant to which Ascendiant agreed to purchase up to $3,000,000 worth of shares of our common stock from time to time over a 24-month period, provided that certain conditions were met. The financing arrangement entered into by the Company and Ascendiant is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

As of October 17, 2012, the Company issued to Ascendiant 6,358,933 shares for $483,141 or $.076 per share under the Securities Purchase Agreement dated June 17, 2011.  In addition, the Company issued to Ascendiant during 2011 a total of 1,490,943 shares for $193,370 or $.131 per share under the Securities Purchase Agreement for commitment and legal fees.

On October 26, 2012, the Company issued 150,000 shares of restricted common stock to Manna Advisory Services, LLC for investor relation services. The shares were valued at $0.13 per share. The Company expensed $19,500 during the nine months ended June 30, 2013. The shares do not have registration rights.

On November 28, 2012, Ascendiant converted $50,000 of principal and interest of $7,644 into 1,152,877 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011.

On January 24, 2013, Gemini converted $300,000 of principal and $50,630 of accrued interest into 7,012,603 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011.

On January 24, 2013, Ascendiant converted $50,000 of principal and $8,438 of accrued interest into 1,168,767 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011.

On January 28, 2013, Gemini converted $300,000 of principal and $50,959 of accrued interest into 7,019,178 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011.

On February 11, 2013, the Company entered into a Consulting Services Agreement with Integrated Consulting Services for strategic advice on our product roadmap. We issued a warrant for the purchase of 250,000 shares of our common stock.  The warrants are exercisable at $.13 per share and expire February 10, 2016. The Company valued the warrant at $0.10 per share and expensed $25,000 during the year ended September 30, 2013. Pursuant to the Consulting Services Agreement, the Company issued an additional warrant for the purchase of 250,000 shares of our common stock on August 12, 2013. The warrants are exercisable at $.13 per share and expire August 10, 2016. The Company valued the warrant at $0.0444 per share and expensed $11,100 during the year ended September 30, 2013. The warrants do not have piggyback registration rights.

On February 13, 2013, the Company issued 150,000 shares of restricted common stock to Manna Advisory Services, LLC, for investor relation services. The shares were valued at $0.10 per share. The Company expensed $15,000 during the year ended September 30, 2013.The shares do not have registration rights.

On February 13, 2013, the Company issued 150,000 shares of restricted common stock to David Markowski for services related to the acquisition of TransTech. The shares were valued at $0.10 per share. The Company expensed $15,000 during the year ended September 30, 2013. The shares do not have registration rights.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 13, 2013, the Company issued 2,000,000 shares of restricted common stock to two employees (1,200,000 shares for Ronald Erickson our Chief Executive Officer and 200,000 for Mark Scott, our Chief Financial Officer) and two directors (400,000 shares for Marco Hegyi and 200,000 shares for Jon Pepper) for services during 2012. The shares were valued at $0.10 per share. The Company expensed $200,000 during the year ended September 30, 2013. The shares do not have registration rights.

On March 1, 2013, the Company issued 50,000 shares of restricted common stock to Manna Advisory Services, LLC, for investor relation services. The shares were valued at $0.10 per share. The Company expensed $5,000 during the year ended September 30, 2013. The shares do not have registration rights.

On April 26, 2013, Ascendiant was issued a total of 4,565,068 shares of common stock as a result of Ascendiant’s cashless exercise of a warrant.  The warrant had an adjustable exercise price based on the Company’s stock price during the 3 trading days prior to the time of exercise as well as for any subsequent sales of stock or stock equivalents at an effective price less than the then exercise price of the warrant.  On January 23, 2013, the Company agreed to repurchase the Ascendiant Warrant for a purchase price of $300,000, payment of which was due by March 31, 2013; however, the Company did not complete that purchase, thereby enabling Ascendiant to exercise the Ascendiant Warrant on April 26, 2013.

The Company entered into an Option Agreement with Ascendiant dated April 26, 2013, pursuant to which the Company had the option to purchase from Ascendiant 4,000,000 shares of our common stock (the “Option Shares”) for an aggregate purchase price of $300,000.  On May 31, 2013, the Company exercised its option to purchase the 4,000,000 Option Shares from Ascendiant and paid to Ascendiant the $300,000 purchase price.  The option was required to be exercised and payment for the shares made on or before May 31, 2013.  On May 31, 2013, the Company exercised our option to purchase 4,000,000 Option Shares from Ascendiant and paid to Ascendiant the $300,000 purchase price.   Ascendiant delivered only 2,284,525 of the 4,000,000 Option Shares purchased by the Company and had failed to deliver the remaining 1,715,475 Option Shares. On June 17, 2013, the Company filed a complaint (the “Complaint”) against Ascendiant Capital Partners, LLC (“Ascendiant”) in the California Superior Court, County of Orange (Case No. 30-2013-00656770-CU-BC-CJC) for breach of contract, seeking damages, specific performance and injunctive relief against Ascendiant. On September 24, 2013, the California Superior Court granted Visualant’s motion, finding that Visualant was likely to prevail on the merits of its claim against Ascendiant.  The Court ordered Ascendiant to deliver 1,715,475 Option Shares to the Company by 4:00PM, September 27, 2013. The delivery occurred on September 27, 2013. The Company expects to pursue its damage claim.

On April 30, 2013, the Company issued 120,000 shares of restricted common stock to David Markowski for services related to the acquisition of TransTech. The shares were valued at $0.10 per share. The Company expensed $12,000 during the year ended September 30, 2013. The shares do not have registration rights.

On June 10, 2013, the Sterling Group forfeited a warrant to purchase 300,000 shares of common stock at $0.20 per share.

On June 10, 2013, the Company entered into a Purchase Agreement, Warrants, and Registration Rights Agreement with Special Situations Technology Funds and forty other accredited investors, pursuant to which we issued 52,300,000 shares of common stock at $0.10 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of the transaction, which closed on June 14, 2013, we issued to the investors (i) five year Series A Warrants to purchase a total of 52,300,000 shares of common stock at $0.15 per share; and (ii) five year Series B Warrants to purchase a total of 52,300,000 shares of common stock at $0.20 per share.  In addition, GVC Capital LLC, the placement agent in that transaction, was issued five-year warrants to purchase a total of 5,230,000 shares of common stock at $0.10 per share. The Company has an obligation to issue up to 5,230,000 additional placement agent warrants exercisable at $0.15 per share.  The $0.15 placement agent warrants shall issue only upon the exercise of the Series A Warrants by the Investors, and are issuable ratably based upon the number of Warrants exercised by the Investors.  The Company filed a Registration Statement and Amended Registration Statements on Form S-1 for 162,130,000 shares of common stock and warrants related to these Agreements that was declared effective by the SEC on October 11, 2013.

On September 4, 2013, the Company issued 300,000 shares to the Liolios Group related to public relation services.  The Company expensed $60,000 during the year ended September 30, 2013. The shares have piggyback registration rights. In addition, the Company issued a warrant for 200,000 shares of common stock to Liolios related to public relation services. The warrants vested on September 4, 2013, are exercisable at $.20 per share expire on September 3, 2016. The Company valued the warrant at $0.0444 per share and expensed $8,880 during the year ended September 30, 2013. The warrant has piggyback registration rights.

The issued a warrant to Genesis Select Corporation related to a Strategic Consulting Services Agreement dated September 15, 2013 for 200,000 shares of common stock. The warrants vested on September 15, 2013, are exercisable at $.20 per share and expire on September 14, 2016. The Company valued the warrant at $0.0444 per share and expensed $8,880 during the year ended September 30, 2013. The warrant does not have piggyback registration rights.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company issued a warrant to Jason Eichenholz on September 18, 2013 related to a Technical Advisor Agreement dated July 18, 2013 for 500,000 shares of common stock. The warrants vested on September 18, 2013, are exercisable at $.20 per share and expire on September 17, 2016. The Company valued the warrant at $0.0444 per share and expensed $22,220 during the year ended September 30, 2013. The warrant does not have piggyback registration rights.

A summary of the warrants issued as of September 30, 2014 were as follows:

		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	113,507,050	$0.173
Issued	16,725,286	0.200
Exercised	-	-
Forfeited	-	-
Expired	(1,677,050)	(0.309)
Outstanding at end of period	128,555,286	$0.175
Exerciseable at end of period	128,555,286

A summary of the status of the warrants outstanding as of September 30, 2014 is presented below:

	September 30, 2014
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life	Price	Exerciseable	Price
6,330,000	3.14	$0.10-013	6,330,000	$0.10-013
52,300,000	3.63	0.150	52,300,000	0.150
69,925,286	3.71	0.200	69,925,286	0.200

128,555,286	3.67	0.175	128,555,286	0.175

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the year ended September 30, 2014 were as follows:

Dividend yield	0%
Expected life	3
Expected volatility	90%
Risk free interest rate	0.7%

At September 30, 2014, vested warrants totaling 128,555,286 shares had an aggregate intrinsic value of $0.

15.	STOCK OPTIONS

Description of Stock Option Plan

On April 29, 2011, the 2011 Stock Incentive Plan was approved at the Annual Stockholder Meeting. The Company was authorized to issue options for, and has reserved for issuance, up to 7,000,000 shares of common stock under the 2011 Stock Incentive Plan. On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 14,000,000 shares.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Determining Fair Value under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

The Company had the following stock option transactions during the year ended September 30, 2014:

During the nine months ended June 30, 2014, two employees of TransTech, forfeited stock option grants for 30,000 shares of common stock at $0.22 per share.

On April 2, 2014, the Company issued stock option grants to two employees totaling 395,000 shares at $0.10 per share. The grants vest quarterly over three years and expire on April 1, 2019.

The Company had the following stock option transactions during the year ended September 30, 2013:

Stock option grants totaling 5,100,000 shares of common stock valued at $0.13 per share have been made to three directors and four employees (Ron Erickson- 1,000,000 shares vesting June 6, 2013, Yoshitami Arai- 500,000 shares that vested immediately, Masahiro Kawahata- 500,000 shares that vested immediately, Mark Scott- 1,000,000 shares that vested on June 6, 2013, Richard Mander- 1,000,000 shares that vest quarterly from June 26, 2012 and Todd M. Sames- 1,000,000 shares that vest quarterly over three years from September 5, 2012 and Derek Jensen- 100,000 shares that vest quarterly from October 22, 2012) for services provided during 2012. These options were authorized for issuance under the 2011 Stock Incentive Plan and were effective March 21, 2013, when the Company was authorized to issue options up to 14,000,000 shares under the 2011 Stock Incentive Plan at the Annual Stockholder Meeting.

On August 27, 2013, the Company issued a stock option grant for 500,000 shares of common stock to Richard Mander, an employee, valued at $0.10 per share. The stock grant vested quarterly over three years.

On August 27, 2013, the Company issued stock option grants for 1,230,000 shares of common stock to twelve employees of TransTech valued at $0.10 per share. The stock grant vested quarterly over three years.

On March 31, 2013 an employee of TransTech, forfeited a stock option grant for 15,000 shares of common stock at $0.24 per share.

There are currently 13,100,000 options to purchase common stock at an average exercise price of $0.125 per share outstanding as of September 30, 2014 under the 2011 Stock Incentive Plan. The Company recorded $87,550 and $250,013 of compensation expense, net of related tax effects, relative to stock options for the year ended September 30, 2014 and 2013 in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.00). As of September 30, 2014, there is approximately $306,254 of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 5.26 years.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock option activity for the year ended September 30, 2014 and 2013 was as follows:

		Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2012	5,920,000	0.131	776,800
Granted	6,830,000	0.122	836,000
Exercised	-	-	-
Forfeitures	(15,000)	0.240	(3,600)
Outstanding as of September 30, 2013	12,735,000	0.126	1,609,200
Granted	395,000	0.100	39,500
Exercised	-	-	-
Forfeitures	(30,000)	0.217	(6,500)
Outstanding as of September 30, 2014	13,100,000	$0.125	$1,642,200

The following table summarizes information about stock options outstanding and exercisable at September 30, 2014:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exerciseable	Exerciseable	Exerciseable
0.090	500,000	5.75 years	$0.090	500,000	$0.090
0.100	4,020,000	5.61 years	0.100	2,555,834	0.100
0.120	200,000	.13 years	0.120	172,226	0.120
0.130	5,100,000	5.18 years	0.130	4,508,333	0.130
0.150	3,100,000	5.65 years	0.150	3,100,000	0.150
0.240	180,000	.88 years	0.240	180,000	0.240
	13,100,000	5.26 years	$0.125	11,016,393	$0.133

There is no aggregate intrinsic value of the exercisable options as of September 30, 2014.

16.	OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Related Party Transactions with Ronald P. Erickson

See Notes 13 and 19 for Notes Payable to Ronald P. Erickson, our Chief Executive Officer Chief and/or entities in which Mr. Erickson has a beneficial interest. In addition, the Company recorded advances from Mr. Erickson of $236,617 as of September 30, 2014 as accrued liabilities – related parties.

Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest have made advances and loans to the Company in the total principal amount of $960,000 on or before the date hereof at an average annual interest rate of 4.2%. In addition, Mr. Erickson and/or entities in which Mr. Erickson has a beneficial interest also have unreimbursed 2013 expenses and unpaid salary and interest from 2013 on the outstanding principal amount of the Loans totaling approximately $65,000 as of June 14, 2013. Mr. Erickson and related entities converted $500,000 of the advances and loans as part of the PPM which closed June 14, 2013. The remaining amounts were paid to Mr. Erickson and related entities prior to June 30, 2013.

Related Party Transaction with Mark Scott

Mr. Mark Scott, our Chief Financial Offer, invested $10,000 in the Private Placement which closed June 14, 2013.

17.	COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

LEGAL PROCEEDINGS

There are no pending legal proceedings against the Company that are expected to have a material adverse effect on its cash flows, financial condition or results of operations.

EMPLOYMENT AGREEMENTS

Mr. Erickson, Mr. Scott and other named executive officers of Visualant do not have employment agreements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LEASES

The Company is obligated under various non-cancelable operating leases for their various facilities and certain equipment.

Corporate Offices

The Company’s executive office is located at 500 Union Street, Suite 420, Seattle, Washington, USA, 98101. On August 1, 2012, the Company entered into an Office Lease with Logan Building LLC for 2,244 square feet and which expired August 31, 2014. The monthly lease rate was $1,944 for the year ending August 31, 2013 and $2,028 for the year ending August 31, 2014. On June 14, 2013, the Company entered into Amendment One to the Office Lease, increasing our monthly payment to $3,978 through August 31, 2013, $4,057 from September 1, 2013 to May 31, 2014 and $4,140 from June 1, 2014 through August 31, 2014. On June 18, 2014, the Company entered into the Second Amendment to the Office Lease, which maintained our net monthly payment at $4,057.  On December 18, 2014, the Company entered into the Third Amendment to the Office Lease reducing our square footage to 2,244 square feet and decreasing our net monthly payment to $2,535 through the expiration date of February 28, 2015.

TransTech Facilities

TransTech is located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. TransTech leases a total of approximately 9,750 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations, at a monthly rental of $4,292. The lease was extended from March 2011 for an additional five year term at a monthly rental of $4,751. There are two additional five year renewals with a set accelerating increase of 10% per 5 year term.

The aggregate future minimum lease payments under operating leases as of September 30, 2014, to the extent the leases have early cancellation options and excluding escalation charges, are as follows:

Years Ended September 30,	Total
2015	$69,273
2016	23,755
2017	-
2018	-
2019	-
Beyond	-
Total	$93,028

18.	INCOME TAXES

The Company has incurred losses since inception, which have generated net operating loss carryforwards.  The net operating loss carryforwards arise from United States sources.

Pretax losses arising from United States operations were approximately $835,000 for the year ended September 30, 2014.

Pretax losses arising from United States operations were approximately $5,084,000 for the year ended September 30, 2013.

The Company has net operating loss carryforwards of approximately $18,090,000, which expire in 2020-2033. Because it is not more likely than not that sufficient tax earnings will be generated to utilize the net operating loss carryforwards, a corresponding valuation allowance of approximately $18,090,000 was established as of September 30, 2014. Additionally, under the Tax Reform Act of 1986, the amounts of, and benefits from, net operating losses may be limited in certain circumstances, including a change in control.

Section 382 of the Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership. There can be no assurance that the Company will be able to utilize any net operating loss carryforwards in the future.

For the year ended September 30, 2014, the Company’s effective tax rate differs from the federal statutory rate principally due to net operating losses and warrants issued for services.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The principal components of the Company’s deferred tax assets at September 30, 2014 are as follows:

	2014	2013
U.S. operations loss carry forward at statutory rate of 34%	$(6,150,117)	$(5,866,156)
Non-U.S. operations loss carry forward at statutory rate of 20.5%	0	0
Total	(6,150,117)	(5,866,156)
Less Valuation Allowance	6,150,117	5,866,156
Net Deferred Tax Assets	-	-
Change in Valuation allowance	$6,150,117	$5,866,156

A reconciliation of the United States Federal Statutory rate to the Company’s effective tax rate for the period ended September 30, 2014 and 2013 is as follows:

Federal Statutory Rate	-34.0%	-34.0%
Increase in Income Taxes Resulting from:
Change in Valuation allowance	34.0%	34.0%
Effective Tax Rate	0.0%	0.0%

19.	SUBSEQUENT EVENTS

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were issued.

Resignation of Dr. Richard Mander

On November 7, 2014, the Company accepted the resignation of Dr. Richard Mander as Chief Technology Officer. The Company expects to utilize Mr. Mander on a consulting basis. The Company is utilizing Dr. Tom Furness, the inventor of our ChromaID™ technology and our existing supplier base to develop the Company’s products.

Issuance of Seventh Patent on its ChromaID™ technology for Invisible Bar Codes

On November 21, 2014, the Company announced that it received its seventh patent on its ChromaID™ technology.

The Company’s latest patent provides for invisible bar codes or adds a new element to the encoding process by leveraging the Visualant ChromaID  scanner’s ability to recognize differences in molecular and atomic structures allowing new data to be added using conventional printing processes without changing the visual appearance of today’s codes.

The patent issued by the United States Office of Patents and Trademarks is US Patent No. 8,888,207 and is entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols.”

Amendment to Services and License Agreement with Invention Development Management Company, LLC (“IDMC”)

On November 19, 2014, the Company entered into an Amendment to Services and License Agreement with Invention Development Management Company, LLC. This Amendment exclusively licenses ten filed patents to Visualant, Inc.

On November 11, 2013, the Company entered into a Services and License Agreement with IDMC”), a Delaware limited liability company. IDMC is affiliated with Intellectual Ventures, which collaborates with inventors, partners with pioneering companies and invests both expertise and capital in the process of invention.

The Agreement required IDMC to identify and engage investors to develop new applications of the Company’s ChromaID™ development kits, present the developments to the Company for approval, and file patent applications to protect the developments. IDMC was responsible for the development and patent costs.

The Company received a worldwide, nontransferable, exclusive license to the licensed IP developed under this Agreement, during the term of the Agreement, and solely within the identification, authentication and diagnostics field of use, to (a) make, have made, use, import, sell and offer for sale products and services; (b) make improvements; and (c) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

The Company received a nonexclusive and nontransferrable option to acquire a worldwide, nontransferrable, nonexclusive license to the useful IP held by IDMC within the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer to sell products and services and (b) grant sublicenses to any and all of the foregoing rights. The option to acquire this license may be exercised for up to two years from the effective date of the Agreement.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

IDMC is providing global business development services to the Company, including present Visualant IP and any licensed IP, if applicable, to potential customers, licensees, and distributors in markets or geographies not being pursued by Visualant. Also, IDMC may introduce Visualant to a potential customer, licensee, or distributor for the purpose of identifying and closing a license, sale, or distribution deal or other monetization event.

Capital Source Business Finance Group Secured Credit Facility

The Company finances its TransTech operations from operations and a Secured Credit Facility with Capital Source Business Finance Group. On December 9, 2008 TransTech entered into a $1,000,000 secured credit facility with Capital Source to fund its operations.   On December 12, 2014, the secured credit facility was renewed for an additional six months, with a floor for prime interest of 4.5% (currently 4.5%) plus 2.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $1,000,000. The secured credit facility is collateralized by the assets of TransTech, with a guarantee by Visualant, including all assets of Visualant. Availability under this Secured Credit ranges from $0 to $175,000 ($57,309 as of September 30, 2014) on a daily basis. The remaining balance on the accounts receivable line ($488,398) as of September 30, 2014 must be repaid by the time the secured credit facility expires on June 12, 2015, or the Company renews by automatic extension for the next successive six month term.

Series A Convertible Preferred Stock

During the three months ended December 31, 2014, the Company sold 3,000,000 Series A Preferred to one accredited investor of Series A Convertible Preferred Stock totaling $300,000 that is convertible into 3,000,000 shares of common stock at $0.10 over the next five years.  The Preferred Series A has voting rights and may not be called. The Company also issued (i) a Series C five year Warrant for 3,000,000 shares of common stock at $0.20 per share, which is callable at $0.40 per share; and (ii) ) a Series D five year Warrant for 3,000,000 shares of common stock at $0.30 per share, which is callable at $0.60 per share. The Preferred Series A and Series C and D Warrants have registration rights upon the closing of the offering. A notice filing under Regulation D will be filed with the SEC upon the closing of the offering.

Related Party Transactions with Ronald P. Erickson

On December 31, 2014, the Company entered into an Amendment to Demand Promissory Note for $300,000 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. The December 31, 2014 Amendment to Demand Promissory Note for $300,000 provides for interest of 3% per annum and is due March 31, 2015. The Amendment to Demand Promissory Note provides for a second lien on company assets if not repaid by March 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Holder.

On December 31, 2014, the Company entered into an Amendment 2 to Demand Promissory Note dated March 31, 2014 and as Amended on July 17, 2014 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. The Amendment 2 to Demand Promissory Note for $300,000 extended the due date of this from September 30, 2014 to March 31, 2015. The Note provides for interest of 3% per annum and provides for a second lien on company assets if not repaid by March 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Holder.

On December 31, 2014, the Company entered into an Amendment 3 to the Demand Promissory Note dated January 10, 2014 and as Amended on March 31, 2014 and July 17, 2014 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. The Amendment 3 to the Demand Promissory Note for $200,000 extended the due date from September 30, 2014 to March 31, 2015. The Note provides for interest of 3% per annum and provides for a second lien on company assets if not repaid by March 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Holder.

On December 19, 2013, the Company entered into a $200,000 Note Payable with Umpqua Bank.  The Note Payable has a maturity date of December 31, 2014 and provided for interest of 2.79%, subject to adjustment annually. This Note Payable maturity date was extended to December 31, 2015 and provides for interest at 3.25%.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we assessed the effectiveness of our internal control over financial reporting as of the end of the period covered by this report based on the framework in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, our principal executive officer and principal financial officer concluded that our internal control over financial reporting were not effective to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with United States generally accepted accounting principles.

The effectiveness of our internal control over financial reporting as of September 30, 2014 has not been audited by PMB Helin Donovan, LLP, an independent registered public accounting firm.

/s/ Ronald P. Erickson	/s/ Mark E. Scott
Ronald P. Erickson	Mark E. Scott
Chief Executive Officer	Chief Financial Officer

Seattle, WA
January 13, 2015

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by us in connection with the issuance and distribution of the securities being registered other than underwriting discounts and commissions, if any are set forth below. Each item listed is estimated as follows:

Securities and Exchange Commission registration fee	*
FINRA filing fee	*
NASDAQ Capital Market listing fee	*
Accountant's fees and expenses	*
Legal fees and expenses	*
Blue Sky fees and expenses	*
Transfer agent's fees and expenses	*
Miscellaneous	*

Total expenses	*

* To be provided by amendment.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes, or NRS, Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our articles of incorporation include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents of the company to the fullest extent permitted by applicable law.

We have a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended and the Securities and Exchange Act of 1934, as amended.

The underwriting agreement we will enter into in connection with the offering of common stock and warrants being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

In the three years preceding the filing of this registration statement, Visualant has issued the following securities that were not registered under the Securities Act.

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities.  We have not employed any underwriters in connection with any of the below transactions, and the individuals and entities to whom we issued securities are not affiliated with us.  Except as noted below, none of the holders of the securities have any contractual rights to have such securities registered with the Securities and Exchange Commission.

Year Ending September 30, 2012 (Since March 31, 2012)

On May 16, 2012, we issued 150,000 shares of common stock to Manna Advisory Services, LLC for investor relation services.

On May 31, 2012, we executed a Stock Purchase Agreement with Sumitomo Precision Products Co., Ltd. whereby Sumitomo invested $2,250,000 in exchange for 17,307,693 shares of restricted common stock.

On July 31, 2012, we closed the acquisition of the environmental field of use for our Spectral Pattern Matching technology from Javelin LLC. The Company acquired the Visualant-related assets of Javelin for (i) 1,250,000 shares of our common stock at closing valued at $0.13 per share, the market price during the negotiation of this agreement; and (ii)  $100,000, with $20,000 payable at closing and $80,000 to be paid in four equal installments over a period of eight months (this amount was subsequently paid).

On September 6, 2012, we signed a Settlement and Release Agreement with Bradley Sparks, our former CEO and director and a cousin of Ronald P. Erickson. This agreement required (i) payment of $50,750 (subsequently paid) and issuance of 513,696 shares of our common stock for full payment on a note and related accrued interest of $66,780; (ii) payment of $39,635 to Mr. Sparks for a note, accrued interest and other liabilities (subsequently paid); and (iii) issuance of 4,000,000 restricted shares of our common stock to Mr. Spark for unpaid compensation in the amount of $721,333. The above is full settlement of all outstanding liabilities due to Mr. Sparks.

On September 18, 2012, we issued 500,000 shares of restricted common stock to NVPR, LLC for public relation services.  The shares were valued at $0.13 per share.  The shares do not have registration rights.

On September 28, 2012 we issued 250,000 shares of restricted common stock to Clayton McMeekin for investor relation services. The shares were valued at $0.13 per share.  The shares do not have registration rights.

During the three months ended September 30, 2012, we issued a total of 1,671,370 shares of our common stock to Gemini Master Fund Ltd. upon conversion of $75,000 of the convertible debentures and interest of $8,568, at an average price per share of $0.05, pursuant to a Securities Purchase Agreement dated May 19, 2011.

As of September 30, 2012, we issued a total of 3,373,425 shares of our common stock to Ascendiant Capital Partners LLC upon conversion of $150,000 of the convertible debentures and interest of $18,671 pursuant to a Securities Purchase Agreement dated May 19, 2011.

As of September 30, 2012, we issued a total of 990,400 shares to Ascendiant for cash of $103,486 pursuant to a Securities Purchase Agreement dated June 17, 2011.

Year Ending September 30, 2013

On October 8, 2012, November 28, 2012 and January 24, 2013, we issued 3,460,822 shares of our common stock to Ascendiant upon conversion of $150,000 of the convertible debentures and interest of $23,041 pursuant to a Securities Purchase Agreement dated May 19, 2011.

As of October 17, 2012, we issued to Ascendiant 993,049 shares for cash of $100,000 pursuant to a Securities Purchase Agreement dated June 17, 2011.

On October 26, 2012 we issued 150,000 shares of restricted common stock to Manna Advisory Services, LLC for investor relation services.

On January 24 and 28, 2013, Gemini converted $600,000 of principal and $101,589 of accrued interest into 14,031,781 shares of common stock pursuant to a Securities Purchase Agreement dated May 19, 2011.

On February 11, 2013, we entered into a Consulting Services Agreement with Integrated Consulting Services for strategic advice on our product roadmap. We issued a warrant for the purchase of 250,000 shares of our common stock.  The warrants are exercisable at $0.13 per share and expire February 10, 2016. Pursuant to the Consulting Services Agreement, we issued an additional warrant for the purchase of 250,000 shares of our common stock on August 12, 2013.  The warrants are exercisable at $0.13 per share and expire August 10, 2016.  The warrants do not have piggyback registration rights.

On February 13, 2013, we issued 150,000 shares of restricted common stock to Manna Advisory Services, LLC, for investor relation services.

On February 13, 2013, we issued 150,000 shares of restricted common stock to David Markowski for services related to the acquisition of TransTech.

On February 13, 2013, we issued 2,000,000 shares of restricted common stock to two employees and two directors for services during 2012.

On March 1, 2013, we issued 50,000 shares of restricted common stock to Manna Advisory Services, LLC, for investor relation services.

On April 26, 2013, we issued a total of 4,565,068 shares of common stock to Ascendiant as a result of Ascendiant’s cashless exercise of a warrant.   On January 23, 2013, we agreed to repurchase the Ascendiant Warrant for a purchase price of $300,000, payment of which was due by March 31, 2013; however, we did not complete that purchase, thereby enabling Ascendiant to exercise the Ascendiant Warrant on April 26, 2013.

We entered into an Option Agreement with Ascendiant dated April 26, 2013, pursuant to which we had the option to purchase from Ascendiant 4,000,000 shares of our common stock for an aggregate purchase price of $300,000.  On May 31, 2013, the Company exercised its option to purchase the 4,000,000 options from Ascendiant and paid to Ascendiant the $300,000 purchase price.  Ascendiant delivered only 2,284,525 of the 4,000,000 options purchased by the Company and had failed to deliver the remaining 1,715,475 options. The remaining 1,715,475 options Shares were delivered to us on September 27, 2013.

On April 30, 2013, we issued 120,000 shares of restricted common stock to David Markowski for services related to the acquisition of TransTech.

On June 10, 2013, we entered into a Purchase Agreement, Warrants and Registration Rights Agreement with Special Situations and forty other accredited investors pursuant to which we issued 52,300,000 shares of common stock at $0.10 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of the transaction which closed June 14, 2013, we issued to the investors (i) five year Series A Warrants to purchase a total of 52,300,000 shares of common stock at $0.15 per share; and (ii) five year Series B Warrants to purchase a total of 52,300,000 shares of common stock at $0.20 per share.

We also issued 5,230,000 placement agent warrants exercisable at $0.10 per share to GVC Capital, with an obligation to issue up to 5,230,000 additional placement agent warrants exercisable at $0.15 per share.  The placement agent warrants shall issue only upon the exercise of the Series A Warrants by the investors, and are issuable ratably based upon the number of Warrants exercised by the investors.  The placement agent warrants have a term of five years from the date of closing of the transaction.

On September 4, 2013, we issued 300,000 shares to the Liolios Group related to public relation services.   The shares have “piggyback” registration rights. In addition, we issued a warrant for 200,000 shares of common stock to Liolios related to public relation services. The warrants vested on September 4, 2013, are exercisable at $.20 per share expire on September 3, 2016. The warrant has “piggyback” registration rights.

We issued a warrant to Genesis Select Corporation related to a Strategic Consulting Services Agreement dated September 15, 2013 for 200,000 shares of common stock. The warrants vested on September 15, 2013, are exercisable at $.20 per share and expire on September 14, 2016. The warrant does not have piggyback registration rights.

We issued a warrant to Jason Eichenholz on September 18, 2013 related to a Technical Advisor Agreement dated July 18, 2013 for 500,000 shares of common stock. The warrants vested on September 18, 2013, are exercisable at $.20 per share and expire on September 17, 2016. The warrant does not have piggyback registration rights.

Year Ending September 30, 2014

On April 2, 2014, the Company issued a warrant to purchase 1,000,000 shares of common stock to Thomas Furness, a supplier, at an exercise price of $0.20 per share. The Warrant expires on April 1, 2019.

On April 2, 2014, we issued a warrant to purchase 200,000 shares of common stock to Delacore LLC, a supplier, at an exercise price of $0.20 per share. The Warrant expires on April 1, 2017.

On May 15, 2014, we issued 1,600,000 shares of common stock to White Oak Capital LLC related to a conversion under a 7% Convertible Debenture. The shares were valued at $160,000, or $0.10 per share.

On June 11, 2014, we issued a warrant to purchase 500,000 shares of common stock to Designsense Ltd, a supplier, at an exercise price of $0.20 per share. The Warrant expires on June 10, 2017.

On June 11, 2014, we issued a warrant to purchase 250,000 shares of common stock to Alan Tompkins, a supplier, at an exercise price of $0.20 per share. The Warrant expires on June 10, 2017.

On June 12, 2014, we issued 300,000 shares of common stock to Dynasty Wealth, Inc. related to Financial Public Relations Group dated June 9, 2014. The shares have “piggyback” registration rights. In addition, we issued a warrant for 200,000 shares of common stock to Dynasty. The warrants vested on June 12, 2014, are exercisable at $.20 per share expire on September 3, 2016.

On August 27, 2014, we entered into an Addendum to a Financial Consultant Agreement or Agreement with D. Weckstein and Co, Inc. for financial consulting and investment banking services. Under the Addendum, Weckstein was awarded 1,000,000 shares of our common stock on August 27, 2014. The shares were valued at $0.20 per share by the parties.

Period Subsequent to September 30, 2014

On December 14, 2014, we entered into an Advisory Agreement with Lester Garfinkel for financial consulting services. Under the Advisory Agreement, Mr. Garfinkel was awarded 25,000 shares of our common stock.

Subsequent to September 30, 2014, we sold 3,500,000 Series A Preferred Stock to two investors totaling $350,000 that is convertible into 3,500,000 shares of common stock at $0.10 over the next five years.  The Series A Preferred Stock has voting rights and may not be redeemed without the consent of the holder. The Company also issued (i) a Series C five-year Warrant for 3,500,000 shares of common stock at an exercise price of $0.20 per share, which is callable at $0.40 per share; and (ii) ) a Series D five-year Warrant for 3,500,000 shares of common stock at an exercise price of $0.30 per share, which is callable at $0.60 per share. The Series A Preferred Stock and Series C and D Warrants have registration rights upon the closing of this offering.

On January 23, 2015, we issued 1,350,000 shares of restricted common stock to seven employees and directors for services during 2014. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.10 per share, the market price of our common stock.

On February 23, 2015, we issued 254,990 shares of common stock to NVPR LLC related to a conversion under a 7% Convertible Debenture.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act  of 1933 and will be governed by the final adjudication of such issue.

(5)        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on April 24, 2015.

VISUALANT, INCORPORATED

By:	/s/ Ronald P. Erickson
Ronald P. Erickson Chairman of the Board, Chief Executive Officer and President

Each person whose signature appears below hereby constitutes and appoints Ronald P. Erickson or Mark Scott, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462 (b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed on this 24th day of April, 2015 by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Ronald P. Erickson	Chairman of the Board, Chief Executive Officer, President and Director	April 24, 2015.
Ronald P. Erickson	(Principal Executive Officer)

/s/ Mark E. Scott	Chief Financial Officer and Secretary	April 24, 2015.
Mark Scott	(Principal Financial/Accounting Officer)

/s/ Jon Pepper	Director	April 24, 2015.
Jon Pepper

/s/ Ichiro Takesako	Director	April 24, 2015.
Ichiro Takesako

Exhibit Index

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Articles of Incorporation dated December 28, 2012 (incorporated by reference to the Company’s Current Report on Form 8-K/A, filed September 10, 2013)

3.2	Certificate and Amendment to Articles of Incorporation dated August 12, 2013 (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 14, 2013)

3.3	Certificate of Designation, Preferences and Rights for the Company’s Series A Convertible Preferred Stock

3.4	Amended and Restated Bylaws (incorporated by reference to the Company’s Form 8-K, filed August 17, 2012)

4.1	2011 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A, filed January 31, 2011)

5.1	Opinion of Fifth Avenue Law Group, PLLC.*

10.1
Financial Consulting Agreement effective October 5, 2011 by and between Visualant, Incorporated and D. Weckstein & Co. Inc. (incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed August 16, 2013)

10.2
License Agreement dated May 31, 2012 by and between Visualant, Incorporated and Sumitomo Precision Products Co., Ltd. (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 4, 2012)

10.3
Joint Research and Product Development Agreement dated May 31, 2012 by and between Visualant, Incorporated and Sumitomo Precision Products Co. (incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed October 7, 2013)

10.4	Lease dated July 11, 2012 by and between Visualant, Inc. and Harbor Properties Inc. (incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed September 16, 2013)

10.5	Job Offer Letter dated August 9, 2012 by and between Visualant, Inc. and Todd Sames (filed herewith)

10.6
Settlement and Release Agreement dated September 6, 2012 by and between Visualant, Incorporated and Bradley E. Sparks (incorporated by reference to the Company’s Current Report on Form 8-K, filed September 11, 2012)

10.7
Amendment to Joint Research and Product Development Agreement dated March 29, 2013 by and between Visualant, Incorporated and Sumitomo Precision Products Co. (incorporated by reference to the Company’s Registration Statement on Form S1/A, filed September 16, 2013)

10.8
Stock Purchase Agreement dated May 31, 2012 by and between Visualant, Incorporated and Sumitomo Precision Products Co., Ltd. (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 4, 2012)

10.9	Form of Purchase Agreement by and between Visualant, Incorporated and investors (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 18, 2013)

10.10	Form of Series A and Series B Warrant by and between Visualant, Incorporated and investors (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 18, 2013)

10.11	Form of Registration Rights Agreement by and between Visualant, Incorporated and investors (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 18, 2013)

10.12	Security Agreement dated June 12, 2013 by and between Visualant, Incorporated and BFI Business Finance (incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed August 15, 2013)

10.13
General Continuing Guaranty dated June 12, 2013 by and between TransTech Systems Inc., Visualant, Incorporated and BFI Business Finance (incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed October 7, 2013)

10.14
Third Modification to Loan and Security Agreement dated June 12, 2013 by and between TransTech Systems Inc. and BFI Business Finance (incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed October 7, 2013)

10.15
General Continuing Guaranty dated June 12, 2013 by and between TransTech Systems Inc., Visualant, Incorporated and BFI Business Finance (incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed October 7, 2013)

10.16	Amendment No. 1 to Lease dated June 14, 2013 by and between Visualant, Inc. and Logan Building (incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed August 16, 2013)

10.17	Form of Placement Agent Warrant by and between Visualant, Incorporated and placement agents (incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed October 7, 2013)

10.18
Warrant to Purchase Common Stock dated November 11, 2013 by and between Visualant, Incorporated and Invention Development Management Company, L.L.C. (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 21, 2013)

10.19
Services and License Agreement dated November 11, 2013 by and between Visualant, Incorporated and Invention Development Management Company, L.L.C (incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed January 24, 2014)

10.20	Demand Promissory Note dated January 10, 2014 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed January 15, 2014)

10.21	Secured Promissory Note dated March 19, 2014 by and between TransTech System, Inc. and BFI Finance (incorporated by reference to the Company’s Quarterly Report Form 10-Q, filed May 14, 2014)

10.22	Letter Agreement dated March 19, 2014 by and between TransTech System, Inc. and BFI Finance (incorporated by reference to the Company’s Quarterly Report Form 10-Q, filed May 14, 2014)

10.23	Demand Promissory Note dated March 31, 2014 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed April 3, 2014)

10.24
Amendment to Demand Promissory Note dated March 31, 2014 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed April 3, 2014)

10.24
Financial Public Relations Agreement dated June 9, 2014 by and between Visualant, Incorporated and Dynasty Wealth, Inc. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed August 14, 2014)

10.26
Second Amendment to Office Lease dated June 18, 2014 by and between Visualant, Incorporated and Logan Building LLC (incorporated by reference to the Company’s Annual Report on Form 10-K, filed January 13, 2015)

10.27
Demand Promissory Note dated July 17, 2014 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed July 18, 2014, and incorporated by reference.

10.28
Amendment to Demand Promissory Note dated July 17, 2014 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed July 18, 2014)

10.29
Amendment 2 to Demand Promissory Note dated July 17, 2014 by and between Visualant, Incorporated and J3E2A2Z LP(incorporated by reference to the Company’s Current Report on Form 8-K, filed July 18, 2014)

10.30
Addendum to Letter dated August 27, 2014 by and between Visualant, Incorporated and D. Weckstein Co., Inc. (incorporated by reference to the Company’s Annual Report on Form 10-K, filed January 13, 2015)

10.31
Amendment to Services and License Agreement dated November 18, 2014 by and between Visualant, Inc. and Invention Development Management Company, LLC (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 25, 2014)

10.32
Third Amendment to Office Lease dated December 18, 2014 by and between Visualant, Incorporated and Logan Building LLC (incorporated by reference to the Company’s Annual Report on Form 10-K, filed January 13, 2015)

10.33
Amendment to Demand Promissory Note dated December 31, 2014 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed January 2, 2015)

10.34
Amendment 2 to Demand Promissory Note dated December 31, 2014 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed January 2, 2015)

10.35
Amendment 3 to Demand Promissory Note dated December 31, 2014 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed January 2, 2015)

10.36	Form of Purchase Agreement related to Series A Preferred Stock offering by and between Visualant, Incorporated and investors (filed herewith)

10.37	Form of Series C Warrant between Visualant, Incorporated and investors (filed herewith)

10.38	Form of Series D Warrant between Visualant, Incorporated and investors (filed herewith)

10.39	Form of Registration Rights Agreement related to preferred stock by and between Visualant, Incorporated and investors (filed herewith).

10.40	Amendment 2 to Demand Promissory Note dated March 31, 2015 by and between Visualant, Inc. and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed April 3, 2015)

10.41	Amendment 3 to Demand Promissory Note dated March 31, 2015 by and between Visualant, Inc. and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed April 3, 2015)

10.42	Amendment 4 to Demand Promissory Note dated March 31, 2015 by and between Visualant, Inc. and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed April 3, 2015)

14.1	Code of Conduct and Ethics dated November 30, 2012 (incorporated by reference to the Company’s Current Report on Form 8-K, filed January 3, 2013)

21.1	Subsidiaries of the Registrant (incorporated by reference to the Company’s Annual Report on Form 10-K, filed January 13, 2015)

23.1	Consent of PMB Helin Donovan LLP, independent registered public accounting firm (filed herewith)

23.2	Consent of Fifth Avenue Law Group, PLLC (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1(a)	Consent of Donald Schlosser, Director Nominee (filed herewith)

99.1(b)	Consent of Timothy Londergan, PhD, Director Nominee (filed herewith)

* To be filed by amendment.